    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 4, 1997
                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                            LAROCHE INDUSTRIES INC.
             (Exact Name of Registrant as Specified in its Charter)

            DELAWARE                            5169                           13-3341472
    (State of incorporation)        (Primary Standard Industrial            (I.R.S. Employer
                                    Classification Code Number)           Identification No.)

                         1100 JOHNSON FERRY ROAD, N.E.
                             ATLANTA, GEORGIA 30342
                                 (404) 851-0300
              (Address, including zip code, and telephone number,
       including area code, of registrants' principal executive offices)

                             ---------------------

                               HAROLD W. INGALLS
                            1100 JOHNSON FERRY ROAD
                             ATLANTA, GEORGIA 30342
                                 (404) 851-0300
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ---------------------

                                   Copies to:
                              B. LYNN WALSH, ESQ.
                            DANIEL O. KENNEDY, ESQ.
                               HUNTON & WILLIAMS
                               NATIONSBANK PLAZA
                                   SUITE 4100
                            600 PEACHTREE ST., N.E.
                             ATLANTA, GA 30308-2216
                                 (404) 888-4000
                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                             PROPOSED             PROPOSED
        TITLE OF EACH CLASS               AMOUNT              MAXIMUM              MAXIMUM
           OF SECURITIES                   TO BE          OFFERING PRICE          AGGREGATE            AMOUNT OF
         TO BE REGISTERED               REGISTERED          PER NOTE(1)       OFFERING PRICE(1)    REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
9 1/2% Senior Subordinated Notes
  due 2007, Series B...............    $175,000,000           99.552%           $174,216,000          $52,792.72
=====================================================================================================================

(1) Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date under Section 8 of the Securities Act of 1933. The Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                             CROSS REFERENCE TABLE
                  (PURSUANT TO ITEM 501(B) OF REGULATION S-K)

            FORM S-4 ITEM NUMBER AND CAPTION                     LOCATION OR PROSPECTUS CAPTION
            --------------------------------                     ------------------------------
 1.  Forepart of Registration Statement and Outside
       Front Cover Page of Prospectus...................  Outside Front Cover Page
 2.  Inside Front and Outside Back Cover Page of
       Prospectus.......................................  Inside Front Cover Page; Outside Back Cover
                                                            Page
 3.  Risk Factors, Ratio of Earnings to Fixed Charges
       and Other Information............................  Prospectus Summary; Risk Factors; Selected
                                                            Historical Consolidated Financial
                                                            Information
 4.  Terms of Transaction...............................  Prospectus Summary; The Exchange Offer;
                                                            Certain Federal Income Tax Consequences;
                                                            Description of the Exchange Notes
 5.  Pro Forma Financial Information....................  Not Applicable
 6.  Material Contracts with the Company Being
       Acquired.........................................  Not Applicable
 7.  Additional Information Required for Reoffering by
       Persons and Parties Deemed to be Underwriters....  Not Applicable
 8.  Interests of Named Experts and Counsel.............  Not Applicable
 9.  Disclosure of Commission Position on
       Indemnification for Securities Act Liabilities...  Management
10.  Information with Respect to S-3 Registrants........  Not Applicable
11.  Incorporation of Certain Information by
       Reference........................................  Not Applicable
12.  Information with Respect to S-2 or S-3
       Registrants......................................  Not Applicable
13.  Incorporation of Certain Information by
       Reference........................................  Not Applicable
14.  Information with Respect to Registrants Other Than
       S-3 or S-2 Registrants...........................  Business; Management; Financial Statements;
                                                            Selected Historical Consolidated Financial
                                                            Information; Management's Discussion and
                                                            Analysis of Financial Condition and Results
                                                            of Operation
15.  Information with Respect to S-3 Companies..........  Not Applicable
16.  Information with Respect to S-2 or S-3 Companies...  Not Applicable
17.  Information with Respect to Companies Other Than
       S-3 or S-2 Companies.............................  Not Applicable
18.  Information if Proxies, Consents or Authorizations
       are to be Solicited..............................  Not Applicable
19.  Information if Proxies, Consents or Authorizations
       are not to be Solicited in an Exchange Offer.....  Prospectus Summary; Management; Security
                                                            Ownership of Certain Beneficial Owners and
                                                            Management; Certain Relationships and
                                                            Related Transactions

PROSPECTUS
DECEMBER   , 1997

                            LAROCHE INDUSTRIES INC.
     OFFER TO EXCHANGE 9 1/2% SENIOR SUBORDINATED NOTES DUE 2007, SERIES B
                              FOR ALL OUTSTANDING
                   9 1/2% SENIOR SUBORDINATED NOTES DUE 2007

     THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
DECEMBER    , 1997, UNLESS EXTENDED.

     LaRoche Industries Inc., a Delaware corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 9 1/2% Senior Subordinated Notes due 2007, Series B (the "Exchange Notes"), registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this prospectus is a part, for each $1,000 principal amount of its outstanding 9 1/2% Senior Subordinated Notes due 2007 (the "Old Notes"), of which $175 million principal amount is outstanding. The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that (i) the Exchange Notes will bear a Series B designation,
(ii) the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (iii) holders of the Exchange Notes will not be entitled to certain rights of holders of Old Notes under the Registration Rights Agreement (as defined herein). The Old Notes and the Exchange Notes are referred to herein collectively as the "Notes." The Exchange Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture dated as of September 23, 1997 (the "Indenture") by and between the Company and State Street Bank and Trust Company (the "Trustee"), as trustee, governing the Notes. See "The Exchange Offer" and "Description of the Exchange Notes."

     The Company will accept for exchange any and all Old Notes validly tendered
and not withdrawn prior to 5:00 p.m., New York City time on December   , 1997,
unless extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer."

     The Old Notes were sold by the Company on September 23, 1997 to Chase Securities Inc. and Donaldson, Lufkin & Jenrette Securities Corporation (the "Initial Purchasers") in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act (the "Initial Offering"). The Initial Purchasers subsequently placed the Old Notes with qualified institutional buyers in reliance upon Rule 144A under the Securities Act ("Rule 144A"). Accordingly, the Old Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company under the Exchange and Registration Rights Agreement between the Company and the Initial Purchasers in connection with the Initial Offering (the "Registration Rights Agreement"). See "The Exchange Offer."

     Interest on the Notes will accrue from their date of original issuance and will be payable semi-annually in arrears on March 15 and September 15 of each year, commencing March 15, 1998, at the rate of 9 1/2% per annum. The Notes will be redeemable, in whole or in part, at the option of the Company on or after September 15, 2002, at the redemption prices set forth herein plus accrued and unpaid interest to the date of redemption. In addition, at any time and from time to time prior to September 15, 2000, the Company may, at its option, redeem up to 33 1/3% of the initial aggregate principal amount of Notes with the net proceeds of one or more Public Equity Offerings (as defined herein) by the Company, at a redemption price equal to 109.5% of the principal amount thereof plus accrued and unpaid interest to the date of redemption; provided, however, that after giving effect to any such redemption, at least 66 2/3% of the aggregate principal amount of the Notes originally issued remains outstanding. Upon a Change in Control (as defined herein), the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. In addition, the Company will be obligated to offer to repurchase the Notes at 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase in the event of certain Asset Sales (as defined herein). See "Description of the Exchange Notes."

     The Notes will be general unsecured senior subordinated obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company. The Notes will rank pari passu in right of payment with any future Senior Subordinated Indebtedness (as defined herein) of the Company and will rank senior in right of payment to all Subordinated Indebtedness (as defined herein) of the Company. As of August 31, 1997, after giving pro forma effect to the Refinancing, including the issuance of the Old Notes and the application of the net proceeds therefrom, the aggregate principal amount of the Company's outstanding Senior Indebtedness would have been approximately $5.3 million (excluding unused commitments) and the Company would have had no Senior Subordinated Indebtedness outstanding other than the Notes and approximately $900,000 of outstanding 13% Notes (as defined herein). See "Description of the Exchange Notes -- Ranking."

     SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Based upon interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in certain no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. See "The Exchange Offer -- Resale of the Exchange Notes." Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. Each broker-dealer (a "Participating Broker-Dealer") that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within" the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented form time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 195 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

     The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to bear the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer. Holders of Old Notes not tendered and accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. See "The Exchange Offer."

     There has not previously been any public market for the Old Notes or the Exchange Notes. The Company does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. See "Risk Factors -- Absence of a Public Market Could Adversely Affect the Value of Exchange Notes." Moreover, to the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SUBSIDIARY GUARANTORS. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY EXCHANGE MADE HEREUNDER, SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

     UNTIL            , 1997 (90 DAYS AFTER COMMENCEMENT OF THE EXCHANGE OFFER),
ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

     THE EXCHANGE NOTES WILL BE AVAILABLE INITIALLY ONLY IN BOOK-ENTRY FORM. EXCEPT AS DESCRIBED UNDER "BOOK-ENTRY; DELIVERY AND FORM", THE COMPANY EXPECTS THAT THE EXCHANGE NOTES ISSUED PURSUANT TO THE EXCHANGE OFFER WILL BE REPRESENTED BY A GLOBAL NOTE (AS DEFINED HEREIN), WHICH WILL BE DEPOSITED WITH, OR ON BEHALF OF, THE DEPOSITORY TRUST COM-

PANY ("DTC") AND REGISTERED IN ITS NAME OR IN THE NAME OF CEDE & CO., ITS NOMINEE. BENEFICIAL INTERESTS IN THE GLOBAL NOTE REPRESENTING THE EXCHANGE NOTES WILL BE SHOWN ON, AND TRANSFERS THEREOF WILL BE EFFECTED THROUGH, RECORDS MAINTAINED BY DTC AND ITS PARTICIPANTS. AFTER THE INITIAL ISSUANCE OF THE GLOBAL NOTE, NOTES IN CERTIFICATED FORM WILL BE ISSUED IN EXCHANGE FOR THE GLOBAL NOTE ONLY UNDER LIMITED CIRCUMSTANCES AS SET FORTH IN THE INDENTURE. SEE "BOOK-ENTRY; DELIVERY AND FORM."

     PROSPECTIVE INVESTORS IN THE EXCHANGE NOTES ARE NOT TO CONSTRUE THE CONTENTS OF THIS PROSPECTUS AS INVESTMENT, LEGAL OR TAX ADVICE. EACH INVESTOR SHOULD CONSULT ITS OWN COUNSEL, ACCOUNTANT AND OTHER ADVISORS AS TO LEGAL, TAX, BUSINESS, FINANCIAL AND RELATED ASPECTS OF THE EXCHANGE NOTES. THE COMPANY DOES NOT MAKE ANY REPRESENTATION TO ANY PROSPECTIVE INVESTOR IN THE EXCHANGE NOTES REGARDING THE LEGALITY OF AN INVESTMENT THEREIN BY SUCH PERSON UNDER APPROPRIATE LEGAL INVESTMENT OR SIMILAR LAWS.

     MARKET DATA USED THROUGHOUT THIS PROSPECTUS WAS OBTAINED THROUGH COMPANY RESEARCH, SURVEYS OR STUDIES PURCHASED BY THE COMPANY AND CONDUCTED BY THIRD PARTIES AND FROM INDUSTRY OR GENERAL PUBLICATIONS. THE COMPANY HAS NOT INDEPENDENTLY VERIFIED MARKET DATA PROVIDED BY THIRD PARTIES OR INDUSTRY OR GENERAL PUBLICATIONS. SIMILARLY, INTERNAL COMPANY SURVEYS, WHILE BELIEVED BY THE COMPANY TO BE RELIABLE, HAVE NOT BEEN VERIFIED BY ANY INDEPENDENT SOURCES.

                           FORWARD LOOKING STATEMENTS

     THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS AS DESCRIBED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF THE COMPANY, INCLUDING STATEMENTS UNDER THE CAPTIONS "SUMMARY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS." ALL OF THESE FORWARD LOOKING STATEMENTS ARE BASED ON ESTIMATES AND ASSUMPTIONS MADE BY MANAGEMENT OF THE COMPANY WHICH, ALTHOUGH BELIEVED TO BE REASONABLE, ARE INHERENTLY UNCERTAIN. THEREFORE, UNDUE RELIANCE SHOULD NOT BE PLACED UPON SUCH ESTIMATES AND STATEMENTS. NO ASSURANCE CAN BE GIVEN THAT ANY OF SUCH ESTIMATES OR STATEMENTS WILL BE REALIZED AND IT IS LIKELY THAT ACTUAL RESULTS WILL DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE: (1) INCREASED COMPETITION; (2) INCREASED COSTS; (3) LOSS OR RETIREMENT OF KEY MEMBERS OF MANAGEMENT; (4) INCREASES IN THE COMPANY'S COST OF BORROWINGS OR INABILITY OR UNAVAILABILITY OF ADDITIONAL DEBT OR EQUITY CAPITAL; (5) SIGNIFICANT INDEBTEDNESS OF THE COMPANY FOLLOWING THE REFINANCING; (6) ADVERSE STATE OR FEDERAL LEGISLATION OR REGULATION OR ADVERSE DETERMINATIONS BY REGULATORS; (7) CHANGES IN GENERAL ECONOMIC CONDITIONS IN THE MARKETS IN WHICH THE COMPANY MAY, FROM TIME TO TIME, COMPETE; (8) THE SUCCESSFUL INTEGRATION OF THE BUSINESS AND OPERATIONS OF THE JOINT VENTURE COMPANY AND THE CHLOR-ALKALI JOINT VENTURE TRANSACTIONS INTO THE COMPANY'S OPERATIONS AND (9) OTHER FACTORS REFERENCED IN THIS PROSPECTUS. MANY OF SUCH FACTORS WILL BE BEYOND THE CONTROL OF THE COMPANY AND ITS MANAGEMENT. FOR FURTHER INFORMATION OR OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF THE COMPANY AND SUCH FORWARD LOOKING STATEMENTS, SEE "RISK FACTORS."

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Commission. The Company has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to the Company and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Exchange Offer Registration Statement, including the exhibits thereto, and periodic reports and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.com.

     In addition, the Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any Notes remain outstanding, it will furnish to the holders of the Notes and, to the extent permitted by applicable law or regulation, file with the Commission all quarterly and annual financial information that would be required to be filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act or any successor provision thereto. In addition, for so long as any of the Notes remain outstanding and prior to the occurrence of certain events, the Company has agreed to make available to any record holder, in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM PHILIP P. GURA, ESQ., EXECUTIVE DIRECTOR OF LEGAL AFFAIRS, LAROCHE INDUSTRIES INC., 1100 JOHNSON FERRY ROAD, ATLANTA, GEORGIA 30342. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY
            , 1997 (FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE).

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed with the Commission pursuant to the Exchange Act are incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1997.

          2. The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended May 31, 1997 and August 31, 1997.

          3. The Company's Current Report on Form 8-K dated November 3, 1997.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the Expiration Date shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of his Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, and the related notes thereto, included elsewhere in this Prospectus. As used in this Prospectus, unless the context otherwise requires, the term "Company" includes LaRoche Industries Inc. and all of its subsidiaries and their respective predecessors and subsidiaries. Certain terms used herein are defined in "Business Glossary."

                                  THE COMPANY

     LaRoche Industries Inc. is a major domestic diversified producer and distributor of inorganic chemicals. The Company's products are divided into three business segments: Nitrogen Products, Electrochemical Products and Alumna Chemicals. The Company produces and distributes various Nitrogen Products, including nitrogen-based fertilizers essential for crop growth and nitrogen-based blasting agents for industrial explosives. In Electrochemical Products, the Company is a merchant producer and marketer of chlor-alkali chemicals, which are fundamental building blocks for products used in the construction, pulp and paper, water treatment, detergent, pesticide and pharmaceutical industries. The Company also produces Alumina Chemicals, which are used in a variety of catalyst and adsorbent applications, including environmental protection and abatement processes.

     The Company was formed in a 1986 management buyout of the nitrogen, mixed fertilizers and retail business operations of United States Steel Corporation ("USX") followed by a 1988 acquisition of certain chemical production operations of Kaiser Aluminum & Chemical Corporation ("Kaiser"). The Company has assembled and is continuing to develop a platform of three core businesses upon which it believes it can realize long term growth and improved profitability. The Company intends to achieve these objectives primarily through capital expenditures to improve and expand existing facilities, new product development and strategic acquisitions of attractively priced assets in the Company's core business segments. Management believes the Company benefits from the sale of diversified products with relatively independent business cycles and distinct markets. For the fiscal year ended February 28, 1997, the Company had consolidated net sales of $379.3 million and EBITDA (as defined herein) of $39.1 million.

NITROGEN PRODUCTS

     The Company's Nitrogen Products consist of three product lines: (i) ammonium nitrate and nitrogen solution fertilizers; (ii) blasting-grade ammonium nitrate; and (iii) industrial anhydrous and aqua ammonia. The Company's two primary nitrogen-based fertilizers are high density ammonium nitrate ("HDAN") and urea-ammonium nitrate solution ("UAN solution"). The Company has total HDAN production capacity of 280,000 tons per annum ("p.a.") at its Cherokee, Alabama and Crystal City, Missouri facilities and UAN solution capacity of 250,000 tons p.a. at its Cherokee facility. The Company believes it is the second largest North American supplier of HDAN with approximately 11% of industry capacity. The Company also manufactures blasting-grade low density ammonium nitrate ("LDAN") and 83% ammonium nitrate solution ("83% Solution") used by the coal mining, metal mining and quarry industries. The Company has total LDAN capacity of 440,000 tons p.a. at its Crystal City, Seneca, Illinois and Geneva, Utah facilities. The Company believes it is the fourth largest North American supplier of LDAN to the blasting products market, representing approximately 16% of industry capacity. The Company also believes it is the largest merchant distributor in the United States of premium grade anhydrous and aqua ammonia used for water treatment and for the manufacture of other chemical products. For fiscal year 1997, Nitrogen Products accounted for $242.4 million of net sales (63.9% of Company total) and $26.4 million of EBITDA before unallocated corporate expenses (59.0% of Company total).

     The Company believes it has achieved its leading market positions through the development of an extensive system of production and distribution facilities which are located close to their target markets, often in areas where competitors do not have local operations. Accordingly, due to the high costs associated with the transportation of certain nitrogen products, the Company believes it has located its facilities where it enjoys a freight advantage over many other competitors. The Company has also maintained competitiveness through back-integration into ammonia, efficient management of natural gas feedstock costs and capacity expansions.

ELECTROCHEMICAL PRODUCTS

     The Company's Electrochemical Products consist primarily of chlorine and caustic soda (collectively referred to as "chlor-alkali") that are produced as co-products at its Gramercy, Louisiana facility. This facility has chlorine production capacity of 200,000 tons p.a. and caustic soda production capacity of 224,000 tons p.a. Chlorine is sold for a variety of uses, including the manufacture of polyvinyl chloride ("PVC"), household and industrial bleach and titanium dioxide, water treatment and various other end-uses. Caustic soda is sold to manufacturers of aluminum, organic and inorganic chemicals, detergents and petrochemicals, pulp and paper processors and water treatment facilities. For fiscal year 1997, Electrochemical Products accounted for $96.7 million of net sales (25.5% of Company total) and $14.3 million of EBITDA before unallocated corporate expenses (31.8% of Company total).

     The Company primarily competes in the Gulf Coast chlor-alkali market. Industry consultants estimate that approximately 70% of Gulf Coast chlorine capacity is used by integrated producers for captive consumption in the production of downstream products. As a result, despite accounting for only approximately 2.0% of overall Gulf Coast chlorine capacity, the Company's production capacity represents an approximate 7.5% share of the 2.7 million ton p.a. Gulf Coast merchant chlorine market. The Company has achieved this position by focusing on chlorine sales to downstream producers of PVC, rigid urethane foam and titanium dioxide that prefer not to deal with chlorine suppliers that also produce competing downstream products. The Company believes it has developed strong customer relationships by capitalizing upon its secure brine supply, low-cost on-site electric power and close customer proximity to consistently deliver a competitively priced product. Over 50% of the Company's chlorine and caustic soda sales are currently made to customers located within a 100-mile radius of the Gramercy facility.

     The Company also operates a fluorocarbon business at its Gramercy facility. Due to the federal government's mandated phaseout of chlorofluorocarbon ("CFC") production by the end of 1995, the Company has replaced, over the last three fiscal years, its CFC foam blowing agent product line with the next generation hydrochlorofluorocarbon ("HCFC") foam blowing agent, HCFC-141b. The Company has reduced its reliance on its CFC business, and on fluorocarbon products in general, with new products and more intensive development of markets and facilities for its existing product segments.

ALUMINA CHEMICALS

     The Company's Alumina Chemicals business, located at its Baton Rouge, Louisiana facility, includes specialty activated aluminas and Versal(R) gel aluminas. These specialty products are used as desiccants, adsorbents, catalysts and catalyst support systems. The Company believes it is the world's second largest producer of activated aluminas, with an estimated annual production capacity of 50 million pounds, and the world's second largest merchant producer of gel aluminas, with an estimated annual production capacity of 20 million pounds. The Company is also an equity investor in two joint ventures related to its specialty aluminas business. For fiscal year 1997, Alumina Chemicals accounted for $40.1 million of net sales (10.6% of Company total) and $4.1 million of EBITDA before unallocated corporate expenses (9.2% of Company total).

     In specialty aluminas, product performance provides the basis for competitive advantage and premium pricing. The Company believes it has developed technically-advanced high-performance custom products in cooperation with its customers, especially in its Versal(R) product line. The Company believes that these activities have enabled it to develop strong customer relationships which are expected to form the basis for continued product improvement and development.

BUSINESS STRATEGY

     The Company's goals are to achieve long-term growth and improved profitability while maintaining stringent criteria for safety, reliability, advanced technology and product quality. The Company's strategies include:

          Continue to Improve Existing Operations. Management believes that it can lower its cost of production and achieve greater manufacturing reliability through several identified capital expenditure projects. In Nitrogen Products, the Company is evaluating the expansion of ammonia production capacity at the Cherokee plant, which will provide further vertical integration of its raw material supply. In Electrochemical Products, in addition to the construction of improved electrical systems currently underway, additional caustic soda evaporation capacity and improved brine saturation capabilities projects are under consideration for the Gramercy facility. In Alumina Chemicals, debottlenecking, capacity expansions and cost reduction programs are being studied for the Baton Rouge facility. The estimated total cost of these and other identified capital expenditure projects under consideration is approximately $100.0 million over the next three to four years. Assuming that all of such projects are approved and implemented, the Company believes that these projects could, in the aggregate, contribute approximately $27.0 million to annual EBITDA. The Company's estimate of the potential contribution to EBITDA from these projects is based on various assumptions as to costs of raw materials, demand and prices for the Company's products and other matters, many of which are beyond the Company's control. There can be no assurances that any or all of the capital expenditure projects under consideration will be implemented or that the Company will achieve any or all of the anticipated operating efficiencies, increase in EBITDA, or other benefits from such expenditures.

          Focus On Product Quality and Customer Service. The Company is seeking to further improve the quality and performance of its products and the ability of the Company to consistently satisfy customer requirements through steps that include implementation of its internal quality initiative and completion of ISO-9000 certification. These steps, coupled with programs designed to improve product distribution, develop products cooperatively with the Company's customers and increase manufacturing flexibility, are intended to satisfy changing customer product demands and delivery requirements.

          Enhance Core Businesses through Strategic Acquisitions. The Company continually evaluates acquisition opportunities that would complement and expand its core businesses while increasing its market position and distribution strengths. The Company believes it is well-positioned to acquire low-cost commodity chemical assets in its core businesses from other large chemical companies, many of which have made strategic decisions to exit the commodity chemicals business and focus on downstream business lines that often will continue to require commodity chemical feedstocks. Management believes such assets often have been underutilized and offer significant potential for value enhancement when operated, maintained and developed by a focused commodity chemical producer, such as the Company.

          Improve Stability of Cash Flow. Management believes that the diverse array of the products offered, and distinct markets served by, the Company mitigate the impact of the cyclicality of any one product or market on the overall performance of the Company. In an effort to further increase its cash flow stability, the Company is engaging in: (i) active commodity hedging activities and vertical integration to help mitigate raw materials price risk; (ii) product development to expand value-added, less cyclical businesses such as Alumina Chemicals; and (iii) strategic acquisitions and business development to acquire or expand businesses which either are less cyclical, balance the seasonality of the Company's Nitrogen Products segment, or provide access to new geographic markets.

                           CHLOR-ALKALI JOINT VENTURE

     In October 1997, the Company purchased a 50% interest in the French chlor-alkali business of Rhone-Poulenc Chimie, S.A. ("RPC"), a subsidiary of Rhone-Poulenc, S.A. ("Rhone-Poulenc"), and entered into certain related arrangements with RPC (collectively, the "Chlor-alkali Joint Venture"). The Company, through its newly formed, wholly owned subsidiary, LII Europe S.A.R.L. ("LII Europe"), purchased a 50% stock interest (the "Initial Purchase") in ChlorAlp S.A.S., a subsidiary of RPC (the "Joint Venture Company"). The Initial Purchase price represented 42.5% of the agreed value of the Joint Venture Company, which is approximately 447 million French francs ("FRF") ($76.3 million), resulting in an initial investment by the Company of FRF 190 million ($32.4 million) excluding acquisition costs. The Company funded the Initial Purchase by drawing under the Term Loan (as defined herein).

     Prior to the closing date of the Initial Purchase (the "Closing Date"), RPC contributed to the Joint Venture Company a 265,000 ton p.a. chlor-alkali production facility located in Pont-de-Claix, France (the "PCL Facility"), as well as certain other related assets and liabilities. The Company believes that the Chlor-alkali Joint Venture will: (i) increase its international market share in chlorine and caustic soda; (ii) provide a significant entry point to the European chemical markets at an attractive initial investment cost; and (iii) produce operating efficiencies which may be derived from the operating similarities between the PCL Facility and the Company's Gramercy facility. In connection with the Chlor-alkali Joint Venture, the Joint Venture Company entered into market-priced long term contracts to sell to Rhone-Poulenc (or its affiliates) chlorine and caustic soda, the amounts of which historically have been approximately 65% of the PCL Facility's production output. Based on audited financial information provided by Rhone-Poulenc, in 1996, the PCL Facility generated net sales of approximately FRF 547.6 million, and based on unaudited financial information, it generated EBITDA of approximately FRF 100.0 million in 1996.

     Certain related agreements entered into in connection with Chlor-alkali Joint Venture provide each of the Company and RPC with the option to sell to the other its respective interest in the Joint Venture Company under certain circumstances. See "Business -- Chlor-alkali Joint Venture" and "Risk
Factors -- Risks Relating to Chlor-alkali Joint Venture."

                                THE REFINANCING

     In September 1997, the Company refinanced its outstanding indebtedness under its then-outstanding $100 million aggregate principal amount of 13% Senior Subordinated Notes due 2004 (the "13% Notes") by consummating the Initial Offering and the Tender Offer and the related Consent Solicitation (each as defined herein) pertaining to the 13% Notes, and using the net proceeds therefrom to repurchase approximately 99% of the 13% Notes and repay certain borrowings under the Revolving Credit Facility (as defined herein). In August 1997, the Company entered into a six year, $160.0 million senior secured credit facility (the "Credit Facility"), consisting of a $100.0 million revolving credit facility (the "Revolving Credit Facility") and a $60.0 million term loan, which was reduced to $35.0 million upon the closing of the Initial Offering (the "Term Loan"). The Revolving Credit Facility was amended in October 1997 to increase the maximum availability to $125.0 million. The Company used a portion of the Revolving Credit Facility to retire its previous credit facility, which retirement, together with the Initial Offering, the Tender Offer and the Consent Solicitation are collectively referred to herein as the "Refinancing." All of the Term Loan was drawn in October 1997 for purposes of closing the Chlor-alkali Joint Venture.

     In the Tender Offer and Consent Solicitation, the Company made a tender offer to purchase all of its 13% Notes for an amount in cash equal to $1,172.89 per $1,000 aggregate principal amount, plus accrued interest, which was based on the yield to the earliest redemption date for the 13% Notes, using a specific reference security, plus a fixed spread (the "Tender Offer"). The Company also solicited consents from tendering holders to amend the indenture under which the 13% Notes were issued (the "13% Note Indenture") to eliminate substantially all of the protective covenants contained therein (the "Consent Solicitation"), and paid a separate consent fee to holders who tendered their 13% Notes and delivered consents prior to the expiration of the Tender Offer. The Company received tenders of and consents relating to approximately 99% of the outstanding principal amount of the 13% Notes. All of the tendered 13% Notes were retired and the 13% Note Indenture was amended accordingly in September 1997.

     The principal executive offices of the Company are located at 1100 Johnson Ferry Rd., N.E., Atlanta, Georgia 30342, and the Company's telephone number is
(404) 851-0300.

                              THE INITIAL OFFERING

Notes......................  The Old Notes were sold by the Company on September
                             23, 1997 to the Initial Purchasers pursuant to a Purchase Agreement dated September 18, 1997 (the "Purchase Agreement"). The Initial Purchasers subsequently resold the Old Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

Registration Rights
  Agreement................  Pursuant to the Purchase Agreement, the Company,
                             and the Initial Purchasers entered into an Exchange and Registration Rights Agreement dated as of September 18, 1997 which grants the holder of the Old Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange and registration rights which terminate upon the consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

Securities Offered.........  $175,000,000 aggregate principal amount of 9 1/2%
                             Senior Subordinated Notes due 2007, Series B, of the Company.

The Exchange Offer.........  $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Old Notes. As of the date hereof, $175,000,000 aggregate principal amount of Old Notes are outstanding. The Company will issue the Exchange Notes to holders on or promptly after the Expiration Date.

                             Based on interpretations by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

                             Any Participating Broker-Dealer that acquired Old Notes for its own account as a result of market-making activities or other trading activities may be a statutory underwriter. Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 195 days after the Expiration Date, they will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

                             Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes could not rely on the position of the staff of the Commission enunciated in such no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

Expiration Date............  5:00 p.m., New York City time, on December   , 1997
                             unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Accrued Interest on the
  Exchange Notes and the
  Old Notes................  Each Exchange Note will bear interest from its issuance date. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the issuance date of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

Conditions to the Exchange
Offer......................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer -- Conditions."

Procedures for Tendering
Old Notes..................  Each holder of Old Notes wishing to accept the
                             Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof (or, in the case of a book-entry transfer, transmit an Agent's Message (as defined herein) in lieu thereof), in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile (or Agent's message), together with the Old Notes and any other required documentation to the Exchange Agent (as defined herein) at the address set forth herein. By executing the Letter of Transmittal (or transmitting an Agent's Message), each holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer" and "-- Procedures for Tendering."

Untendered Old Notes.......  Following the consummation of the Exchange Offer holders of Old Notes eligible to participate but who do not tender their Old Notes will not have any further exchange or registration rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accord-ingly, the liquidity of the market for such Old Notes could be adversely affected.

Consequences of Failure to
  Exchange.................  The Old Notes that are not exchanged pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act. See "The Exchange
                             Offer -- Consequences of Failure to Exchange."

Shelf Registration
  Statement................  If any holder of the Old Notes (other than any such holder which is an "affiliate" of the Company or a Guarantor within the meaning of Rule 405 under the Securities Act) is not eligible under applicable securities laws to participate in the Exchange Offer, and such holder has satisfied certain conditions relating to the provision of information to the Company for use therein, the Company has agreed to register the Old Notes on a shelf registration statement (the "Shelf Registration Statement") and to use their reasonable best efforts to cause it to be declared effective by the Commission as promptly as practical on or after the consummation of the Exchange Offer. The Company has agreed to maintain the effectiveness of the Shelf Registration Statement for, under certain circumstances, a maximum of two years, to cover resales of the Old Notes held by any such holders.

Special Procedures for
  Beneficial Owners........  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery
  Procedures...............  Holder of Old Notes who wish to tender their Old
                             Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes (or comply with the procedures for book-entry transfer), the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or transmit an Agent's Message in lieu thereof) prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights..........  Tenders may withdrawn at any time prior to 5:00
                             p.m., New York City time, on the Expiration Date.

Acceptance of Old Notes and
  Delivery of Exchange
  Notes....................  The Company will accept for exchange any and all
                             Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York

                             City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

Use of Proceeds............  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer.

Exchange Agent.............  State Street Bank and Trust Company

                               THE EXCHANGE NOTES

General....................  The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes (which they replace) except that (i) the Exchange Notes bear a Series B designation, (ii) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer is consummated. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer." The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture. See "Description of the Exchange Notes." The Old Notes and the Exchange Notes are referred to herein collectively as the "Notes."

Issuer.....................  LaRoche Industries Inc., a Delaware corporation.

Notes Offered..............  $175,000,000 aggregate principal amount of 9 1/2%
                             Senior Subordinated Notes due 2007, Series B.

Maturity Date..............  September 15, 2007.

Interest Payment Dates.....  March 15 and September 15 of each year, commencing on March 15, 1998.

Optional Redemption........  The Notes are redeemable at the option of the
                             Company, in whole or in part, at any time on or after September 15, 2002 at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, prior to September 15, 2000, the Company may, at its option, redeem up to 33 1/3% of the initial aggregate principal amount of Notes with the net proceeds of one or more Public Equity Offerings (as defined herein) at a redemption price equal to 109.5% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date; provided that, after giving effect thereto, at least 66 2/3% of the initial aggregate principal amount of Notes remains outstanding. See "Description of the Notes -- Optional Redemption."

Change of Control..........  Upon the occurrence of a Change of Control, each holder of Notes may require the Company to purchase all or a portion of such holder's Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. The Credit Facility prohibits the Company from repurchasing any Notes pursuant to a Change of Control Offer (as defined herein) prior to the repayment in full of the Senior Indebtedness under the Credit Facility. Therefore, if a Change of Control were to occur, there can be no assurance that the Company will have the financial resources or be permitted under the terms of its indebtedness to repurchase the Notes. If any Event of Default (as defined herein) occurs as a result thereof, the Trustee under the Indenture or holders of at least 25% in principal amount of the Notes then outstanding may declare the principal of and the accrued and unpaid interest on such Notes to be due and payable immediately. However, such repayment would be subject to certain subordination provisions in the Indenture. See "Risk Factors -- Limitation on Change of Control," "Description of the Notes -- Subordination," "-- Change of Control" and "-- Events of Default and Remedies."

Ranking....................  The Notes will be unsecured senior subordinated obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including Indebtedness of the Company under the Credit Facility. The Notes will rank pari passu with all senior subordinated Indebtedness of the Company and will rank senior to all other subordinated Indebtedness of the Company. As of August 31, 1997, on a pro forma basis after giving effect to the Refinancing, the Company would have had approximately $5.3 million of outstanding Senior Indebtedness. See "Capitalization" and "Description of the Notes -- Subordination."

Certain Covenants..........  The Indenture relating to the Notes will contain certain restrictive covenants, including, but not limited to, covenants with respect to the following matters: (i) limitation on indebtedness; (ii) limitation on restricted payments; (iii) limitation on transactions with affiliates; (iv) limitation on liens; (v) limitation on sale of assets; (vi) limitation on issuance and sale of equity interests of subsidiaries; (vii) limitation on dividends and other payment restrictions affecting subsidiaries; and (viii) restrictions on consolidations, mergers and the transfer of all or substantially all of the assets of the Company to another person. See "Description of the Notes -- Certain Covenants" and "-- Consolidation, Merger and Sale of Assets."

Use of Proceeds............  The Company used the net proceeds from the Initial
                             Offering to repurchase the 13% Notes, to repay certain existing indebtedness and to prefund certain capital expenditures. See "Use of Proceeds."

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the factors described under "Risk Factors" should be considered before tendering the Old Notes for the Exchange Notes. These risk factors are generally applicable to the Old Notes as well as the Exchange Notes.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

     The following table sets forth certain selected historical financial information of the Company. The historical financial information as of and for each of the three fiscal years ended February 28, 1995, February 29, 1996 and February 28, 1997 was derived from the Company's audited consolidated financial statements. The historical financial information as of and for each of the six month periods ending August 31, 1996 and August 31, 1997 was derived from the Company's unaudited condensed consolidated financial statements.

     The table should be read in conjunction with the audited and unaudited consolidated financial statements of the Company and related notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operation," and other financial information included elsewhere in this Prospectus.

                                                                  FISCAL YEAR ENDED                   SIX MONTHS ENDED
                                                      ------------------------------------------   -----------------------
                                                      FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 28,   AUGUST 31,   AUGUST 31,
                                                          1995         1996(a)        1997(b)         1996         1997
                                                      ------------   ------------   ------------   ----------   ----------
                                                                             (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
Net sales...........................................    $420,723       $448,982       $379,285      $201,662     $194,338
Cost of sales.......................................     329,383        350,066        313,871       168,433      160,261
                                                        --------       --------       --------      --------     --------
Gross profit........................................      91,340         98,916         65,414        33,229       34,077
Selling, general and administrative expenses........      54,135         54,631         54,777        28,388       25,913
                                                        --------       --------       --------      --------     --------
Income from operations..............................      37,205         44,285         10,637         4,841        8,164
Interest and amortization of debt expense...........     (13,083)       (15,973)       (14,881)       (7,585)      (7,736)
Income from equity investments......................       2,540          2,647          4,909         2,228        2,104
Other income (loss), net............................       1,581          1,163            411            27           49
(Provision) benefit for income taxes................     (12,297)       (13,170)          (417)          258       (1,033)
                                                        --------       --------       --------      --------     --------
         Income before minority interests and
           extraordinary charge.....................    $ 15,946       $ 18,952       $    659      $   (231)    $  1,548
                                                        ========       ========       ========      ========     ========
         Net income (loss)..........................    $ 13,023       $ 18,952       $    659      $   (231)    $  1,548
                                                        ========       ========       ========      ========     ========
OTHER FINANCIAL DATA:
EBITDA(c)...........................................    $ 56,538       $ 67,430       $ 39,099      $ 17,564     $ 23,892
Depreciation and amortization(d)....................      16,067         18,580         22,634        10,308       11,441
Cash received from equity investments...............       2,933          1,332          5,701         2,292        2,625
Capital expenditures(e).............................      17,651         16,894         35,784        12,686       16,206
Cash interest expense(f)............................      12,790         15,557         15,314         7,658        8,007
Ratio of EBITDA to cash interest expense............         4.4x           4.3x           2.6x          2.3x         3.0x
Ratio of EBITDA to pro forma cash interest
  expense(g)........................................          --             --            2.1x           --          2.7x
Ratio of earnings to fixed charges(h)...............         2.4x           2.7x           1.1x          0.9x         1.3x
BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents...........................    $  5,900       $  3,265       $  1,165      $  3,316     $  3,211
Working capital (deficit)...........................      58,307         29,269          6,832        24,263       (3,138)
Total assets........................................     300,421        305,932        312,365       285,863      307,354
Total debt(i).......................................     130,500        125,089        145,901       118,459      143,273
Stockholders' equity................................      34,478         51,296         50,906        50,603       52,027

             See Notes to Summary Historical Financial Information

               NOTES TO SUMMARY HISTORICAL FINANCIAL INFORMATION

(a) In September 1995, the Company entered into the CRILAR (as defined herein) joint venture. Since that time, sales related to the assets contributed to such joint venture have been excluded from the Company's sales, and results of the Company's interest in the CRILAR joint venture have been accounted for as income from equity investments. Fiscal year 1996 also reflects the results of operations of the Company's Seneca facility since December 1995, the date the Company acquired substantially all of the assets of such facility.
(b) In April 1996, the Company sold substantially all of the property, plant and equipment and certain other assets used in its calcined and tabular alumina chemicals businesses.
(c) EBITDA represents income from operations plus cash received from equity investments plus depreciation, amortization and non-cash long-term asset writedowns reflected in income from operations. EBITDA should not be considered as an alternative measure of net income or cash provided by operating activities (both as determined in accordance with generally accepted accounting principles), but is presented to provide additional information related to the Company's debt service capability. EBITDA should not be considered in isolation or as a substitute for other measures of financial performance or liquidity. The primary difference between EBITDA and cash flows provided by operating activities relates to changes in working capital requirements, and payments made for interest and income taxes.
(d) Depreciation and amortization excludes amortization of debt expense (deferred debt issuance costs), which is included in interest and amortization of debt expense.
(e) Capital expenditures exclude noncash additions through capital leases.
(f) Cash interest expense represents interest and amortization of debt expense as derived from the Company's consolidated financial statements, minus amortization of debt expense of $293,000, $416,000, $427,000, $203,000 and
    $203,000, and plus capitalized interest of $0, $0, $860,000, $276,000 and
    $474,000 for the fiscal years 1995, 1996, 1997 and for the six months ended August 31, 1996 and 1997, respectively.
(g) Pro forma cash interest expense for purposes of this calculation is equal to pro forma interest and amortization of debt expense of $18.6 million and $8.8 million, minus pro forma amortization of debt expense of $1.2 million and $600,000; and plus capitalized interest of $860,000 and $474,000 for the fiscal year ended February 28, 1997 and the quarter ended August 31, 1997, respectively. Pro forma interest and amortization of debt expense is pro forma for the Refinancing.
(h) For purposes of calculating the historical ratio of earnings to fixed charges, earnings consist of income before income taxes, minority interests and extraordinary charges plus fixed charges, adjusted to exclude the undistributed earnings from equity investments and the increase in redemption value of certain stock of a subsidiary held by minority stockholders included in such fixed charges but not deducted in the determination of income before minority interests. Fixed charges consist of interest expense, amortization of debt expense, such portion of rental expense deemed to be representative of the interest factor and the pretax earnings required to cover the increase in redemption value of certain stock of a subsidiary held by minority stockholders. For the six months ended August 31, 1996, earnings are inadequate to cover fixed charges by approximately $700,000.
(i) Total debt includes the current and non-current portions of term debt, capital leases and revolving credit facilities.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following factors should be considered carefully by prospective investors in evaluating whether to make an investment in the Notes.

LEVERAGE; RESTRICTIVE COVENANTS

     The Company has significant debt service obligations. As of August 31, 1997, after giving pro forma effect to the Refinancing, the Company would have had outstanding indebtedness of approximately $180.4 million and shareholders' equity of approximately $39.9 million. For fiscal year 1997, after giving pro forma effect to the Refinancing, the Company's interest and amortization of debt expense and net loss before extraordinary charges would have been $18.6 million and $1.6 million, respectively. See "The Refinancing," "Use of Proceeds" and "Capitalization."

     The degree to which the Company is leveraged could have important consequences to the holders of the Notes, including: (i) the Company's ability to obtain additional financing for working capital, capital expenditures or acquisitions in the future may be limited; (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of the principal of, and interest on, its indebtedness, thereby reducing funds available for future operations; (iii) certain of the Company's borrowings, including borrowings under the Credit Facility, are and will continue to be at variable rates of interest, which exposes the Company to the risk of increased interest rates; and (iv) the Company may be more vulnerable to economic downturns and be limited in its ability to withstand competitive pressures. Certain of the Company's competitors may currently operate on a less leveraged basis and therefore could have significantly greater operating and financing flexibility than the Company. The Company's ability to make scheduled payments of the principal of, or interest on, or to refinance, its indebtedness will depend on its future operating performance and cash flow, which are subject to prevailing economic conditions, prevailing interest rate levels, and financial, competitive, business and other factors, many of which are beyond its control.

     If the Company cannot generate sufficient cash flow from operations to meet its debt service obligations, then the Company might be required to repay or refinance its indebtedness and may be forced to adopt alternative strategies that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness, or seeking additional equity capital. In such case, there is no assurance that repayments or refinancings and/or the alternative strategies could be effected on satisfactory terms. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Credit Facility and the Indenture contain numerous restrictive covenants that limit the discretion of the Company's management with respect to certain business matters. These covenants place significant restrictions on, among other things, the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to pay dividends or make certain other payments and investments, to make loans and guarantees, to sell or otherwise dispose of assets and merge or consolidate with another entity. The Credit Facility also contains a number of financial covenants that require the Company to maintain certain ongoing financial ratios and financial condition tests. See "The Refinancing -- Credit Facility," "Description of the Notes -- Certain Covenants" and " -- Consolidation, Merger and Sale of Assets." The Company's ability to meet these financial ratios and financial condition tests can be affected by events beyond its control, and there can be no assurance that the Company will meet such ratios or such tests. A failure to comply with the obligations under the Credit Facility or the Indenture could result in an event of default under the Credit Facility or an Event of Default under the Indenture which, if not cured or waived, could permit acceleration of the relevant indebtedness and acceleration of indebtedness under other instruments that may contain cross-acceleration or cross-default provisions. In the event of an event of default under the Credit Facility or an Event of Default under the Indenture, the lenders thereunder could elect to declare all amounts outstanding thereunder, together with accrued and unpaid interest, to be immediately due and payable. If the indebtedness under the Credit Facility were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company, including the Notes. Other indebtedness of the Company and its subsidiaries that may be incurred in the future may contain financial or other covenants more restrictive than those applicable to the Notes.

SUBORDINATION

     The payment of principal, premium, if any, and interest on, and any other amounts owing in respect of, the Notes will be subordinated to the prior payment in full of all existing and future Senior Indebtedness of the Company (including, without limitation, indebtedness incurred under the Credit Facility). In the event of the bankruptcy, liquidation, dissolution, reorganization or other winding-up of the Company, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness (including amounts incurred under the Credit Facility) has been so paid in full; accordingly, there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. In addition, under certain circumstances, the Company may not pay principal of, premium, if any, or interest on, or pay other amounts owing in respect of the Notes, or purchase, redeem or otherwise retire the Notes, in the event of certain defaults with respect to certain classes of Senior Indebtedness, including Senior Indebtedness incurred under the Credit Facility. As of August 31, 1997, after giving pro forma effect to the Refinancing, there would have been approximately $5.3 million of Senior Indebtedness outstanding (excluding unused commitments). Additional Senior Indebtedness may be incurred by the Company from time to time, subject to certain restrictions. See "The Refinancing -- The Credit Facility" and "Description of the Notes -- Certain Covenants -- Limitation on Indebtedness."

     The Notes will be general unsecured obligations of the Company and will be effectively subordinated in right of payment to all existing and future secured Indebtedness of the Company, including the Company's obligations under the Credit Facility, to the extent of the value of the collateral therefor. The Credit Facility is secured by substantially all of the domestic assets of the Company and its direct and indirect Subsidiaries and, therefore, claims of holders of the Notes will be structurally and contractually subordinated to the Credit Facility. The Notes are also effectively subordinated to all obligations of the Company's Subsidiaries. In the event of the bankruptcy, liquidation, dissolution, reorganization or other winding up of any of the Subsidiaries, the creditors of the Company (including holders of the Notes) will have no right to proceed against the assets of such Subsidiaries until all their creditors have been paid in full.

OPERATING HAZARDS AND UNINSURED RISKS

     The Company's operations are subject to risks inherent in the chemical industry, such as explosions, fires, chemical spills or releases, pollution and other environmental risks. Any significant interruption of operations at the Company's principal facilities could have a material adverse effect on the Company. The Company maintains general liability insurance and property and business interruption insurance with coverage limits it believes are adequate. Because of the nature of industry hazards, it is possible that liabilities for pollution and other damages arising from a major occurrence could exceed insurance coverages or policy limits or that such insurance may not be available at reasonable rates in the future. Any such liabilities, which could arise due to injury and/or loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations, could have a material adverse effect on the Company.

RISKS RELATED TO CHLOR-ALKALI JOINT VENTURE

     Although RPC has the right to require the Company to purchase the remaining 50% ownership interest in the Joint Venture Company (the "RPC Put") at any time with six months prior notice during the four-year period beginning six months after the Closing Date, the Company cannot require RPC to sell its ownership interest to the Company, except under very limited circumstances. See
"Business -- Chlor-alkali Joint Venture." To the extent, however, that the Joint Venture Company performs below expectations, RPC may have an incentive to require the Company to purchase the remaining ownership interest in the Joint Venture Company by exercising the RPC Put. Also, the Company has no control over the timing of, or exercise of, the RPC Put. RPC may exercise the RPC Put at a time when the Company has undertaken significant capital expenditures for projects unrelated to the Joint Venture Company or otherwise has insufficient funds available to satisfy the RPC Put. Additional borrowings may be necessary to purchase the remaining interest of the Joint Venture Company from RPC if the RPC Put is exercised. It is possible that the Company may not have sufficient financial resources in the future or be able to borrow sufficient funds to purchase RPC's remaining 50% interest in the Joint Venture Company if the RPC Put is exercised.

     As a result of any such non-payment, subject to the terms and conditions of the Shareholders Agreement (as defined herein), RPC would have the right to require the Company to sell its 50% interest to RPC one year after notice of the RPC Put for 85% of the amount paid by the Company for the Initial Purchase, subject to certain adjustments. Consequently, there can be no assurance that the Company will own 100% of the Joint Venture Company in the future, and the Company may be required to sell its 50% interest.

     There also can be no assurance that there will not be any labor action or disturbance by any of the labor unions that represent certain RPC employees (the "RPC Unions") after RPC's delivery of notice of exercise of the RPC Put or otherwise. Any such action or disturbance could have a material adverse effect on the financial condition or results of operations of the Joint Venture Company, or cause a delay in the transfer of RPC's ownership interest in the Joint Venture Company to the Company in the future. Prior to the closing of the Chlor-alkali Joint Venture, an RPC Union filed a complaint against RPC in a French court seeking to gain access to documentation pertaining to the Chlor-alkali Joint Venture and to prevent its consummation (the "RPC Union Matter"). After hearings on the RPC Union Matter, in September 1997 the French court denied the relief requested by the RPC Union. See
"Business -- Chlor-alkali Joint Venture."

     The Joint Venture Company will be the Company's first significant investment in Europe, and the Company has not had prior experience operating in the regulatory and cultural environment of, or managing labor relations in, Europe. The Joint Venture Company will be subject to a number of special risks, including certain trade barriers, currency exchange rate fluctuations and exchange controls that may be imposed from time to time, national and regional labor strikes, political risks and risks of increases in duties, taxes and governmental royalties, as well as changes in laws and policies governing operations of foreign-owned companies. In addition, the Joint Venture Company will be subject to French regulations governing the conduct of operations at the PCL Facility, the construction of any new facilities, and the development of new products or the conduct of new operations, including permitting requirements related to the PCL Facility, the Hauterives Facility (as defined herein) and the Powerhouse Complex (as defined herein). It is not possible to predict accurately the content of or the impact that legislation and regulations might have on the financial condition or results of operations of the Joint Venture Company.

     The Chlor-alkali Joint Venture transactions are denominated in French francs, and the Joint Venture Company's expenses and sales are primarily denominated in French francs. Accordingly, the purchase price under the RPC Put and the Joint Venture Company's distributions to the Company will be affected by exchange rate fluctuations between the United States dollar and the French franc. These fluctuations may have a material impact on the purchase price under the RPC Put and the value of such distributions to the Company.

RISKS ASSOCIATED WITH ACQUISITIONS

     In undertaking the Chlor-alkali Joint Venture, several of the Company's executive management personnel have been and will continue to devote significant amounts of time and managerial resources in France establishing and maintaining such business operations. Further, in the future the Company may acquire additional complementary businesses. Following consummation of the Chlor-alkali Joint Venture and any other future acquisitions, it will be necessary for the Company to integrate the business operations of the Joint Venture Company and any other acquired business with the Company's business operations. Although the Company believes that its management and other resources are sufficient to pursue the Chlor-alkali Joint Venture and any additional acquisition opportunities and successfully integrate such acquired businesses into its existing operations, there can be no assurances that it will be able to do so effectively. If the Company fails to successfully integrate the Joint Venture Company or any other acquired businesses into its existing operations, the Company's results of operations could be adversely effected. The Company's continued success will largely depend on the efforts and abilities of its executive officers and certain other key employees. The Company's operations could be adversely affected if, for any reason, such officers or key employees did not remain with the Company. See "Management."

CONTROL BY PRINCIPAL STOCKHOLDERS

     Approximately 97% of the Company's outstanding voting Common Stock is owned by members of the LaRoche family. Such control enables such stockholders, through the Board of Directors of the Company (the "Board"), to control the affairs of the Company, and to prevent mergers, acquisitions, tender offers, proxy contests or assumptions of control and changes of incumbent management.

LIMITATIONS ON CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, the Company will be required to make an offer for cash to repurchase the Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all of the Notes that the Company might be required to purchase. Certain events involving a Change of Control may result in an event of default under the Credit Facility or other indebtedness of the Company that may be incurred in the future. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the Notes, the Company could seek the consent of its lenders to purchase the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, the Company would remain prohibited from purchasing the Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which could have adverse consequences for the Company and the holders of the Notes. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, payment in full of the Credit Facility would be required before repurchase of the Notes. The definition of "Change of Control" in the Indenture includes a sale, lease, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole to a person or group of persons. There is little case law interpreting the phrase "all or substantially all" in the context of an indenture. Because there is no precise established definition of this phrase, the ability of a holder of the Notes to require the Company to repurchase such Notes as a result of a sale, lease, conveyance or transfer of all or substantially all of the Company's assets to a person or group of persons may be uncertain. Further, in such circumstances, the Company may not have sufficient funds available to satisfy such repayment and/or repurchase requirements. Also, in the event of a change of control of the Company, RPC would be able to exercise its rights under the RPC Put. See "Description of the Notes -- Subordination" and "-- Change of Control" and "Business -- Chlor-alkali Joint Venture."

PHASE-OUT OF FLUOROCARBONS

     The Company historically produced the CFC products, R-11 and R-12, but ceased production on January 1, 1996 pursuant to the Montreal Protocol Agreements (international environmental treaties) (the "Montreal Protocols") and the 1990 amendments to the federal Clean Air Act (the "Clean Air Act Amendments"). In advance of such phase-out, the Company developed commercial production capabilities for the manufacture of HCFC-141b, a replacement fluorocarbon used principally in foam-blowing applications. The Clean Air Act Amendments have further mandated the phase-out of HCFC-141b by January 1, 2003. In fiscal years 1994, 1995, 1996 and 1997, fluorocarbons accounted for $26.9 million, $11.7 million, $9.8 million and $4.0 million, respectively, of the Company's income from operations. While the Company continues to research and develop next generation fluorocarbons and has diversified its sources of income from operations into other business segments, given the scheduled phase out of HCFC-141b, there can be no assurance that the Company's results from operations for fiscal year 1998 and beyond will not be materially affected. It is possible that additional excise taxes and other regulations may be imposed upon other fluorocarbon products. Such taxes might decrease the use of these products and could have a material adverse effect on the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Electrochemical Products -- Fluorocarbons" and "Business -- Governmental Regulation."

CYCLICALITY, SEASONALITY AND VOLATILITY

     Certain of the Company's products, particularly in the Electrochemical Products segment, are supplied primarily to customers involved in industries that are sensitive to fluctuations in the general business cycles of the United States and world economies. Consequently, deteriorating economic conditions may cause a reduction in sales of such products. See "Business -- Electrochemical Products."

     Moreover, demand for the Company's fertilizer products is seasonal. Such seasonality of demand requires the Company to build its inventory in anticipation of periods of peak demand and may adversely affect the Company's cash flow. The Company typically sells larger volumes and realizes higher prices and margins for fertilizer during the spring and, to a lesser extent, the fall planting seasons. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality."

     In addition, demand for the Company's fertilizer is primarily dependent on United States agricultural conditions, which can be volatile as a result of a number of factors, the most important of which are weather patterns and conditions (particularly during periods of high fertilizer consumption), current and projected grain stocks and prices and the United States government's agricultural policy. Among the governmental policies that influence the markets for fertilizer are those directly or indirectly influencing the number of acres planted, the level of grain stocks, the mix of the crops planted and crop prices. The United States government influences the number of acres of certain crops planted by removing acres from cultivation through subsidies to farmers based upon current grain stocks and expected yields. However, under the federal Agriculture Improvement and Reform Act of 1996 (the "Freedom to Farm Act"), such subsidy program is being phased out over the next several years. Grain stocks are, in turn, directly influenced by highly unpredictable weather conditions and worldwide production and consumption. Weather patterns and conditions in fertilizer consuming regions during key periods may also affect directly the type of, and amount of demand for, fertilizer as well as the application rate. In addition to United States demand factors, fertilizer prices are affected by world supply, demand and exchange rates. See "Business."

     Consequently, the Company's results of operations have been and will continue to be somewhat volatile as a result of cyclical, seasonal and other factors not within the Company's control. Such influences and factors could cause a material adverse change in the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ENVIRONMENTAL COMPLIANCE

     The Company is subject to various environmental laws and regulations in the United States that regulate certain of the Company's activities, operations and materials used in the Company's products, or which may impose liability for the cleanup of environmental contamination. The Company employs three environmental compliance managers, who, together with the Company's Executive Director of Legal Affairs, are responsible for monitoring the Company's environmental compliance efforts. The Company has incurred and will continue to incur substantial capital expenditures and operating costs as a result of these laws and regulations. The Company cannot, however, predict the impact of new or amended laws or regulations, nor can it predict how existing laws and regulations will be enforced or interpreted. See "Business -- Governmental Regulation."

     The nature of the Company's business requires that it handle certain hazardous substances. Spills or other unintended releases of such substances could result in contamination which may require the Company to undertake or fund potentially costly cleanup activities. The historical use or handling of hazardous substances and/or fertilizer nutrients has resulted in contamination at facilities currently or formerly owned or operated by the Company, or by the Company's predecessors, and continued use or handling of such materials could result in additional contamination. As of February 28, 1997, the Company had recorded accruals of $4.5 million to reflect estimated future costs associated with known environmental matters. The Company may be required to record additional accruals for future costs related to these and other matters. The Company cannot predict what level of expenditures, if any, may be required in the future to remediate contamination from past unknown or future spills or releases of hazardous substances and/or fertilizer nutrients at its facilities. See "Business -- Environmental Proceedings."

     The Company from time to time has been, and presently is, the subject of, or a party to, administrative proceedings and litigation regarding environmental and related matters. There can be no assurance that the Company will not become involved in future litigation or other proceedings or that, if the Company were found to be responsible in any current or future litigation or proceeding, liabilities resulting therefrom would not be material to the Company. See "Business -- Environmental Proceedings."

     Current environmental regulations limit certain chlorine uses, such as pulp and paper bleaching, and from time to time environmental special interest groups have proposed more stringent controls on chlorine use and production. In 1994, the Clinton Administration recommended amendments to the Clean Water Act which, among other things, seek funding of a proposed 2 1/2 year study of the impacts of chlorine and chlorinated compounds. In addition, a bill was introduced in the United States Congress in 1993 which proposed to eliminate discharges of chlorine compounds into navigable waters and requires zero discharge limits for certain toxic substances, including certain chlorinated compounds. Although neither of these measures were enacted, another bill has been introduced in the Congress that would prohibit the pulp and paper industry from discharging chlorine compounds into waters of the United States and would require the EPA to commission a study to evaluate the feasibility of chlorine-free technology for the pulp and paper industry. It is impossible to predict whether this legislation or other initiatives, if any, will be adopted regarding chlorine and what effect, if any, such action may have on the Company. Any tightening in the regulations of chlorine production or consumption could have a material adverse effect on the Company's results of operations.

     The Company transports chlorine and ammonia over long distances, which poses certain dangers if there were an accident or spill. any such incident could result in litigation or significant environmental clean-up expenses, which may have a materially adverse impact on the Company. The Company maintains general liability, property and business interruption insurance with coverage limits it believes are adequate. See "-- Operating Hazards and Uninsured Risks."

     As in the United States, the operations of the Joint Venture Company will be subject to extensive environmental regulations that govern certain of the Joint Venture Company's activities, operations, products and materials. Although RPC generally will indemnify the Company and the Joint Venture Company under the Stock Purchase Agreement for liabilities arising prior to the transfer of the PCL Facility and related assets and liabilities to the Joint Venture Company, subject to agreed limits and deductible amounts, the Joint Venture Company may be subject to additional environmental liabilities associated with the condition or operation of the PCL Facility and may incur substantial capital costs to comply with existing or new environmental regulations or permit conditions in the future. The operation of the Joint Venture Company, including the transportation of chlorine over considerable distances, is subject to significant environmental and health and safety risks. Any spill of hazardous substances, particularly chlorine, and related contamination could have a material adverse effect on the financial condition and results of operations of the joint venture company.

COMPETITION

     All of the markets in which the Company operates are highly competitive. Certain of the Company's principal competitors are substantially larger, have greater financial and operating resources and are less leveraged than the Company. In certain of the Company's business segments, the Company's principal competitors have a lower cost structure than the Company. Competition takes place largely on the basis of price, product quality, deliverability of product and provision of technical services. Additionally, the relative cost and availability of transportation for raw materials and finished products to manufacturing facilities and markets are important competitive factors.

COST AND ACCESS TO RAW MATERIALS

     The Company is dependent upon certain raw materials in the manufacture of its products. Ammonia and natural gas are the feedstocks for all of the Company's nitrogen-based fertilizers and blasting grade ammonium nitrate products. The Company purchases ammonia directly from suppliers to meet a significant portion of its feedstock requirements and manufactures the remainder. In the manufacture of ammonia, natural gas is the primary raw material. Natural gas is also necessary for the generation of power, the largest cost component in the production of the Company's chlor-alkali products. Brine is the primary raw material for chlorine and caustic soda production.

     Aluminum trihydrate ("hydrate") is the primary material used in the production of alumina chemicals. The Company obtains almost all of its hydrate feedstock requirements from Kaiser. Because Kaiser's Gramercy facility is the closest hydrate supplier to the Company's Baton Rouge facility, the Company likely would incur significant additional freight costs if it were to become necessary to purchase hydrate from another source. See "Business -- Alumina Chemicals -- Raw Materials."

     Consequently, the costs of natural gas, ammonia, brine and hydrate significantly affect the Company's cost of sales and, accordingly, its profit margins. The availability and prices of these materials are subject to many factors beyond the Company's control. A significant increase in the cost of any of these materials, without a corresponding increase in the Company's product prices, could have a material adverse effect on the Company's results of operations. Also, although the Company hedges a portion of its natural gas requirements, there can be no assurances that the Company will maintain such arrangements or that the Company will not incur losses on such arrangements.

ABSENCE OF A PUBLIC MARKET COULD ADVERSELY AFFECT THE VALUE OF EXCHANGE NOTES

     The Old Notes were issued to, and the Company believes are currently owned by, a relatively small number of beneficial owners. Prior to the Exchange Offer, there has not been any public market for the Old Notes. The Old Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes by holders who are entitled to participate in this Exchange Offer. The market for Old Notes not tendered for exchange in the Exchange Offer is likely to be more limited than the existing market for such notes. The holders of Old Notes (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Company is required to file a Shelf Registration Statement with respect to such Old Notes. The Exchange Notes will constitute a new issue of securities with no established trading market. The Company does not intent to list the Exchange Notes on any national securities exchange or seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchasers have advised the Company that they currently intend to make a market in the Exchange Notes, but they are not obligated to do so may discontinue such market making at any time. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of the Shelf Registration Statement. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of the trading market for the Exchange Notes. If a trading market does not develop or is not maintained, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market may be discontinued at any time.

     If a public trading market develops for the Exchange Notes, future trading prices of such securities will depend on many factors including, among other things, prevailing interest rates, the Company's results of operations and market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Exchange Notes may trade at a discount from their principal amount.

FAILURE TO FOLLOW EXCHANGE OFFER PROCEDURES COULD ADVERSELY AFFECT HOLDERS

     Issuance of the Exchange Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Old Notes, a properly completed and duly executed Letter of Transmittal (or Agent Message) and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange offer, certain registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer."

DISCLOSURE REGARDING FORWARD-LOOKING INFORMATION

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts included in this Prospectus, including those regarding the Company's financial position, business strategy, projected costs, and plans and objectives of management for future operations, are forward-looking statements. These statements by their nature are subject to certain risks, uncertainties and assumptions and will be influenced by various factors. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed herein under "Risk Factors", on page ii hereof ("Forward Looking Statements") and elsewhere in this Prospectus including, without limitation, in conjunction with the forward-looking statements included in this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by the Cautionary Statements.

                                USE OF PROCEEDS

     The Exchange Offer is intended to satisfy certain of the Company's obligations under the Purchase Agreement and the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes contemplated in this Prospectus, the Company will receive Old Notes in like principal amount, the form and terms of which are identical to the forms and terms of the Exchange Notes (which replace the Old Notes), except as otherwise described herein. The Old Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase or decrease in the indebtedness of the Company. As such, no effect has been given to the Exchange Offer in the pro forma statements or capitalization tables.

     The net proceeds to the Company from the sale of the Old Notes in the Initial Offering (after deducting discounts and estimated fees and expenses) were utilized by the Company to consummate the transactions involved in the Refinancing. See "The Refinancing."

                                 CAPITALIZATION

     The following table sets forth the unaudited historical capitalization of the Company at August 31, 1997, and the unaudited capitalization of the Company at August 31, 1997 as adjusted to give effect to (i) issuance of the Old Notes and application of the net proceeds therefrom, and (ii) repurchase of $99.1 million aggregate principal amount of the 13% Notes. This table should be read in conjunction with the Company's unaudited condensed consolidated financial statements and notes thereto included elsewhere herein.

                                                                  AUGUST 31, 1997
                                                              -----------------------
                                                                               AS
                                                                ACTUAL      ADJUSTED
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Cash........................................................    $  3,211     $ 16,019
                                                                ========     ========
Debt, including current portion:
  Revolving Credit Facility(a)..............................    $ 38,000     $     --
  Note to former stockholder................................       4,441        4,441
  13% Senior Subordinated Notes due 2004....................     100,000          915
  9 1/2% Senior Subordinated Notes due 2007 (net of discount
     of $784)...............................................          --      174,216
  Capital leases............................................         832          832
                                                                --------     --------
          Total debt........................................     143,273      180,404
Redeemable common stock.....................................       3,577        3,577
  Stockholders' equity......................................      52,027       39,888(b)
                                                                --------     --------
          Total capitalization..............................    $198,877     $223,869
                                                                ========     ========

---------------

(a) As of the date of this Prospectus, the Revolving Credit Facility provides for borrowings up to $125.0 million, but as of August 31, 1997, the maximum borrowing limit thereunder was $100.0 million. The Term Loan has a maximum principal amount of $35.0 million, all of which, as of the date of this Prospectus, has been borrowed by the Company for purposes of consummating the Chlor-alkali Joint Venture transactions.
(b) Gives effect to the reduction in equity resulting from the premium paid to holders of 13% Notes in the Tender Offer of approximately $17.1 million, fees and expenses related to the Tender Offer and Consent Solicitation of approximately $400,000, and the write-off of unamortized issuance costs of approximately $2.7 million for the 13% Notes, net of related income tax effects (at an assumed rate of 40%).

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth certain selected historical financial information of the Company. The selected historical consolidated financial information for each of the five fiscal years in the period ended February 28, 1997 are derived from the consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors, except for the financial statements of LaRoche Chemicals Inc., a consolidated subsidiary, for the two fiscal years ended February 28, 1994, which were audited by other independent auditors. The unaudited selected historical consolidated financial information for each of the six-month periods ended August 31, 1996 and August 31, 1997 are derived from unaudited condensed consolidated financial statements of the Company. The following selected historical consolidated financial information should be read in conjunction with the consolidated financial statements and notes thereto for each of the three fiscal years in the period ended February 28, 1997, and the unaudited condensed consolidated financial statements for the six months ended August 31, 1996 and August 31, 1997 which are included elsewhere herein. Also see "Management's Discussion and Analysis of Financial Condition and Results of Operations." In the opinion of management, all adjustments (consisting of normally recurring accruals) considered necessary for a fair presentation have been reflected therein.

                                                          FISCAL YEAR ENDED                                  SIX MONTHS ENDED
                               ------------------------------------------------------------------------   -----------------------
                               FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 28,   AUGUST 31,   AUGUST 31,
                                 1993(a)          1994           1995         1996(b)        1997(c)         1996         1997
                               ------------   ------------   ------------   ------------   ------------   ----------   ----------
                                                                     (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
Net sales....................    $368,058       $375,511       $420,723       $448,982       $379,285      $201,662     $194,338
Cost of sales................     292,156        302,075        329,383        350,066        313,871       168,433      160,261
                                 --------       --------       --------       --------       --------      --------     --------
Gross profit.................      75,902         73,436         91,340         98,916         65,414        33,229       34,077
Selling, general and
  administrative expenses....      49,356         50,048         54,135         54,631         54,777        28,388       25,913
                                 --------       --------       --------       --------       --------      --------     --------
Income from operations.......      26,546         23,388         37,205         44,285         10,637         4,841        8,164
Interest and amortization of
  debt expense(d)............      (7,158)        (7,118)       (13,083)       (15,973)       (14,881)       (7,585)      (7,736)
Income from equity
  investments................         416          3,257          2,540          2,647          4,909         2,228        2,104
Other income (loss), net.....         659            128          1,581          1,163            411            27           49
(Provision) benefit for
  income taxes...............      (8,353)        (8,499)       (12,297)       (13,170)          (417)          258       (1,033)
                                 --------       --------       --------       --------       --------      --------     --------
      Income before minority
         interests and
         extraordinary
         charges.............    $ 12,110       $ 11,156       $ 15,946       $ 18,952       $    659      $   (231)    $  1,548
                                 ========       ========       ========       ========       ========      ========     ========
      Net income (loss)(e)...    $ 11,728       $  6,853       $ 13,023       $ 18,952       $    659      $   (231)    $  1,548
                                 ========       ========       ========       ========       ========      ========     ========
OTHER FINANCIAL DATA:
EBITDA(f)....................    $ 40,543       $ 42,525       $ 56,538       $ 67,430       $ 39,099      $ 17,564     $ 23,892
Depreciation and
  amortization(g)............      13,997         16,682         16,067         18,580         22,634        10,308       11,441
Cash received from equity
  investments................          --          2,455          2,933          1,332          5,701         2,292        2,625
Capital expenditures(h)......      19,596         27,897         17,651         16,894         35,784        12,686       16,206
Cash interest expense(i).....       7,162          7,095         12,790         15,557         15,314         7,658        8,007
Ratio of EBITDA to cash
  interest expense...........         5.7x           6.0x           4.4x           4.3x           2.6x          2.3x         3.0x
Ratio of EBITDA to pro forma
  cash interest expense(j)...          --             --             --             --            2.1x           --          2.7x
Ratio of earnings to fixed
  charges(k).................         3.0x           1.9x           2.4x           2.7x           1.1x          0.9x         1.3x
Cash dividends...............    $     --       $     --       $     --       $    233       $    912      $    462     $    439
BALANCE SHEET DATA (AT END OF
  PERIOD):
Cash and cash equivalents....    $  2,437       $  4,096       $  5,900       $  3,265       $  1,165      $  3,316     $  3,211
Working capital (deficit)....      20,400          5,521         58,307         29,269          6,832        24,263       (3,138)
Total assets.................     225,328        241,721        300,421        305,932        312,365       285,863      307,354
Total long-term debt(l)......      46,838         50,639        120,686        113,691        105,036       108,100      103,172
Total debt(m)................      60,658         79,067        130,500        125,089        145,901       118,459      143,273
Common stock with redemption
  features...................      16,107         16,538         15,392         12,246          4,177         7,666        3,577
Stockholders' equity.........      16,982         23,404         34,478         51,296         50,906        50,603       52,027

      See Notes to Selected Historical Consolidated Financial Information.

        NOTES TO SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

(a) In January 1993, the Company entered into the Hydrate Partnership (as defined herein). Since that time, hydrate sales have been excluded from the Company's sales and results of the Company's interest in the Hydrate Partnership have been accounted for as income from equity investments.
(b) In September 1995, the Company entered into the CRILAR joint venture. Since that time, sales related to the assets contributed to such joint venture have been excluded from the Company's sales, and results of the Company's interest in the CRILAR joint venture have been accounted for as income from equity investments. Fiscal year 1996 also reflects the results of operations of the Company's Seneca facility since December 1995, the date the Company acquired substantially all of the assets of such facility.
(c) In April 1996, the Company sold substantially all of the property, plant and equipment and certain other assets used in its calcined and tabular alumina chemical businesses.
(d) After giving pro forma effect to the Refinancing, for the year ended February 28, 1997 and for the six months ended August 31, 1997, interest and amortization of debt expense would have been $18.6 million and $8.8 million, respectively.
(e) After giving pro forma effect to the Refinancing, for the year ended February 28, 1997 and for the six months ended August 31, 1997, net income
     (loss) before extraordinary charges would have been ($1.6) million and $900,000, respectively.
(f) EBITDA represents income from operations plus cash received from equity investments plus depreciation, amortization and non-cash long-term asset writedowns reflected in income from operations. EBITDA should not be considered as an alternative measure of net income or cash provided by operating activities (both as determined in accordance with generally accepted accounting principles), but is presented to provide additional information related to the Company's debt service capability. EBITDA should not be considered in isolation or as a substitute for other measures of financial performance or liquidity. The primary difference between EBITDA and cash flows provided by operating activities relates primarily to changes in working capital requirements, and payments made for interest and income taxes.
(g) Depreciation and amortization excludes amortization of debt expense (deferred debt issuance costs), which is included in interest and amortization of debt expense.
(h)  Capital expenditures exclude noncash additions through capital leases.
(i) Cash interest expense represents interest and amortization of debt expense as derived from the Company's consolidated financial statements, minus amortization of debt expense of $132,000, $112,000, $293,000, $416,000,
     $427,000, $203,000 and $203,000, plus capitalized interest of $136,000,
     $89,000, $0, $0, $860,000, $276,000 and $474,000 for the fiscal years 1993,
     1994, 1995, 1996, 1997 and for the six months ended August 31, 1996 and 1997, respectively.
(j) Pro forma cash interest expense for purposes of this calculation is equal to pro forma interest and amortization of debt expense of $18.6 million and $8.8 million, minus pro forma amortization of debt expense of $1.2 million and $600,000, and plus capitalized interest of $860,000 and $474,000 for the fiscal year ended February 28, 1997 and the six months ended August 31, 1997, respectively. Pro forma interest and amortization of debt expense is pro forma for the Refinancing.
(k) For purposes of calculating the historical ratio of earnings to fixed charges, earnings consist of income before income taxes, minority interests and extraordinary charges plus fixed charges, adjusted to exclude the undistributed earnings from equity investments and the increase in redemption value of certain stock of a subsidiary held by minority stockholders included in such fixed charges but not deducted in the determination of income before minority interests. Fixed charges consist of interest expense, amortization of debt expense, such portion of rental expense deemed to be representative of the interest factor and the pretax earnings required to cover the increase in redemption value of certain stock of a subsidiary held by minority stockholders. After giving pro forma effect to the Refinancing, for the year ended February 28, 1997, pro forma earnings are inadequate to cover fixed charges by approximately $2.8 million. The ratio of earnings to fixed charges for the six months ended August 31, 1997 after giving pro forma effect to the Refinancing is 1.1x.
(l) Total long-term debt includes term debt and capital leases, excluding any current portion.
(m) Total debt includes the current and non-current portions of term debt, capital leases, revolving credit facilities, and the premium on LCI's convertible debt.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Company's consolidated audited and unaudited financial statements and notes thereto included in this Prospectus.

SIGNIFICANT DEVELOPMENTS

     The Company historically has expanded its business through acquisitions of other related businesses and investments in joint venture arrangements, and the Company continues to evaluate acquisition and joint venture opportunities. Accordingly, in October 1997, the Company purchased a 50% interest in the Joint Venture Company in connection with the Chlor-alkali Joint Venture, as discussed elsewhere herein. The Company's Initial Purchase of its interest in the Joint Venture Company cost approximately FRF 190 million ($32.4 million) excluding acquisition costs. See "Business -- Chlor-alkali Joint Venture."

     In September 1997, the Company refinanced its outstanding indebtedness under its then-outstanding $100 million aggregate principal amount of 13% Notes by consummating the Initial Offering and the Tender Offer and the related Consent Solicitation pertaining to the 13% Notes, and using the net proceeds therefrom to repurchase approximately 99% of the 13% Notes and repay certain borrowings under the Revolving Credit Facility. In August 1997, the Company entered into a six year, $160.0 million senior secured credit facility, consisting of a $100.0 million revolving credit facility and a $60.0 million term loan, which was reduced to $35.0 million upon the closing of the Initial Offering. The Revolving Credit Facility was amended in October 1997 to increase the maximum availability to $125.0 million. The Company used a portion of the Revolving Credit Facility to retire its previous credit facility. All of the Term Loan was drawn in October 1997 for purposes of closing the Chlor-alkali Joint Venture.

     Fiscal year 1997 was a year of significant changes in the operations of the Company, resulting in decreased financial performance. The Company experienced a decline in sales volume and income from operations in fluorocarbons resulting from the government-mandated phase-out of production of CFCs R-11 and R-12. CFCs contributed $12.4 million, $8.1 million and $2.5 million of total Company income from operations in fiscal years 1995, 1996 and 1997, respectively. The Company will continue to sell its remaining bulk CFCs until its inventory is depleted.

     In its ongoing operations during fiscal year 1997, the Company experienced decreased income from operations in both its Nitrogen Products business and the chlor-alkali operations of its Electrochemical Products business as a result of increased natural gas costs of approximately $10.3 million and other increased raw materials costs. In Electrochemical Products, the Company experienced lower average prices per electrochemical unit ("ECU"), the combined price of one ton of chlorine and 1.12 tons of caustic soda, and production problems at its Gramercy facility that resulted in decreased income from operations of $12.5 million for fiscal year 1997. The Company also experienced a decline in net sales of $21.6 million and in income from operations of $3.5 million in its Alumina Chemicals business during fiscal year 1997. These declines resulted primarily from the sale of certain Versal(R) production equipment to CRILAR Alumina Company LLC ("CRILAR"), a joint venture between the Company and Criterion Catalyst Company L.P. ("Criterion"), in September 1995 and from production problems experienced at its Baton Rouge facility.

     In order to address the difficulties experienced in fiscal year 1997, management has implemented several improvements designed to lower costs, improve reliability and ensure adequate supplies and greater price stability of raw materials for operations in the foreseeable future. The production difficulties at the Company's Gramercy facility were due primarily to a rectifier failure in the electrical distribution system. In response, the Company has repaired the rectifier and has installed a backup rectifier assembly for the cell rooms in the chlor-alkali production facility. In an effort to ensure reliable and cost effective electrical power generation in the future, the Company is in the process of upgrading the generator turbine units and control systems at the powerhouse complex, which is expected to be substantially completed by the end of fiscal year 1998. Also, management is considering construction of a higher-capacity new brine pipeline to supply the Gramercy facility, in an effort to ensure an adequate supply of brine.

     The Company has implemented a natural gas hedging program to reduce the Company's exposure to natural gas price volatility. Natural gas is the primary raw material used for the production of ammonia in the Nitrogen Products segment and electricity in the Electrochemical Products segment. The Company purchases its natural gas pursuant to market based contracts with natural gas producers. To protect against the risk of increasing prices, the Company, at its option, periodically fixes its cost under these contracts in accordance with the pricing mechanisms included in the contracts. Fixed price purchase commitments pursuant to the contracts aggregated $15.1 million as of September 30, 1997. The Company also at times utilizes option spread agreements ("collars") to establish a range of cost on a portion of its natural gas requirements. No such contracts were in place as of August 31, 1997. Approximately 80% of the Company's anticipated natural gas requirements through February 1998 and approximately 18% of such requirements from March 1998 through August 1998 are subject to fixed price purchase arrangements.

     Consistent with its long-term strategy to increase its market share in certain of its business segments and decrease operating costs, the Company intends to undertake various maintenance and discretionary expansion projects through fiscal year 2000. Discretionary projects now under consideration include: (i) the expansion of ammonia production capacity at the Cherokee plant through further vertical integration of its raw material supply; (ii) the HDAN prill fattening project at its Crystal City facility; (iii) additional caustic soda evaporation capacity, improved brine saturation capabilities and the replacement of the brine pipeline at Gramercy and; (iv) debottlenecking, capacity expansions and cost reduction programs at its active alumina and Versal(R) production facilities in Baton Rouge. Together, the costs of these and other identified projects are estimated to aggregate approximately $100.0 million over the next three to four fiscal years. The commencement of these projects will be evaluated under a number of criteria including projected contributions to earnings and cash flow and market conditions, and will be subject to the availability of funding from operations, and borrowings under the Revolving Credit Facility, as well as compliance with the Indenture. There can be no assurance that the Company will elect to undertake any of such capital projects or have sufficient funds available to undertake some or all of these projects.

SEGMENT INFORMATION

     The following table presents business segment information for the three months and six months ended August 31, 1997 and 1996, respectively:

                                            THREE MONTHS ENDED                              SIX MONTHS ENDED
                                -------------------------------------------   ---------------------------------------------
                                  AUGUST 31, 1997        AUGUST 31, 1996         AUGUST 31, 1997         AUGUST 31, 1996
                                --------------------   --------------------   ---------------------   ---------------------
                                           PERCENT                PERCENT                 PERCENT                 PERCENT
                                              OF                     OF                      OF                      OF
                                AMOUNT      TOTAL      AMOUNT      TOTAL       AMOUNT      TOTAL       AMOUNT      TOTAL
                                -------   ----------   -------   ----------   --------   ----------   --------   ----------
                                                                  (DOLLARS IN THOUSANDS)
NET SALES:
Nitrogen products               $51,635       61.7%    $51,865       59.3%    $131,727      67.8%     $127,705      63.3%
Electrochemical products......   22,446       26.8      25,024       28.6       44,014      22.6        51,445      25.5
Alumina chemicals.............    9,594       11.5      10,552       12.1       18,597       9.6        22,512      11.2
                                -------     ------     -------     ------     --------     -----      --------     -----
         Total................  $83,675      100.0%    $87,441      100.0%    $194,338     100.0%     $201,662     100.0%
                                =======     ======     =======     ======     ========     =====      ========     =====
INCOME (LOSS) FROM OPERATIONS:
Nitrogen products.............  $ 1,007      203.4%    $(4,185)     (96.5)%   $  9,407     115.2%     $  3,376      69.7%
Electrochemical products......      567      114.5         862       19.9        2,238      27.4         3,805      78.7
Alumina chemicals.............      620      125.3         642       14.8         (468)     (5.7)          481       9.9
Corporate.....................   (1,699)    (343.2)     (1,655)     (38.2)      (3,013)    (36.9)       (2,821)    (58.3)
                                -------     ------     -------     ------     --------     -----      --------     -----
         Total................  $   495      100.0%    $(4,336)    (100.0)%   $  8,164     100.0%     $  4,841     100.0%
                                =======     ======     =======     ======     ========     =====      ========     =====

RESULTS OF OPERATIONS

  Comparison of Three Months Ended August 31, 1997 and August 31, 1996

     Net Sales. Net sales for the quarter ended August 31, 1997 decreased $3.8 million (4.3%) to $83.7 million from $87.4 million for the quarter ended August 31, 1996.

     The Nitrogen Products segment's net sales for the quarter ended August 31, 1997 decreased $0.2 million (0.4%) compared to the corresponding quarter in the preceding year. The decrease in net sales was primarily due to decreased sales volume at the Crystal City facility of $1.9 million and decreased sales volume from the Company's warehousing facilities of $1.3 million both of which resulted primarily from an earlier planting season as compared to the prior year. Such decreases were partially offset by (i) increased sales of $2.2 million experienced in blasting grade ammonium nitrate due to higher prices as a result of stronger demand from certain coal mining markets and (ii) increased sales volume in our industrial ammonia distribution facilities of $0.6 million.

     The Electrochemical Products segment's net sales for the quarter ended August 31, 1997 decreased $2.6 million (10.3%) compared to the corresponding quarter in the preceding year. The decrease reflects reductions of caustic soda and chlorine net sales of $2.8 million and an increase in fluorocarbon net sales of $0.2 million. Caustic soda and chlorine net sales decreased $2.8 million primarily as a result of a decrease in ECU prices.

     The Alumina Chemicals segment's net sales for the quarter ended August 31, 1997 decreased $1.0 million (9.4%) compared to the corresponding quarter in the preceding year. The decline during the quarter was due to reduced net sales of calcined and tabular alumina products of $0.9 million as a result of the sale of those production facilities to C-E Baton Rouge, Inc. ("C-E") on April 1, 1996. In addition, during the quarter, the Company experienced decreased net sales of $0.6 million in its active alumina products due to decreased sales. Such decrease was offset by an increase in net sales of $0.6 million in active alumina products and Versal(R) due to increased sales prices.

     Income (Loss) from Operations. Income (loss) from operations for the quarter ended August 31, 1997 increased $4.8 million (111.4%) to $0.5 million from ($4.3 million) for the quarter ended August 31, 1996.

     The Nitrogen Products segment's income from operations increased by $5.2 million (124.1%) for the quarter ended August 31, 1997 as compared to the corresponding quarter in the prior year. This increase was primarily due to increased sales prices of $4.6 million in blasting grade ammonium nitrate and ammonia, decreased labor, environmental remediation and other costs of $2.3 million and decreased natural gas costs of $0.5 million. Such increases were partially offset by a loss on disposals of certain assets of $1.6 million and decreased sales volume of $1.1 million on ammonia.

     The Electrochemical Products segment's income from operations decreased by $0.3 million (34.2%) for the quarter ended August 31, 1997 as compared to the in the prior year. This decline was a result of decreased income from operations in chlorine and caustic soda of $1.5 million offset by increased income from operations in fluorocarbons of $1.2 million. The decrease in chlorine and caustic soda income from operations was primarily the result of the decline in ECU prices of $2.7 million and decreased income from operations on chlorine and caustic soda of $0.8 million primarily due to decreased energy yields. The offsetting increase in income from operations in chlorine and caustic soda of $2.0 million resulted primarily from decreased maintenance and other costs as compared to the corresponding quarter in the prior year when production problems adversely impacted sales volume and profitability and decreased energy costs of $0.5 million. The increase in income from operations in fluorocarbons was also attributable to decreased maintenance and other costs incurred in the current quarter as compared the corresponding quarter in the prior year.

     The Alumina Chemicals segment's income from operations decreased by $22,000 (3.4%) for the quarter ended August 31, 1997 as compared to the corresponding quarter in the prior year.

     Corporate Expenses. Corporate expenses for the quarter ended August 31, 1997 increased $44,000 (2.7%) for the quarter ended August 31, 1996. For the quarters ended August 31, 1997 and 1996, as a percentage of net sales, these corporate expenses were 2.0% and 1.9%, respectively.

     Income From Equity Investments. Income from equity investments for the quarter ended August 31, 1997 totaled $0.9 million compared to $1.2 million for the quarter ended August 31, 1996. Income from equity investments reflects equity income attributable to several joint ventures. The decrease in equity income was primarily due to a decline in income earned from the Kaiser LaRoche Hydrate Partnership as a result of increased costs incurred by the partnership.

     Other Income (Loss), Net. For the quarter ended August 31, 1997, other income (loss), net was $88,000 compared to other income (loss), net of ($44,000) for the quarter ended August 31, 1996.

     Interest and Amortization of Debt Expense. For the quarter ended August 31, 1997, interest and amortization of debt expense was $3.8 million compared to interest and amortization of debt expense of $3.6 million for the quarter ended August 31, 1996. The increase was due primarily to increased borrowings under the Company's revolving credit facility.

     (Provision) Benefit for Income Taxes. (Provision) benefit for income taxes for the quarter ended August 31, 1997 was ($0.9 million), a $1.8 million decrease from the quarter ended August 31, 1996. The decrease reflects the increase in income before income taxes as compared to the corresponding quarter in the prior year. The Company's effective tax rate was 40.0% and 41.0% for the quarters ended August 31, 1997 and August 31, 1996, respectively.

     Net Loss. As a result of the factors described above, net loss for the quarter ended August 31, 1997 was ($1.4 million) as compared to ($4.0 million) in the quarter ended August 31, 1996.

  Comparison of Six Months Ended August 31, 1997 and August 31, 1996

     Net Sales. Net sales for the six months ended August 31, 1997 decreased $7.3 million (3.6%) to $194.3 million from $201.7 million for the six months ended August 31, 1996.

     The Nitrogen Products segment's net sales for the six months ended August 31, 1997 increased $4.0 million (3.1%) compared to the corresponding six months in the preceding year. The increase in net sales was primarily due to (i) increased volumes and selling prices (other than at the Crystal City facility, see below) which resulted in an increase in net sales of $6.4 million in blasting grade due to stronger demand from certain coal mining markets, (ii) increased sales volume of $5.6 million from the Company's warehousing facilities which resulted from better regional weather and planting conditions in the current year and (iii) increased sales volume of ammonia of $1.6 million. Such increases were partially offset by decreased net sales of $4.5 million primarily as a result of decreased prices of ammonia and other products in agricultural markets experienced during fiscal year 1998. In addition, the Nitrogen Products segment experienced decreased sales volume at the Crystal City facility of $2.8 million due to the idling of the blasting grade ammonium nitrate plant at the facility in the spring of 1996 and decreased sales volume at the Cherokee facility of $1.6 million due to a delay in start up of the Phase II expansion. The project was completed in February 1997 and is expected to increase the ammonium nitrate production capacity of the facility.

     The Electrochemical Products segment's net sales for the six months ended August 31, 1997 decreased $7.4 million (14.4%) compared to the corresponding six months in the preceding year. The decrease reflects reductions of caustic soda and chlorine net sales of $5.3 million and fluorocarbon net sales of $2.1 million. Caustic soda and chlorine net sales decreased primarily as a result of a decrease in ECU prices which resulted in a decrease in net sales of $6.5 million. The impact of the decrease in ECU prices was partially offset by increased sales volumes in caustic and chlorine products of $1.2 million due to increased market demand and the correction of production problems experienced in the prior year. The fluorocarbon net sales decrease was due primarily to decreased net sales of CFCs R-11 and R-12 of $4.3 million resulting from the federally-mandated withdrawal from production of certain fluorocarbon products as of January 1, 1996. This impact of the decrease was partially offset by increased sales volume in R-141b of $1.6 million and increased sales volume at LaRoche Air Systems Inc. of $0.6 million.

     The Alumina Chemicals segment's net sales for the six months ended August 31, 1997 decreased $3.9 million (17.4%) compared to the corresponding six months in the preceding year. The decline during the six months was due to reduced net sales of calcined and tabular alumina products of $2.5 million as a result of the sale of those production facilities to C-E Baton Rouge, Inc. ("C-E") on April 1, 1996 and decreased net sales of $2.1 million of active aluminas due to decreased sales volume.

     Income from Operations. Income from operations for the six months ended August 31, 1997 increased $3.3 million (68.6%) to $8.2 million from $4.8 million for the six months ended August 31, 1996.

     The Nitrogen Products segment's income from operations increased by $6.0 million (178.6%) for the six months ended August 31, 1997 as compared to the corresponding six months in the prior year. This increase was partially due to decreased labor, environmental remediation and other costs of $3.6 million and decreased natural gas costs of $2.0 million. In addition, the Nitrogen Products segment experienced increased income from operations of $1.3 million as compared to the prior year in blasting grade ammonium nitrate and ammonia sold at its distribution facilities. Such increases were primarily as a result of increased demand from certain coal mining markets and better regional weather and planting conditions (as discussed above). The Nitrogen Products segment's income from operations for the six months ended August 31, 1997 also includes approximately $900,000 as a result of an insurance recovery related to previously disclosed production problems during fiscal year 1997 and a loss on the disposal of certain assets of $1.6 million.

     The Electrochemical Products segment's income from operations decreased by $1.6 million (41.2%) for the six months ended August 31, 1997 as compared to the corresponding six months in the prior year. This decline was a result of decreased income from operations in chlorine and caustic soda of $1.8 million offset by increased income from operations in fluorocarbons of $0.2 million. Income from operations in chlorine and caustic soda includes a decrease of $4.8 million as compared to the prior year which resulted from a decline in ECU prices that was partially offset by decreased energy cost in the production of caustic and chlorine products and increased market demand. The offsetting increase in income from operations in chlorine and caustic soda of $3.0 million resulted primarily from decreased maintenance and other costs (as discussed above). In addition, income from operations in fluorocarbons includes decreased net sales of CFCs R-11 and R-12 of $2.4 million. The offsetting increase in income from operation in fluorocarbons of $2.6 million was also attributable to decreased maintenance and other costs incurred as compared to the prior year.

     The Alumina Chemicals segment's loss from operations increased by $0.9 million (197.3%) for the six months ended August 31, 1997 as compared to the corresponding six months in the prior year. This increase is due to increased repair and maintenance and other costs of $1.9 million. Such increase was offset partially by the sale of the calcined and tabular alumina production facilities to C-E Baton Rouge, Inc. ("C-E") on April 1, 1996 which resulted in a decreased loss of approximately $0.6 million in income from operations.

     Corporate Expenses. Corporate expenses for the six months ended August 31, 1997 increased $0.2 million (6.8%) to $3.0 million from $2.8 million for the six months ended August 31, 1996. For the six months ended August 31, 1997 and 1996, as a percentage of net sales, these corporate expenses were 1.6% and 1.4%, respectively.

     Income From Equity Investments. Income from equity investments for the six months ended August 31, 1997 totaled $2.1 million compared to $2.2 million for the six months ended August 31, 1996. Income from equity investments reflects equity income attributable to several joint ventures.

     Other Income, Net. For the six months ended August 31, 1997, other income, net was $49,000 compared to other income, net of $27,000 for the six months ended August 31, 1996.

     Interest and Amortization of Debt Expense. For the six months ended August 31, 1997, interest and amortization of debt expense was $7.7 million compared to interest and amortization of debt expense of $7.6 million for the six months ended August 31, 1996. The increase was due primarily to increased borrowings under the Company's revolving credit facility.

     (Provision) Benefit for Income Taxes. (Provision) benefit for income taxes for the six months ended August 31, 1997 was $1.0 million, a $1.3 million increase from the six months ended August 31, 1996. The increase reflects the increase in income before income taxes as compared to the corresponding six months in the prior year. The Company's effective tax rate was 40.0% and 52.8% for the six months ended August 31, 1997 and August 31, 1996, respectively.

     Net Income (Loss).  As a result of the factors described above, net income
(loss) for the six months ended August 31, 1997 was $1.5 million. Net income
(loss) increased $1.8 million from ($0.2 million) in the six months ended August 31, 1996.

     The following table presents business segment information for the fiscal years ended February 28, 1995, February 29, 1996 and February 28, 1997, respectively:

                                                                            FISCAL YEAR ENDED
                                                     ---------------------------------------------------------------
                                                      FEBRUARY 28, 1995     FEBRUARY 29, 1996     FEBRUARY 28, 1997
                                                     -------------------   -------------------   -------------------
                                                                PERCENT               PERCENT               PERCENT
                                                      AMOUNT    OF TOTAL    AMOUNT    OF TOTAL    AMOUNT    OF TOTAL
                                                     --------   --------   --------   --------   --------   --------
                                                                         (DOLLARS IN THOUSANDS)
NET SALES:
Nitrogen Products..................................  $234,909     55.8%    $248,438     55.3%    $242,408     63.9%
Electrochemical Products...........................   126,509     30.1      138,775     30.9       96,738     25.5
Alumina Chemicals..................................    59,305     14.1       61,769     13.8       40,139     10.6
                                                     --------    -----     --------    -----     --------    -----
         Total.....................................  $420,723    100.0%    $448,982    100.0%    $379,285    100.0%
                                                     ========    =====     ========    =====     ========    =====
INCOME (LOSS) FROM OPERATIONS:
Nitrogen Products..................................  $ 13,833     37.2%    $ 20,468     46.2%    $ 11,710    110.1%
Electrochemical Products...........................    24,818     66.7       29,624     66.9        8,562     80.4
Alumina Chemicals..................................     2,196      5.9         (448)    (1.0)      (3,897)   (36.6)
Corporate..........................................    (3,642)    (9.8)      (5,359)   (12.1)      (5,738)   (53.9)
                                                     --------    -----     --------    -----     --------    -----
         Total.....................................  $ 37,205    100.0%    $ 44,285    100.0%    $ 10,637    100.0%
                                                     ========    =====     ========    =====     ========    =====

  Comparison of Years Ended February 28, 1997 and February 29, 1996

     Net Sales. Net sales for the fiscal years 1997 decreased to $379.3 million $449.0 million in fiscal year 1996, a decrease of $69.7 million (15.5%).

     The Nitrogen Products segment's net sales decreased $6.0 million (2.4%) due primarily to increased internal consumption of ammonia produced by Avondale Ammonia ("Avondale Ammonia"), an equally-held joint venture between the Company and Cytec Industries Inc. ("Cytec"), as well as production problems experienced at the Avondale Ammonia facility, resulting in reduced net sales of $14.4 million. In connection with the formation of Avondale Ammonia in July 1994, the Company agreed to fulfill certain market-based sales commitments expiring within approximately one year of the formation of Avondale Ammonia. Approximately one-half of the sales commitments were renewed on an annual basis. Accordingly, the Company's ammonia sales declined during 1997 as such sales commitments expired and the ammonia became available for internal consumption. In addition, the Company experienced decreased sales volumes at its nitrogen warehouses and industrial ammonia locations of $13.1 million primarily as a result of poor regional weather and planting conditions. Such decreases were partially offset by increased net sales of $26.2 million resulting from the purchase of the Seneca blasting grade ammonium nitrate facility during December 1995.

     The Electrochemical Products segment's net sales decreased $42.0 million (30.3%) primarily due to a $33.1 million decrease in sales volume of fluorocarbon products as a result of the federally-mandated withdrawal from production of CFCs R-ll and R-12 and the Company's exit from packaged refrigerant products. Also contributing to the decline in net sales were decreased ECU prices of $6.1 million experienced during fiscal year 1997.

     The Alumina Chemicals segment's net sales decreased $21.6 million (35.0%) which consisted primarily of: (i) $11.9 million from the formation of CRILAR and the resulting exclusion of certain sales from net sales and production problems experienced at the remaining Versal(R) facility and (ii) $14.5 million from the sale of the calcined and tabular alumina production facilities to C-E on April 1, 1996. Such decreases were partially offset by increased activated alumina net sales of $4.9 million.

     Income from Operations. Income from operations for fiscal year 1997 decreased to $10.6 million from $44.3 million in fiscal year 1996, a decrease of $33.6 million (76.0%).

     The Nitrogen Products segment's income from operations decreased by $8.8 million (42.8%) during fiscal year 1997 as compared to the preceding year. This decrease was primarily due to increased natural gas costs of $5.8 million (as discussed above) and increased environmental remediation costs of $1.1 million as compared to fiscal 1996. The Nitrogen Products segment's income from operations for fiscal year 1997 also includes a $1.5 million charge to selling, general and administrative expense as a result of a plea agreement with the United States Department of Justice. See "Business -- Legal Proceedings."

     The Electrochemical Products segment's income from operations decreased by $21.1 million (71.1%) during fiscal year 1997 as compared to the preceding year. This decrease consisted primarily of lower income from operations in chlorine and caustic soda of $14.5 million and fluorocarbons of $5.5 million. The decline in chlorine and caustic soda profitability resulted from (i) reduced income from operations of $12.5 million because of lower ECU prices and production problems and (ii) the $4.5 million effect of increased natural gas prices, which were partially offset by $2.6 million of lower maintenance and other costs. A $6.3 million decrease in fluorocarbons income from operations, resulting from the federally-mandated withdrawal from production of certain fluorocarbons and refrigerant products was partially offset by reduced cost of $800,000 in the Company's HCFC R-141b operations.

     The Alumina Chemicals segment's loss from operations increased by $3.4 million during fiscal year 1997 as compared to the preceding year. The increase was primarily the result of the formation of CRILAR and the resulting exclusion of certain gross profits from the segment's income from operations. Income from operations for the Alumina Chemicals segment was also negatively affected by the operating agreement entered into with C-E upon the disposition of the calcined and tabular businesses as the Company incurred costs associated with the transition of operations to C-E during fiscal year 1997.

     Corporate Expenses. Corporate expenses for fiscal year 1997 increased $379,000 to $5.7 million from $5.3 million for fiscal year 1996. For fiscal years ended 1997 and 1996, as a percentage of net sales, these corporate expenses were 1.5% and 1.2%, respectively.

     Interest and Amortization of Debt Expense. Interest expense for fiscal year 1997 decreased to $14.9 million from $16.0 million in fiscal year 1996, a decrease of $1.1 million (6.8%). The decrease resulted from repayments on higher rate debt obligations of $11.7 million and interest capitalized on major capital projects of $860,000. The Company capitalized no interest on major capital projects in fiscal year 1996.

     Income from Equity Investments. Income from equity investments increased to $4.9 million in fiscal year 1997 from $2.6 million in fiscal year 1996, an increase of $2.3 million (85.5%). Equity income attributable to CRILAR and increases in income from the Kaiser LaRoche Hydrate Partnership, a partnership with Kaiser in which the Company acquired a 45% interest (the "Hydrate Partnership"), due primarily to increased sales by the partnership, accounted for the increase.

     Other Income, Net. Other income, net, for fiscal year 1997 decreased to $411,000 from $1.2 million for fiscal year 1996, a decrease of $752,000 (64.7%). The decrease is primarily attributable to the decrease in interest income earned in fiscal year 1997.

     Provision For Income Taxes. Provision for income taxes for fiscal year 1997 decreased to $417,000 from $13.2 million for fiscal year 1996, a decrease of $12.8 million (96.8%). The effective tax rates were 38.8% and 41.0% for fiscal years 1997 and 1996, respectively. The Company's effective tax rate in fiscal year 1997 was adversely affected by the non-deductible charge relating to the United States Department of Justice fine, which was offset by certain one-time benefits from the resolution of federal tax audits and amendments to prior tax returns.

     Net Income. As a result of the factors described above, net income for fiscal year 1997 was $659,000. Net income decreased $18.3 million from the preceding year.

  Comparison of Years Ended February 29, 1996 and February 28, 1995

     Net Sales. Net sales for fiscal year 1996 increased to $449.0 million from $420.7 million in fiscal year 1995, an increase of $28.3 million (6.7%).

     The Nitrogen Products segment's net sales increased $13.5 million (5.8%) due to additional sales volume primarily as a result of the purchase of the Seneca facility and higher sales price of ammonia.

     The Electrochemical Products segment's net sales increased $12.3 million (9.7%) due primarily to increases in chlorine and caustic soda sales of $13.6 million coupled with steady sales of fluorocarbons as compared to the prior year. A chlorine and caustic plant outage at the Gramercy facility over an extended period during fiscal year 1995 resulted in increased sales volume during fiscal year 1996 compared to fiscal year 1995. Also contributing to greater net sales were higher caustic soda prices during fiscal year 1996. An increase in HCFC R-141b net sales of $9.4 million partially offset reduced net sales of $11.0 million which resulted from the decreased sales volume of other fluorocarbon products and lower CFC R-11 and R-12 sales prices. As of January 1, 1996, the Company completed the phase-out of the production of CFCs R-11 and R-12.

     The Alumina Chemicals segment's net sales increased $2.5 million (4.2%) due primarily to a change in sales product mix to higher priced alumina chemical products.

     Income From Operations. Income from operations for fiscal year 1996 increased to $44.3 million from $37.2 million in fiscal year 1995, an increase of $7.1 million (19.0%).

     The Nitrogen Products segment's income from operations increased by $6.6 million (48.0%) during fiscal year 1996 as compared to the preceding year. This increase was primarily due to higher ammonia prices experienced during the year.

     The Electrochemical Products segment's income from operations increased by $4.8 million (19.4%) during fiscal year 1996 as compared to the preceding year. This increase was primarily due to higher caustic soda prices and increased sales volumes (as discussed above). The Company's income before income taxes during fiscal year 1995 was impacted adversely by $1.6 million due to the temporary outage of the chlor-alkali plant.

     The Alumina Chemicals segment's income from operations decreased by $2.6 million (120.4%) during fiscal year 1996 as compared to the preceding year. This decrease was primarily due to costs associated with the calcined and tabular businesses disposition coupled with a change in sales product mix to higher cost alumina chemical products. In fiscal year 1996 and 1995, the calcined and tabular businesses recognized losses from operations of $4.7 million and $3.0 million, respectively.

     Corporate Expenses. Corporate expenses for fiscal year 1996 increased $1.7 million to $5.4 million from $3.6 million for fiscal year 1995. For fiscal years ended 1996 and 1995, as a percentage of net sales, these corporate expenses were 1.2% and 0.9%, respectively.

     Interest and Amortization of Debt Expense. Interest expense for fiscal year 1996 increased to $16.0 million from $13.1 million in fiscal year 1995, an increase of $2.9 million (22.1%). The increase was attributable to the additional interest incurred on the Existing Notes which were outstanding throughout fiscal year 1996, but only outstanding for a portion of fiscal year 1995.

     Income From Equity Investments. Income from equity investments increased to $2.6 million in fiscal year 1996 from $2.5 million in fiscal year 1995, an increase of $107,000 (4.2%). Equity income attributable to CRILAR, offset by a $1.1 million decrease in income attributed to the Hydrate Partnership due to higher raw material costs, accounted for the increase.

     Other Income, Net. Other income, net, for fiscal year 1996 decreased to $1.2 million from $1.6 million for fiscal year 1995, a decrease of $418,000 (26.4%).

     Provision For Income Taxes. Provision for income taxes for fiscal year 1996 increased to $13.2 million from $12.3 million for fiscal year 1995, an increase of $873,000 (7.1%). The effective tax rates were 41.0% and 43.5% for fiscal year 1996 and 199S, respectively, a 5.7% decrease.

     Minority Interests. Minority interests for fiscal year 1996 decreased to $0 from $2.1 million in fiscal year 1995 due to the purchase of minority shares of LaRoche Chemicals Inc. in August 1994 concurrent with the completion of the sale of the Existing Notes.

     Net Income. As a result of the factors described above, net income for fiscal year 1996 was $19.0 million. Net income increased $5.9 million from the preceding year.

LIQUIDITY AND CAPITAL RESOURCES

     Operating Activities. Net cash provided by operating activities was $24.2 million and $22.9 million for the six months ended August 31, 1997 and 1996, respectively. The increase was primarily the result of increased net income before depreciation and amortization and other non-cash charges offset partially by less significant reductions in working capital than in the corresponding six months in the prior year. Net cash provided by operating activities for fiscal years 1997, 1996 and 1995 was $25.3 million, $60.8 million and $5.5 million, respectively. The decrease in net income and changes in working capital requirements contributed primarily to the decrease in net cash provided by operating activities in fiscal year 1997. The Company experienced a less significant increase in working capital requirements during fiscal year 1997 compared to a substantial decline in working capital requirements experienced in fiscal year 1996. Such decreases experienced in fiscal year 1996 resulted primarily from significant decreases in inventories from fiscal year 1995 due to a reduction in fluorocarbon inventories resulting from the government-mandated phase-out of production of CFCs R-11 and R-12 and a decrease in nitrogen products purchased for resale. Management does not expect the Company to experience these significant fluctuations in the future.

     Investing and Financing Activities. Net cash used in investing activities was $18.6 million for the six months ended August 31, 1997 compared to $11.6 million in the six months ended August 31, 1996. The primary use of cash for the six months ended August 31, 1997 was capital expenditures of $16.2 million. Major capital expenditures included $1.8 million for the Phase II Cherokee expansion which was completed in February 1997 (as discussed above), $2.5 million for projects to improve the electrical systems at the Gramercy powerhouse and $3.3 million for the Company's ongoing software implementation project and other capital projects of $5.2 million. For the six months ended August 31, 1996, capital expenditures of $12.7 million and plant turnarounds of $2.6 million, partially offset by proceeds of $4.1 million from the sale to C-E of certain calcined and tabular alumina production equipment and other assets, accounted for the majority of net cash used by investing activities. Major capital expenditures during the six months ended August 31, 1996 included $3.6 million for the Cherokee facility expansion projects and $0.8 million for the Gramercy powerhouse improvement projects. Phases I and II of the Cherokee facility projects have been completed and are expected to improve ammonium nitrate prill production and reduce emissions. The powerhouse projects are expected to increase the reliability and efficiency of the powerhouse operations at the Gramercy chlorine and caustic soda facility and are expected to be substantially completed during fiscal year 1998. The Company intends to use cash flows from operations, proceeds from the Notes and borrowings under the Credit Facility as the source of funds for the projects mentioned above.

     Net cash used by financing activities was $3.5 million and $11.3 million for the six months ended August 31, 1997 and 1996, respectively. Cash used by financing activities of $3.5 million for the six months ended August 31, 1997 included repayments of $2.8 million of long-term debt. During the six months ended August 31, 1997, the Company made its final payment on the USX Notes. Cash used by financing activities of $11.3 million for the six months ended August 31, 1996 included the $7.5 million repurchase of common stock with put rights, net repayments of $1.5 million of outstanding indebtedness under the Company's revolving credit facility, repayments of $4.8 million of long-term debt, partially offset by the receipt of $2.9 million on the sale of redeemable common stock.

     Net cash used in investing activities for fiscal years 1997, 1996 and 1995 were $39.7 million, $52.0 million and $32.0 million, respectively. The primary use of cash for investing activities during fiscal year 1997 was for capital expenditure projects. Significant fiscal year 1997 capital expenditures related to the Company's strategic growth plan. Major projects which were in process during fiscal year 1997 included Phases I and II of the Cherokee facility expansion and the Gramercy powerhouse improvement projects. The Company also incurred costs of approximately $1.5 million for its ongoing software implementation project. The project will replace the Company's existing software for all software applications, including the financial and manufacturing systems. The Company expects to complete the implementation of the software project during fiscal year 1999. Net cash used in investing activities for fiscal year 1996 included $37.5 million for the purchase of the

Seneca facility in December 1995. Net cash used in investing activities for fiscal year 1995 included capital expenditures of $17.7 million and investments of $13.4 million. Such spending included the acquisition of the Company's interest in Avondale Ammonia, construction of an active aluminas plant, the completion of the construction of the HCFC R-141b fluorocarbon plant, and the purchase of a new fertilizer warehouse.

     During fiscal year 1997, proceeds of $3.1 million from the sale of the Company's calcined and tabular operations and $600,000 from the sale of other properties contributed cash of $3.7 million. In addition, proceeds from the sale to CRILAR of the 50% interest in the Versal II plant and $1.0 million from the sale of other properties contributed to cash of $6.5 million in fiscal year 1996.

     Net cash (used)/provided by financing activities for fiscal years 1997, 1996 and 1995 was $12.3 million, ($11.3) million and $28.3 million, respectively. Cash provided in 1997 was primarily due to borrowings of $32.9 million under the then-existing credit facility. Such amounts were primarily used to fund the Company's capital expenditures during 1997, as discussed above. In addition, the Company repaid $11.7 million of long-term debt, including pre-payments of $5.2 million and scheduled payments of $5.0 million on the USX Notes. Fiscal year 1997 activity also included payments of $7.5 million to repurchase common stock of the Company pursuant to rights of a former officer. Cash used by financing activities in 1996 was primarily due to the repayment of debt, specifically a pre-payment of $7.4 million and scheduled payments of $4.0 million on the USX Notes. Cash provided by financing activities in 1995 was primarily the result of the issuance of $100 million of 13% Notes. Proceeds from the 13% Notes were used for the retirement of debt, the repurchase of outstanding LCI minority shares and the repurchase of certain shares of stock from a retiring executive officer. In addition, a portion of the proceeds was used to retire the bridge financing associated with the acquisition of the Company's interest in Avondale Ammonia.

     Dividend payments of an aggregate of $912,000 and $439,000 were paid during fiscal year 1997 and the six months ended August 31, 1997, respectively. On October 10, 1997, the Company's Board approved dividend payments of $328,000 to all shareholders of record as of September 30, 1997. The Board may or may not declare additional dividends in the future depending upon the financial condition of the Company and restrictions pursuant to the Company's debt instruments.

     Management anticipates that the Company's existing capital resources, cash flow generated from future operations and drawings under the Revolving Credit Facility will enable it to maintain its planned operations, capital expenditures and debt service for the foreseeable future.

ENVIRONMENTAL AND LEGAL MATTERS

     Due to the nature of the Company's business, it must continually monitor compliance with all applicable environmental laws and regulations. As of February 28, 1997, the Company had recorded $1.9 million of current liabilities and $2.6 million of non-current liabilities to reflect the estimated future costs associated with environmental matters. A significant portion of the recorded liabilities is attributable to a soil and groundwater contamination incident at the Company's Gramercy facility in fiscal year 1990. Remediation at such facility is being conducted in accordance with a work plan approved by the Louisiana Department of Environmental Quality. Future expenditures for the Gramercy facility are anticipated to be approximately $2.2 million and are anticipated to be paid over the next few years. In addition, the Company has recorded liabilities attributable to the Greensboro, North Carolina fertilizer plant contamination. Future expenditures by the Company for the Greensboro facility are anticipated to be between $1.7 million and $3.0 million. See "Business -- Legal Proceedings."

     Under the asset purchase agreements with USX and Kaiser, both USX and Kaiser retained liability under certain circumstances for environmental matters that existed prior to the dates of the respective transactions. In connection with the Company's sale of certain of the businesses it originally bought from USX in 1986, the Company retains some degree of liability for environmental matters that existed prior to the date of sale. See "Business -- Environmental Proceedings."

     Capital expenditures made to address environmental matters were $1.2 million, $1.5 million and $7.8 million in fiscal years 1995, 1996 and 1997, respectively. Included in fiscal 1997 expenditures is approximately

$5.9 million related to certain emissions abatement equipment at the Cherokee facility that allows the Company to operate a nitric acid plant at a substantially higher capacity than in recent years without exceeding limitations on certain emissions.

     On June 27, 1996, Marathon Oil Company and Marathon Pipe Line Company (together, "Marathon") initiated litigation against the Company and another defendant in connection with a 1995 petroleum release near the Company's Gramercy facility, and in connection therewith a class action lawsuit was filed against the Company and Marathon. Because the matter is in a preliminary stage, it is not yet possible to predict whether the Company will incur any liability for the rupture and release or to reasonably estimate the cost of any possible liability. See "Business -- Legal Proceedings."

     The Company is a participant in certain other legal actions, claims and remedial activities. Management of the Company believes that, based upon the information currently available, such other legal actions, claims and remedial activities are likely to be resolved without a material adverse effect upon the Company's financial condition and results of operations. However, the aggregate cost of such legal actions, claims and remedial activities are inherently impossible to predict and there can therefore be no assurance that this will be the case. See "Business -- Legal Proceedings."

RECENTLY ISSUED ACCOUNTING STANDARDS

     Effective March 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets to be held and used by an entity, certain identifiable intangibles and goodwill be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of this accounting standard did not have a material effect on the Company's operating results or financial condition.

     In October 1996, the American Institute of Certified Public Accountants issued Statement of Position 96-1, Environmental Remediation Liabilities ("SOP 96-1"). SOP 96-1 provides guidance with respect to the recognition, measurement and disclosure of environmental remediation liabilities. The Company adopted SOP 96-1 effective March 1997. Adoption of SOP 96-1 did not have a material effect on the Company's operating results or financial condition.

     In June 1997, the Financial Accounting Standards Board issued Financial Accounting Standard No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS No. 131"). SFAS No. 131 establishes standards for disclosures of segment information about products and services, geographic areas, major customers and certain interim disclosures of segment information which are not required by accounting standards currently applied by the Company. The Company will adopt SFAS No. 131 in the first quarter of fiscal 1999. Currently, the Company is evaluating this standard and is uncertain as to the impact it will have on the Company's consolidated financial statements.

SEASONALITY

     Demand for the Company's fertilizer products is seasonal. Such seasonality of demand requires the Company to build its inventory in anticipation of periods of peak demand and may adversely affect the Company's cash flow. The Company typically realizes higher prices and margins for fertilizer during the spring and, to a lesser extent, the fall planting seasons. Demand for the Company's fertilizer is primarily dependent on United States agricultural conditions, which can be volatile as a result of a number of factors, the most important of which are weather patterns and conditions, current and projected grain stocks and prices, and the United States government's agricultural policy. Due to fertilizer seasonality, interim results of operations may not be indicative of the results expected for the full fiscal year. In addition, the Company periodically performs extended major maintenance on its manufacturing facilities that results in periods of reduced production at such facilities. Due to the timing of these activities and other factors, interim results of operations may not be indicative of the results expected for the full fiscal year.

                                    BUSINESS

THE COMPANY

     LaRoche Industries Inc. is a major domestic diversified producer and distributor of inorganic chemicals. The Company's products are divided into three business segments: Nitrogen Products, Electrochemical Products and Alumina Chemicals. The Company produces and distributes various Nitrogen Products, including nitrogen-based fertilizers essential for crop growth and nitrogen-based blasting agents for industrial explosives. In its Electrochemical Products, the Company is a merchant producer and marketer of chlor-alkali chemicals, which are fundamental building blocks for products used in the construction, pulp and paper, water treatment, detergent, pesticide and pharmaceutical industries. The Company also produces Alumina Chemicals, which are used in a variety of catalyst and adsorbent applications, including environmental protection and abatement processes.

     The Company was formed in a 1986 management buyout of the nitrogen, mixed fertilizers and retail business operations of USX followed by a 1988 acquisition of certain chemical production operations of Kaiser. The Company has assembled and is continuing to develop a platform of three core businesses upon which it believes it can realize long term growth and improved profitability. The Company intends to achieve these objectives primarily through capital expenditures to improve and expand existing facilities, new product development and strategic acquisitions of attractively priced assets in the Company's core business segments. Management believes the Company benefits from the sale of diversified products with relatively independent business cycles and distinct markets. For the fiscal year ended February 28, 1997, the Company had consolidated net sales of $379.3 million and EBITDA of $39.1 million.

INDUSTRY OVERVIEW

  NITROGEN PRODUCTS

     Ammonia is produced from natural gas and is used primarily as a direct application fertilizer, as an ingredient in a number of industrial chemicals and as the basic building block to produce a variety of nitrogen-based products. Ammonia is upgraded into a number of products including urea, ammonium nitrate, UAN solution and nitric acid. These upgraded products are used in a variety of applications including fertilizers and as a key ingredient in industrial explosives.

     In the production of ammonium nitrate, ammonia gas and air are burned in the presence of a catalyst to form nitric acid. Additional ammonia is then used to neutralize the nitric acid, forming ammonium nitrate liquor. This liquor is either solidified and converted into granular pellets (or prilled) to produce HDAN, a solid fertilizer, or LDAN, a blasting grade ammonium nitrate, or combined with urea liquor to produce UAN solution, a liquid fertilizer product.

     Approximately 60% of total United States ammonium nitrate production is used in agricultural fertilizers, with the remaining 40% used as the main component of most industrial explosives and blasting agents. The industry has historically been relatively stable except for a depressed period between 1985 and 1987 when poor market conditions for both fertilizers and explosives coincided. Since the early 1990's, the industry has been operating at or near capacity due to strong demand for fertilizers stemming from tight global and United States grain supplies and the recent deregulation of United States farming due to the Freedom to Farm Act. Since ammonia is the critical raw material in the ammonium nitrate production process, leading producers generally derive significant profitability and supply reliability benefits from vertical integration.

     The United States accounts for approximately 14% of total world ammonium nitrate capacity and is largely self-sufficient. Total capacity of 4.3 million tons p.a. in the United States is forecast by industry consultants to increase by about 3% p.a. through 2000. The market for ammonium nitrate in the United States is characterized as mature with industry experts forecasting relatively minimal but steady demand growth of 1% p.a. through 2000, driven by increasing demand for ammonium nitrate for the fertilizer markets and stable demand for ammonium nitrate from the coal mining industry. Management believes the increased demand for ammonium nitrate, driven by the factors discussed below, will keep pace with expected capacity increases, which may help to keep ammonium nitrate prices relatively stable.

     Fertilizer

     Fertilizer products supply and enhance the natural fertility of soil by replacing the essential nutrients that have been taken from the soil by previous crops. The three primary nutrients in fertilizer that are essential to plant growth are nitrogen, phosphate and potash. Typically, farmers add various proportions of all three to the soil as fertilizer. Nitrogen, to a significantly greater extent than phosphate or potash, must be reapplied each year in areas of intense agricultural usage, and consequently year-to-year demand for nitrogen fertilizer tends to be more consistent on a per acre planted basis than the demand for other fertilizers.

     Nitrogen fertilizer demand in the United States depends on a number of factors, including total planted acreage of corn and wheat, the primary crops which utilize nitrogen fertilizer, crop mix and fertilizer application rates. Planted acreage and fertilizer application rates are determined primarily by the planting decisions of farmers who are influenced by, among other things, the profit that they expect to make on the investment to plant, grow and harvest their crops. These profit expectations are in turn influenced by current and projected grain stocks and prices, United States government agricultural policies (including subsidy and acreage set-aside programs) and weather. World grain stocks are currently at or near recent historical lows, which is leading to an increase in the number of acres planted in the United States, and subsequently to an increase in demand for nitrogen fertilizers. Nitrogen fertilizer application rates are also affected by the type of crops planted and local soil conditions. In recent years, nitrogen application rates have been relatively stable.

     Domestic nitrogen fertilizer producers also compete with foreign importers, some of whom are able to offset high transportation costs by the direct receipt of foreign government subsidies or low local natural gas prices. Imports from Canada, Norway and the former Soviet Union have risen to approximately 500,000 tons p.a. to meet United States demand.

     Total North American production capacity for nitrogen-based, fertilizer-grade ammonium nitrate was approximately 2.55 million tons p.a. at the end of 1996, as estimated by industry consultants. According to an industry consultant, Mississippi Chemical Corporation is the leading North American producer of HDAN with a 28% share of installed capacity followed by the Company (11%), Unocal Corporation (9%), and El Dorado Chemical Company (9%). Because the main competitive factor affecting price is cost of transportation, the geographic area which a production facility can competitively supply tends to be restricted.

     Solid ammonium nitrate and ammonium nitrate solutions, including UAN solutions, collectively account for approximately 21% of the total United States nitrogen fertilizer market. Solid ammonium nitrate has historically served as the primary nitrogen fertilizer for pastures and no-till row crops because it is less prone to evaporation losses than other fertilizers. Demand for solid ammonium nitrate has experienced a recent marginal decline due to competition from ammonia and urea in the solid fertilizer markets. UAN solution, which is applied as a liquid fertilizer product, has become increasingly popular because it provides farmers with the flexibility to apply fertilizer to crops at various stages of the planting cycle. This increase in popularity has led to increased demand for UAN solution, which has compensated for the marginal decline in demand for solid ammonium nitrate.

     Blasting Grade Ammonium Nitrate

     Total North American production capacity for blasting grade ammonium nitrate was approximately 2.74 million tons p.a. at the end of 1996 as estimated by industry consultants. Approximately 70% of ammonium nitrate-based blasting agents and explosive tonnage are used in the mining of coal, the volume of which is largely determined by electric power demand. Metals mining, quarry and road construction activity also affect demand for these blasting products. According to an industry consultant, ICI Explosives USA Inc. is the leading North American producer of LDAN with a 21% share of industry capacity followed by Potash Corporation of Saskatchewan Inc. (17%), Dyno Nobel Inc. (16%), and the Company (16%). Overall demand tends to be cyclical reflecting the economic sensitivity of industries consuming explosives.

     Freight charges typically account for a significant percentage of the selling price of blasting grade ammonium nitrate, which limits the geography to which manufacturers can deliver on a competitive basis. Competition is generally divided between the eastern and western regions of the United States and is based on price and product quality.

     Producers of blasting grade ammonium nitrate historically sold excess product as a nitrogen fertilizer. However, the industry has adopted policies severely restricting sales of blasting-grade ammonium nitrate to the fertilizer markets following the 1995 Oklahoma City bombing.

     Industrial Ammonia

     Anhydrous and aqua ammonia have a variety of industrial applications, including the removal of nitrogen oxide pollutant gases from boiler and incinerator emissions, refrigeration, fermentation, chemical processing, water treatment, heat treating and waste acid neutralization. In response to the Clean Air Act Amendments, which severely restrict the discharge of certain pollutants into the environment, domestic demand for ammonia used in the treatment of sulfur and nitrogen oxide gases has grown rapidly. These provisions call for additional restrictions in the next several years. Measures currently being discussed by the United States Environmental Protection Agency ("EPA") and endorsed by the Clinton Administration would further tighten emission limits. Although approximately 80% of ammonia is used for fertilizer applications, industrial ammonia holds a growing share of the overall market.

  ELECTROCHEMICAL PRODUCTS

     Chlor-alkali

     Chlorine and caustic soda, most commonly produced as co-products of salt brine electrolysis in a fixed weight ratio of 1 to 1.12, are the sixth and seventh most commonly produced chemicals, respectively, in the United States based on volume. In salt brine electrolysis, an electric current is passed through a salt crystal dissolved in water between immersed conductors, causing the brine solution to break down into chlorine, caustic soda and hydrogen by-product.

     Chlorine is a critical intermediate used in the production of several thousand derivative commercial chemicals, including PVC, polyurethane foams, titanium dioxide and pesticides. These segments are the largest consumers with the greatest growth potential for the future. The primary direct-application uses of chlorine are in municipal water treatment, in the manufacture of household and industrial bleach, and in the pulp and paper industry. Chlorine is vital to public well-being given that greater than 85% of all pharmaceuticals, more than 96% of all crop protection chemicals, and nearly all of North America's municipal water systems are dependent on chlorine. Caustic soda is a basic commodity chemical with even more diverse end-market applications than chlorine. It is sold to manufacturers of aluminum, alumina chemicals, soaps, detergents and petrochemicals, processors of pulp and paper, and for water treatment. Caustic soda is most frequently valued for its neutralizing power as a strong base and as an absorbent, rather than as a source of sodium.

     Industry experts expect total United States chlorine demand to grow at an average annual growth rate ("AAGR") of 2.5% through 2001, driven primarily by 4.5% average annual growth in demand from the PVC industry, which is the largest end-market for chlorine and which accounts for approximately 29% of United States consumption. PVC is a versatile thermoplastic used widely by the construction industry in piping, films, wire and cable insulation, and floor coverings. Overall chlorine demand growth is being tempered by the decline in demand from: (i) the pulp and paper industry, as producers complete the conversion to reduced-chlorine, elemental chlorine-free, or totally chlorine-free products for bleaching purposes; and (ii) the CFC end-markets due to those products' phase-out in accordance with the Montreal Protocols. Industry experts expect the demand for caustic soda to grow at a slightly higher 2.6% AAGR through 2001, driven by the pulp and paper industry for processing purposes, as well as stable demand in various other chemical processing applications.

US CHLORINE -- DEMAND BY END-USE 1996

[PIE CHART SHOWING U.S. CHLORINE USE IN 1996, BROKEN DOWN INTO EIGHT CATEGORIES OF USE WITH RESPECTIVE PERCENTAGES FOR EACH CATEGORY].

Source: CMAI, May 1997

US CAUSTIC SODA -- DEMAND BY END-USE 1996

[PIE CHART SHOWING U.S. CAUSTIC SODA USE IN 1996, BROKEN DOWN INTO NINE CATEGORIES OF USE WITH RESPECTIVE PERCENTAGES FOR EACH CATEGORY].

Source: CMAI, August 1997

     Historically, chlorine production in the United States has fluctuated over the economic cycles, but has experienced a long-term average growth rate of approximately 1.2% per annum during the period from 1973 to 1997. Chlorine is difficult and dangerous to store in its elemental form, whereas caustic soda is comparatively safe and stable and readily capable of being stored in large quantities. As a result, demand for chlorine, generally dictated by the construction industry, is the key driver for overall production volume of chlorine and caustic soda. Generally, when demand for chlorine is high, production levels and prices increase. This tends to be offset by over-supply of caustic soda and weak caustic soda pricing. On the contrary, when chlorine demand is weak, production levels and pricing decrease, causing caustic soda to be in a tight supply position with attendant rising prices. The volatility in the caustic soda market tends to be exacerbated by end-users building inventories ahead of forecast shortages and price increases, and running down inventories ahead of forecast over-supply and price weakness. As a result, an inverse, although not perfectly correlated price relationship exists between chlorine and caustic soda. The price of one ton of chlorine plus the price of the accompanying 1.12 tons of caustic soda, known as an ECU, therefore tends to be somewhat less volatile than the price of either commodity individually.

                         HISTORICAL CHLOR-ALKALI PRICES

[TABLE SHOWING THE HISTORICAL PRICE PER TON FOR CHLORINE, CAUSTIC SODA AND FOR AN ECU, FROM FIRST QUARTER 1986 THROUGH FIRST QUARTER 1997].

Source: -- CMAI, August 1997

     Chlor-alkali pricing decreased from a level of approximately $400 per ECU ton in 1988 to below $200 per ECU ton by mid-1993 due to general declines in the economy. The divergent behavior of chlorine and caustic soda prices was particularly evident in 1991 when caustic soda prices reached a pre-recession peak of $275 per ton during the second quarter, while chlorine prices dropped below $50 per ton due to oversupply. The comparatively lower volatility of ECU price levels during this time period demonstrated the industry's ability to sustain normalized levels of profitability even with wide price variances for the individual products. As the economy rebounded from the recession, both chlorine and caustic soda prices recovered, with pricing eventually topping $400 per ECU at the peak of the commodity chemical cycle in 1995. Caustic soda prices eased from the second half of 1995 through all of 1996 due to the accumulating inventory levels caused by strong chlorine demand and reduced caustic soda demand due to lower pulp and paper operating rates. As a result, prices fell off to approximately $335-345 per ECU by the end of 1996 even as chlorine prices remained strong due to the steady demand growth emanating from the PVC industry. For the third quarter of 1997, contract chlorine and caustic soda prices have settled at $205-$225 per ton and $95-$105 per ton respectively, resulting in prices ranging from $310-$345 per ECU.

     The chlor-alkali industry has consistently achieved operating rates in excess of 90% since 1991, having recovered from a major period of rationalization during the early 1980's when operating rates bottomed out at just over 60%. The industry benefited from significant capacity reductions as well as major capacity expansions by producers of chlorine derivatives during that period. Despite recent announcements by a number of chlor-alkali producers, including integrated producers Dow Chemical Co., Olin Corporation, Formosa Plastics Corporation, and Shintech, Inc. to expand capacity, annual operating rates within the chlor-alkali industry are expected by industry experts to average over 95% through 2001 to meet anticipated demand growth.

                   UNITED STATES CHLORINE CAPACITY/PRODUCTION

[TABLE SHOWING HISTORICAL AND ESTIMATED U.S. CHLORINE PRODUCTION, CAPACITY AND OPERATING RATE, FROM 1973 THROUGH 1995 (ESTIMATED FOR 1997).]

Source: CMAI, August 1997

     Nearly one-third of the world's chlor-alkali production capacity is located in North America, with approximately 70% situated along the United States Gulf Coast. Chlor-alkali producers along the United States Gulf Coast are among the lowest-cost industry producers, due to excellent feedstock logistics and close proximity to downstream producers of products that consume chlorine and caustic soda. According to industry consultants, the three largest chlor-alkali producers in North America are Dow Chemical Co., Occidental Chemical Corporation and PPG Industries Inc. with capacity shares of approximately 25%, 21%, and 13% respectively. Most of the major United States Gulf Coast producers are fully downstream integrated into products which involve the processing of chlorine. As a result, there are relatively few merchant producers of chlorine.

     Technology used in the manufacture of chlorine and caustic soda is based on either diaphragm, membrane or mercury cells. Of these, the diaphragm cell process is predominant in the United States with approximately 66% of total capacity. Each of the mercury cell and membrane cell processes is used to manufacture approximately 17% of chlorine in the United States.

     The profitability of the industry as a whole and relative profitability between producers is significantly affected by energy efficiency and the cost of energy, since energy represents by far the largest cost component in the production of chlorine and caustic soda (according to industry consultants, energy accounts for an average of 37% of manufacturing costs for a diaphragm cell based producer). Historically, market fluctuations in natural gas prices have had a significant impact on industry profitability. Other key components in relative profitability between producers are brine costs and logistics and transport costs, largely driven by proximity to customers.

     Fluorocarbons

     Fluorocarbons are produced through the reaction of a chlorinated organic compound with HF in the presence of a catalyst. Fluorocarbons are used as refrigerants, blowing agents, raw materials for fluoro-polymers, elastomers, and aerosol propellants in a wide variety of end-use applications. In 1987, the United States signed the Montreal Protocols which, for environmental reasons related to ozone depletion, mandated the total phase-out of CFCs, their temporary replacement by HCFCs, and their ultimate replacement by hydrofluorocarbons ("HFCs"), or other products. Fluorocarbon producers voluntarily accelerated the termination of CFC production and have since ceased nearly all residual sales of CFC products. In anticipation of the CFC phase out, producers developed production processes for, and began manufacture of, replacement fluorocarbon products, such as HCFC-141b, the replacement fluorocarbon for use as a foam blowing agent in rigid polyurethane foams. Rigid polyurethane foams serve primarily as insulation in appliances, piping, buildings, and refrigerated transport containers.

     HCFC-141b production is mandated to be phased out in 2003. As a result, producers are developing proprietary technologies for the production of next generation fluorocarbons, including HFC-245fa, which industry participants have targeted as a potential replacement foam blowing agent for HCFC-141b.

  ALUMINA CHEMICALS

     Industry consultants forecast demand growth of specialty alumina products of 5%-6% per annum over the next five years. Activated and Versal(R) aluminas have diverse end-use applications and customer groups. Much of the increased demand for specialty alumina products is driven by environmental regulation and the declining quality of crude petroleum feedstocks.

     Major specialty aluminas producers include the Company, the Aluminum Company of America, Societe Francaise de Produits par Catalyse S.A., a 50%-50% French joint venture between Rhone-Poulenc and Institute de Services Industriels et Scientifiques, Condea Chemie, GmbH., a large German chemical company, and the Aluminum Company of Canada.

     Activated Alumina Chemicals

     The term active or activated alumina refers to several synthetic, high-surface area alumina products formulated in proprietary activation processes. Activation is a process or series of processes in which optimum chemical or surface reactivity is developed in a solid material by using rehydration and heat to change the physical structure and characteristics of the material. These activated aluminas are available in various forms and modifications such as powders, granules or spheres.

     Activated alumina is produced by carefully controlled, partial calcination of hydrate, followed by forming, aging and activation. The conditions of calcination, aging and activation are all highly proprietary. Uses of activated alumina include utilization as a specialty adsorbent in a wide variety of processes within the petroleum and petrochemical industries. Applications include dehydration of various gases and liquids, hydrofluoric acid alkylation, catalyst support, chloride removal, Claus catalysts, and as adsorbent materials used in the manufacture of polyethylene, hydrogen peroxide, petrochemicals and gasoline additives.

     Versal(R)

     The name, Versal(R), refers to a family of high performance gel aluminas. Versal(R) fills a market niche as a raw material in the production of catalyst supports. The Versal(R) product line provides the breadth required to satisfy a wide range of properties required by a catalyst manufacturer, such as pore volume, pore volume distribution, dispersibility and density. Versal(R) products are used as catalyst supports for a number of applications, including fluid cracking, desulfurization (removal of sulfurs and metals from sour crude oil), petrochemical reactions, production of additives used in reformulated gasoline products and treatment of automotive emissions. The passage of the Clean Air Act Amendments has resulted in increased demand for Versal(R) products especially those used as support for desulfurization and oxygenate catalysts.

     Hydrate

     Hydrate, the key raw material in the production of specialty alumina, is a constituent of bauxite and is produced in the Bayer process, the nearly universal process for producing aluminas from bauxite. The three largest markets for hydrate are flame retardants, alum and detergent zeolites. Hydrate is a widely used chemical that retards flame and suppresses smoke. Hydrate, along with sulfuric acid, is used in the production of alum, which is primarily used in water treatment systems. Hydrate is also used as a coagulant and softener in water and sanitation systems. Management projects overall growth in demand for hydrate to be modest, averaging 1.5% to 2.0% annually over the next several years.

     Producers of hydrate include Kaiser, the Aluminum Company of America, the Aluminum Company of Canada, Reynolds Metals Co. and Ormet Corporation, a subsidiary of Oralco, Inc.

BUSINESS STRATEGY

     The Company's goals are to achieve long-term growth and improve profitability while maintaining stringent criteria for safety, reliability, advanced technology and product quality. The Company's strategies include:

          Continue to Improve Existing Operations. Management believes that it can lower its cost of production and achieve greater manufacturing reliability through several identified capital expenditure projects. In Nitrogen Products, the Company is evaluating the expansion of ammonia production capacity at the Cherokee plant, which will provide further vertical integration of its raw material supply. In Electrochemical Products, in addition to the construction of improved electrical systems currently underway, additional caustic soda evaporation capacity and improved brine saturation capabilities are projects under consideration for the Gramercy facility. In Alumina Chemicals, debottlenecking, capacity expansions and cost reduction programs are being studied for the Baton Rouge facility. The estimated total cost of these and other identified capital expenditure projects under consideration is approximately $100.0 million over the next three to four years. Assuming that all of such projects are approved and implemented, the Company believes that these projects could in the aggregate contribute approximately $27.0 million to annual EBITDA. The Company's estimate of the potential contribution to EBITDA from these projects is based on various assumptions as to costs of raw materials, demand and prices for the Company's products and other matters, many of which are beyond the Company's control. There can be no assurances that any or all of the capital expenditure projects under consideration will be implemented or that the Company will achieve any or all of the anticipated operating efficiencies, increase in EBITDA, or other benefits from such expenditures.

          Focus On Product Quality and Customer Service. The Company is seeking to further improve the quality and performance of its products and the ability of the Company to consistently satisfy customer requirements through steps that include implementation of its internal quality initiative and completion of ISO-9000 certification. These steps, coupled with programs to improve product distribution, develop products with its customers and increase manufacturing flexibility are intended to satisfy changing customer product demands and delivery requirements.

          Enhance Core Businesses through Strategic Acquisitions. The Company continually evaluates acquisition opportunities that would complement and expand its core businesses while increasing its market position and distribution strengths. The Company believes it is well-positioned to acquire low-cost commodity chemical assets in its core businesses from other large chemical companies, many of which have made strategic decisions to exit the commodity chemicals business and focus on downstream business lines that often will continue to require commodity chemical feedstocks. Management believes such assets often have been underutilized and offer significant potential for value enhancement when operated, maintained and developed by a focused commodity chemical producer, such as the Company.

          Improve Stability of Cash Flow. Management believes that the diverse array of the products offered, and distinct markets served by, the Company mitigate the impact of the cyclicality of any one product or market on the overall performance of the Company. In an effort to further increase its cash flow stability, the Company is engaging in: (i) active commodity hedging activities and vertical integration to help mitigate raw materials price risk; (ii) product development to expand value-added, less cyclical businesses such as Alumina Chemicals; and (iii) strategic acquisitions and business development to acquire or expand businesses which either are less cyclical, balance the seasonality of the Company's Nitrogen Product segment, or provide access to new geographic markets.

BUSINESS PRODUCT SEGMENTS

  Nitrogen Products

     The Company's Nitrogen Products consist of three product lines: (i) ammonium nitrate and nitrogen solution fertilizers; (ii) blasting-grade ammonium nitrate; and (iii) industrial anhydrous and aqua ammonia. The Company's two primary nitrogen-based fertilizers are HDAN and UAN solution. The Company has total HDAN production capacity of 280,000 tons p.a. at its Cherokee and Crystal City facilities, and UAN solution capacity of 250,000 tons p.a. at its Cherokee facility. The Company believes it is the second largest North American supplier of HDAN with approximately 11% of industry capacity. The Company manufactures blasting-grade LDAN and 83% Solution used by the coal mining, metal mining and quarry industries. The Company has total LDAN capacity of 440,000 tons p.a. at its Crystal City, Seneca and Geneva facilities. The Company believes it is the fourth largest North American supplier of LDAN to the blasting products market, representing approximately 16% of industry capacity. The Company also believes it is currently the largest merchant distributor in the United States of premium grade anhydrous and aqua ammonia used for water treatment and for the manufacture of other chemical products. For fiscal year 1997, Nitrogen Products accounted for $242.4 million of net sales (63.9% of Company total) and $26.4 million of EBITDA before unallocated corporate expenses (59.0% of Company total).

                                                            NAMEPLATE CAPACITY (TONS p.a.)
                                                  --------------------------------------------------
                                      TYPICAL                CRYSTAL
COMPANY PRODUCT                     APPLICATIONS  CHEROKEE    CITY       SENECA    GENEVA    FORTIER
---------------                     ------------  --------   -------     -------   -------   -------
FERTILIZER
HDAN..............................  Fertilizers    140,000   140,000          --        --        --
UAN solution......................  Fertilizers    250,000        --          --        --        --
EXPLOSIVES
LDAN..............................  Explosives          --   110,000(1)  230,000   100,000        --
83% Solution......................  Explosives      80,000        --          --        --        --
AMMONIA
Anhydrous & Aqua Ammonia..........  Fertilizer,    175,000        --          --        --   440,000(2)
                                    Feedstock &
                                    Water
                                    Treatment...

---------------

(1) The Company's production of LDAN at Crystal City has been suspended since March 1996.
(2) The Fortier, Louisiana facility is owned by Avondale Ammonia. The Company is obligated to purchase at least 220,000 tons p.a. produced at such facility, and may be required to purchase any excess production not purchased by Cytec.

     The Company has achieved its leading market positions through the development of an extensive system of production and distribution facilities which are located close to their target markets, often in areas where competitors do not have local operations. Accordingly, due to the high costs associated with the transportation of certain nitrogen products, the Company believes it has located its facilities where it enjoys a freight advantage over many other competitors. The Company has maintained competitiveness through back-integration into ammonia, efficient management of natural gas feedstock costs and capacity expansions.

     Fertilizer Grade Ammonium Nitrate. The Company primarily markets fertilizer grade HDAN and UAN solution to distributors, dealers, national farm retail chains, regional farm cooperatives and other fertilizer producers located near its plants or distribution warehouses for ultimate sale and delivery to farmers.

     The Company believes its fertilizer customers are concentrated mainly in the midsouth and midwest regions of the United States, where their location allows the Company to supply its customers with lower freight costs and more reliable delivery rates than certain of its competitors. The Company historically has sold more fertilizer grade ammonium nitrate and UAN solution than it had the capacity to produce, thus allowing it to operate its fertilizer plants at or near capacity year-round. Due to the high fixed costs associated with fertilizer production, the Company believes this strategy provides it with a delivered cost advantage over certain competitors. The Company sells its UAN solution in markets that can be advantageously supplied by its Cherokee facility.

     Blasting Grade Ammonium Nitrate. As in its fertilizer business, the Company is committed to selling a greater volume of blasting grade LDAN than it produces. Unlike other ammonium nitrate producers that tend to de-emphasize the blasting market during periods of high fertilizer demand, the Company seeks to maintain product quality and availability irrespective of conditions in the fertilizer market.

     On December 13, 1995, the Company acquired the Seneca facility, a 230,000 tons p.a. blasting grade LDAN manufacturing facility and related assets for an aggregate purchase price of approximately $39.5 million. The facility manufactures and sells LDAN only in the blasting market. Blasting grade LDAN is also manufactured at the Company's 110,000 ton p.a. Geneva facility. The Company also purchases blasting grade LDAN on a contract basis from third parties. Sales to manufacturers, distributors and end users are made through contracts and open market sales.

     In May 1995, as a result of the Oklahoma City bombing and the Company's commitment to the community as a Responsible Care(R) company, the Company adopted a new policy severely limiting the sale of blasting grade LDAN to any entity outside the explosives industry. In accordance with such policy, the Company announced in May 1996 that it had suspended production of LDAN at the Crystal City facility due to the lack of demand for explosives from the surrounding coal mining industry. The Company is investigating options to return this facility to production, including feasibility studies relating to production of additional fertilizer grade HDAN at such facility.

     Freight charges typically account for a significant percentage of the selling price of blasting grade LDAN, which somewhat limits the geographic areas in which manufacturers can compete. Competition generally is divided between the eastern and western regions of the United States and is based on price and product quality. Because of the location of its three plants and two distribution centers, the Company is able to compete in both regions. The Company believes that no competitor maintains a significant technological or quality advantage over the others.

     Industrial Ammonia. The Company supplies the merchant market for anhydrous and aqua ammonia through 22 customer service centers located throughout the country and sells products and services nationally. Approximately 50% of the Company's industrial ammonia sales are for chemical processing applications and environmental processes, for which demand has been increasing. The Company is experiencing an increasing demand for aqua ammonia as a result of new environmental regulations that restrict sulfur and nitrogen oxide emissions. The Company converts anhydrous ammonia into aqua ammonia at ten distribution centers.

     The Company's competitors include both ammonia manufacturers and merchant distributors. The ammonia manufacturers serve primarily the large bulk commodity users, and the merchant distributors serve the smaller volume specialty users of anhydrous and aqua ammonia, who are the focus of the Company's marketing efforts. The Company has only one major competitor, Tanner Industries, who distributes industrial ammonia products nationally. Other competitors in the industrial ammonia merchant market distribute only in local market areas.

     The Company has its own fleet of trucks and trailers for delivering these products to customers' locations. Sales are made in cylinders, less than truck load quantities, full truck load and railcar loads. The Company also sells equipment, replacement parts, safety seminars and videos, ammonia clean-out services and other services and equipment rentals, that support the primary sale of anhydrous and aqua ammonia.

     Raw Materials. At the Cherokee facility, anhydrous ammonia is produced and then upgraded into ammonium nitrate and UAN solutions. The Company purchases anhydrous ammonia to produce ammonium nitrate at the Seneca, Crystal City and Geneva facilities. The Company's investment in Avondale Ammonia reflects the Company's strategy to vertically integrate. The Company obtains approximately 220,000 tons p.a. of ammonia feedstock from Avondale Ammonia, either directly or through swapping arrangements, for its various Nitrogen Products facilities. Ammonia produced by Avondale Ammonia is transferred at cost to the joint venture partners relative to their respective ownership interests. In the aggregate, the Company purchases approximately one-third of its ammonia feedstock requirements from external ammonia manufacturers. Substantially all of its purchased ammonia requirements are supplied pursuant to contracts at prices that permit the Company to produce Nitrogen Products at a competitive cost. The primary material purchased by the Company in connection with the production of ammonia at its Cherokee and Avondale Ammonia facilities is natural gas. Natural gas is supplied throughout the United States by large pipeline companies and local distributors.

ELECTROCHEMICAL PRODUCTS

     The Company's Electrochemical Products consist primarily of chlorine and caustic soda (chlor-alkali) that are produced as co-products at its Gramercy facility. This facility has chlorine production capacity of 200,000 tons p.a. and caustic soda production capacity of 224,000 tons p.a. Chlorine is sold for a variety of uses, including the manufacture of PVC, household and industrial bleach, water treatment, titanium dioxide, and various other end-uses. Caustic soda is sold to manufacturers of aluminum, organic and inorganic chemicals, detergents and petrochemicals, and to pulp and paper processors, and water treatment facilities. For fiscal year 1997, Electrochemical Products accounted for $96.7 million of net sales (25.5% of Company total) and $14.3 million of EBITDA before unallocated corporate expenses (31.8% of Company total).

COMPANY PRODUCT                             TYPICAL APPLICATIONS                 NAMEPLATE CAPACITY
---------------                ----------------------------------------------    ------------------
Chlorine.....................  PVC, fluorocarbons, titanium dioxide, water       200,000 tons p.a.
                               treatment, rigid urethane foam, pulp and paper
                               bleaching and the production of a wide variety
                               of other chemicals and plastics
Caustic Soda.................  Soaps, detergents, petrochemicals, pulp and       224,000 tons p.a.
                               paper processing, aluminum and alumina
                               chemicals production, water treatment and the
                               production of a wide variety of other
                               chemicals

     The Company primarily competes in the Gulf Coast chlor-alkali market. Industry consultants estimate approximately 70% of Gulf Coast chlorine capacity is used by integrated producers for captive consumption in the production of downstream products. As a result, despite accounting for only approximately 2.0% of overall Gulf Coast chlorine capacity, the Company has developed a niche position in the Gulf Coast merchant chlorine market. The Company's production capacity represents an approximate 7.5% share of the 2.7 million ton p.a. market. The Company has achieved this position by focusing on chlorine sales to downstream producers of PVC, rigid urethane foam and titanium dioxide that prefer not to deal with chlorine suppliers that also produce competing downstream products. The Company believes it has developed strong customer relationships by capitalizing upon its secure brine supply, low-cost on-site electric power and close customer proximity to consistently deliver a competitively priced product. Over 50% of the Company's chlorine and caustic soda sales are currently made to customers located within a 100-mile radius of the Gramercy facility.

     The Company employs the diaphragm cell technology. The manufacturing process consists of the electrolysis of sodium chloride brine (salt water), which produces free hydrogen, chlorine and caustic soda solution. The Company burns its hydrogen by-product for power, and separates and concentrates the chlorine and caustic soda. For safety reasons, only small quantities of chlorine are stored, and production tends to be limited to the amount of chlorine the plant can sell in a relatively short period of time. Although salt is the basic raw material used in the production of chlorine and caustic soda, electricity is the largest production cost component. The Gramercy facility is adjacent to a Kaiser bauxite processing facility and the two companies share a powerhouse complex and have certain operating agreements relating to this and other jointly operated or administered assets. See "-- Kaiser Relationship." During fiscal year 1996, the Company approved and began implementing certain capital improvements designed to reduce the electrical costs at its chlorine and caustic soda plant at Gramercy. These improvements, which included the installation of a new back-up rectifier assembly, refurbishment of generator turbine units and upgrading of the control systems, are expected to be substantially complete during fiscal 1998.

     The Company also operates a fluorocarbon business at its Gramercy facility. Due to the federal government's mandated phaseout of CFC production by 1996, the Company has replaced its CFC foam blowing agent product line with the next generation foam blowing agent, HCFC-141b, over the last three fiscal years. The Company has reduced its reliance on its CFC business and on fluorocarbon products in general, with expanded offerings and more intensive development of markets and facilities for the production of chlorine and caustic soda as well as products in its Nitrogen Products and Alumina Chemicals segments. As a result, CFCs contributed $33.4 million, $12.4 million, $8.1 million and $2.5 million, respectively, to the Company's income from operations for fiscal years 1994, 1995, 1996 and 1997.

     Raw Materials. The primary raw material used in the production of chlorine and caustic soda is salt. The Company has a long-term contract with Texaco Inc. ("Texaco"), which gives the Company the right to extract salt from a salt dome located 15 miles from the Gramercy facility. The contract expires on May 3, 2007, subject to the Company's option to renew the contract until May 3, 2032. The Company is currently negotiating a new agreement with Texaco that would give Texaco the right to open additional wells in exchange for a contract extension and certain other amendments. The Company operates a pipeline through which the brine is transported from the Texaco salt dome to the Gramercy facility.

     Natural gas is the primary cost component in generating electricity for chlorine and caustic soda production and is sold in the United States on the spot market, as well as under long-term contracts. The Company makes spot purchases and has contracts for up to one year; however, the Company also buys natural gas contracts for future delivery and enters into natural gas hedging arrangements with financial counterparties to hedge its natural gas price exposure. Fluctuations in natural gas prices may affect the operating results of the Electrochemical Products business.

     HF and chlorinated organic products are the primary raw materials needed for the production of fluorocarbons. HF and the required chlorinated organic products are considered by management to be readily available for purchase domestically.

ALUMINA CHEMICALS

     The Company's Alumina Chemicals business, located at its Baton Rouge facility, includes specialty activated aluminas and Versal(R) gel aluminas. These specialty products are used as desiccants, adsorbents, catalysts and catalyst support systems. The Company believes it is the world's second largest producer of activated aluminas, with an estimated annual production capacity of 50 million pounds, and the world's second largest merchant producer of gel aluminas, with an estimated annual production capacity of 20 million pounds. The Company is also an equity investor in two joint ventures, (CRILAR and the Hydrate Partnership), related to its specialty aluminas business. For fiscal year 1997, Alumina Chemicals accounted for $40.1 million of net sales (10.6% of Company total) and $4.1 million of EBITDA before unallocated corporate expenses (9.2% of Company total).

                                 INTERMEDIATE              TYPICAL
COMPANY PRODUCT                    PRODUCTS              APPLICATIONS             NAMEPLATE CAPACITY
---------------                 --------------    --------------------------    -----------------------
Activated alumina chemicals...  Adsorbent         Polyethylene, hydrogen        50 million lbs. p.a.
                                materials,        peroxide, petrochemicals,
                                catalysts, and    gasoline additives and air
                                desiccants        conditioning
Versal(R) alumina chemicals...  Catalysts         Oil refining, gasoline        20 million lbs. p.a.(1)
                                                  additives and automobile
                                                  emission control
Hydrate.......................  None              Detergents, plastics,         NA(2)
                                                  flame retardant materials,
                                                  and specialty aluminas

---------------

(1) The Company also owns, through CRILAR, an interest in a second Versal(R) facility with annual production capacity of 20 million lbs. p.a.
(2) Hydrate marketed by the Hydrate Partnership is produced at Kaiser's Gramercy facility. The Company has no direct hydrate capacity.

     In specialty aluminas, product performance is the basis for commanding a pricing premium. The Company believes it has successfully developed superior and technically advanced custom products for its customers, especially in its Versal(R) product line. The Company has developed strong relationships due to the customer-specific nature of its products.

     Activated Alumina Chemicals. The Company manufactures activated alumina chemicals, which are used as catalysts for a variety of industrial applications, and are all available in different size fractions. Activated alumina chemicals are marketed to several different industry segments. The Company's major customers include major polyethylene manufacturers, hydrogen peroxide producers, petrochemical manufacturers, natural gas processors and gasoline additive manufacturers.

     Versal(R) Alumina Chemicals. The Versal(R) line of alumina chemicals includes several types of products made using the Company's proprietary Versal(R) process. The Company's Versal(R) products are produced by the Company at its owned facility at Baton Rouge and at the CRILAR facility (as described below).

     Versal(R) products are supplied to a wide variety of catalyst producers, including oil refineries and automobile catalyst manufacturers. As evolving environmental regulations alter the catalyst requirements of automobile manufacturers, crude oil refiners and other catalyst users, the Company believes that the key to increasing market share will be the ability to meet unique customer demands for product characteristics. The Company believes that the Versal(R) process allows it to produce a full line of Versal(R) powders to satisfy the changing needs of its customers. Most of the Company's competitors produce only one type of alumina powder.

     CRILAR. In September 1995, the Company and Criterion formed CRILAR for the production of Versal(R) aluminas. The Company sold a 50% interest in certain Versal(R) alumina production equipment for $5.5 million as part of the joint venture arrangement. CRILAR obtained title to the Company's Versal(R) II plant. The Company continues to operate the facility under an operating agreement.

     Hydrate. Historically, the Company was a significant distributor of hydrate, which it purchased from Kaiser. In January 1993, the Company ceased its distribution of hydrate and entered into the Hydrate Partnership for the development, operation and management of a marketing operation for the sale of hydrate. See "-- Kaiser Relationship."

     Raw Materials. Hydrate, which is the primary raw material in the production of alumina chemicals, is generally supplied by aluminum manufacturers. The Company purchases all of its hydrate raw material requirements from Kaiser under a long-term contract and, on occasion, from other third party suppliers. Collectively, the Company and the Hydrate Partnership purchase a significant portion of Kaiser's hydrate production from its Gramercy facility. However, the Company does not directly purchase any hydrate from the Hydrate Partnership, with the exception of certain hydrate purchased by the CRILAR joint venture. See "-- Kaiser Relationship."

     Industrial Alumina Chemicals. The Company sold substantially all plant and equipment and certain other assets used exclusively in its calcined and tabular alumina production businesses to C-E on April 1, 1996. In return for operating fees as specified in the contract, the Company operated the plant and equipment on behalf of C-E from the effective date of the sale through July 1997 at which point C-E terminated production of all calcined and tabular products at such facility.

KAISER RELATIONSHIP

     The Company markets hydrate through the Hydrate Partnership. This partnership was formed in January 1993 for the development, operation and management of a marketing operation for the sale of hydrate. The Company jointly manages and has a 45% ownership interest in the partnership. The Hydrate Partnership purchases hydrate from Kaiser at competitive prices pursuant to a 20 year contract. All of the hydrate purchased by the Hydrate Partnership is sold to third parties, except for certain sales to CRILAR. In addition, the Company typically purchases all of its hydrate requirements from Kaiser under a long-term contract.

     Kaiser and the Company share the powerhouse complex at the Gramercy facility, from which the Company obtains electricity and steam for use in Electrochemical Products, pursuant to certain lease and operating agreements that remain in effect (if the Company exercises renewal options) until 2008. Kaiser owns and operates the powerhouse complex which is located on Kaiser property. The costs of operating the powerhouse and the utilization of electricity and steam generated therefrom are shared in accordance with these agreements. At the Gramercy facility, Kaiser operates its alumina plants adjacent to the Company's facility that produces Electrochemical Products. The Company currently is engaged in upgrading the powerhouse facility to increase its reliability and efficiency which the Company expects will lower power costs. These lower costs will benefit the Company as it shares in the facility's output.

     Kaiser and the Company also have agreements relating to jointly operated or administered environmental compliance matters at their Gramercy and Baton Rouge facilities, other services, such as water, sewage, dock and rail, chemical, telephone and emergency response services and other matters.

CHLOR-ALKALI JOINT VENTURE

     In October 1997, the Company purchased a 50% interest in the French chlor-alkali business of RPC, a subsidiary of Rhone-Poulenc, and entered into certain related arrangements with RPC. The Company purchased, through LII Europe, its newly formed, wholly owned subsidiary, a 50% stock interest in the Joint Venture Company. The Initial Purchase price is 42.5% of the agreed value of the Joint Venture Company, which Company is approximately FRF 447 million ($76.3 million), resulting in an initial investment by the Company of FRF 190 million ($32.4 million) excluding acquisition costs. The Company funded the Initial Purchase by drawing under the Term Loan. Four members of the Company's executive management serve on the Board of Directors of the Joint Venture Company.

     Prior to the Closing, RPC contributed to the Joint Venture Company the PCL Facility, a 265,000 ton p.a. chlor-alkali production facility, as well as certain other related assets and liabilities. The Company believes that the Chlor-alkali Joint Venture will: (i) increase its international market share in chlorine and caustic soda; (ii) provide a significant entry point to the European chemical markets at an attractive initial investment cost; and (iii) produce operating efficiencies which may be derived from the operating similarities between the PCL Facility and the Company's Gramercy facility. In connection with the Chlor-alkali Joint Venture, the Joint Venture Company entered into market-priced long term contracts to sell to Rhone-Poulenc (or its affiliates) chlorine and caustic soda, the amounts of which historically have been approximately 65% of the PCL Facility's production output. Based on audited financial information provided by Rhone-Poulenc, in 1996, the PCL Facility generated net sales of approximately FRF 547.6 million, and based on unaudited financial information, it generated EBITDA of approximately FRF 100 million. According to this financial information, for the year ended December 31, 1996, chlorine and caustic soda represented approximately 32% and 55%, respectively, while bleach and salt accounted for approximately 4% and 9%, respectively, of net sales from the business to be contributed to the Joint Venture Company.

     Pursuant to the RPC Put, the Company has also agreed to allow RPC to sell to the Company, through LII Europe, at RPC's option, the remaining 50% of the stock of the Joint Venture Company for 57.5% of the stipulated total value of the Joint Venture Company. The RPC Put may be exercised at any time with six months prior notice during the four-year period beginning six months after the Closing Date, upon the terms and conditions set forth in a put and call agreement among RPC, the Joint Venture Company, LII Europe and the Company which is to become effective upon the closing of the transactions contemplated by the Stock Purchase Agreement (the "Put and Call Agreement"). If RPC does not exercise the RPC Put during such four-year period, the Company may "put" its ownership interest back to RPC (the "Company Put") at a price of FRF 208.8 million, including repayment of certain debt incurred by the Joint Venture Company and subject to other adjustments, during the following eighteen months. RPC has the right to exercise the RPC Put within a six-month period following notice of the Company's exercise of the Company Put. If RPC then chooses to exercise the RPC Put, it takes precedence over the Company Put, with the effect that the Company would be required to purchase RPC's interest at a price of FRF
256.8 million, including repayment of certain debt incurred by the Joint Venture Company and subject to other adjustments.

     As a condition precedent to RPC's obligations under the Stock Purchase Agreement, the Company has agreed to reimburse, on a "stand-by" basis, RPC for the Company's proportionate share of any amounts that RPC is ultimately required to pay under its pre-existing guarantee of the obligations of CEVCO, the provider of electric energy to the Joint Venture Company, in respect of steam turbines leased by CEVCO under a certain operating lease (the "Turbine Lease"). The Company's proportionate share under such arrangement is limited to a maximum of FRF 172 million. The remaining term of the Turbine Lease is six years. The Company's proportionate share of such lease payments, based on current and expected ownership percentages, will not exceed $2.0 million per year prior to the exercise of the RPC Put, and will not exceed $4.0 million per year after exercise of the RPC Put, each based on current currency exchange rates.

     If the Company cannot or does not purchase RPC's stock pursuant to the RPC Put, subject to the terms and conditions of the Put and Call Agreement, RPC would have the right to require the Company to sell its 50% interest to RPC one year after notice of the RPC Put for 85% of the amount paid by the Company for the Initial Purchase, subject to certain adjustments. Consequently, there can be no assurance that the Company will own 100% of the Joint Venture Company in the future, and the Company may be required to sell its 50% interest. The Put and Call Agreement also contains restrictions upon the ability of the shareholders of the Joint Venture Company to compete with the Joint Venture Company during the term of the Shareholders' Agreement and, with respect to an exiting shareholder, for three years thereafter. The Company and RPC have also entered into a shareholders agreement (the "Shareholder's Agreement") effective as of the same date as the Put and Call Agreement, which provides for, among other things, governance of the Joint Venture Company. Neither the Company nor LII Europe will have the unilateral right to require RPC to "put" its remaining 50% equity interest in the Joint Venture Company to the Company except under very limited circumstances, such as a change in control of RPC. Also, in the event of a change of control of the Company, RPC would be able to invoke the RPC Put.

     As part of the Chlor-alkali Joint Venture, the Joint Venture Company entered into agreements with RPC and its affiliates and other third parties: (i) to own and operate jointly a powerhouse complex (the "Powerhouse Complex") located at the PCL Facility for the generation of electricity, steam and demineralized water for the PCL Facility's operations; (ii) to own a brine mine, and the extraction rights thereto, at Hauterives, France (the "Hauterives Facility"), and to operate a brine pipeline to transport sodium chloride from the Hauterives Facility to the PCL Facility; (iii) for the supply of certain products and services by RPC to the Joint Venture Company; and (iv) to sell to Rhone-Poulenc (or its affiliates) chlorine and caustic soda, the amounts of which historically have been approximately 65% of the PCL Facility's production output. In addition, the Joint Venture Company entered into long-term arrangements with Elf Atochem S.A., France's second largest chemical company and a wholly owned subsidiary of Elf Acquitaine S.A., which operated the Saint Fons bleach facility that was transferred to the Joint Venture Company.

     Pursuant to the Chlor-alkali Joint Venture, the Joint Venture Company intends to distribute by dividend to its shareholders, 100% of its net income annually. Under the terms of the Shareholders Agreement, capital expenditures will be funded from excess cash provided by operating income of the Joint Venture Company. There will be no obligation on the Company or RPC to fund any capital expenditures. It is anticipated that any debt facilities required by the Joint Venture Company will be borrowed locally by the Joint Venture Company without support from either RPC or the Company.

     Prior to closing of the Chlor-alkali Joint Venture, the RPC Union filed a complaint against RPC in a French civil court seeking to gain access to documentation pertaining to the Chlor-alkai Joint Venture and to prevent its consummation. After hearings on the RPC Union Matter, in September 1997 the French court denied the relief requested by the RPC Union.

RESEARCH AND DEVELOPMENT

     The Company has operated a research and development center at its Baton Rouge facility since 1989 to develop and test new products and production methods. The Company had research and development expenditures of approximately $3.8 million, $3.4 million and $3.1 million in fiscal years 1997, 1996 and 1995, respectively. The research and development center focuses on both process and product development. Many of the Company's innovations involve improvements to processes that allow existing products to be used in new applications. The research and development center also provides technical support for the Company's various product lines and is involved in the Company's plant upgrade projects. Through its research and development center, the Company also conducts research on a contract basis for third parties, including customers. Particular areas of emphasis for the research and development effort have been CFC and HCFC replacement processes and products and the development of new alumina chemical products to meet the needs of the Company's customers.

PATENTS

     The Company owns or has applied for approximately 30 patents and is licensed under other patents covering certain of its products and processes. The Company generally applies for patents whenever it develops new products or processes considered to be commercially viable and, in appropriate circumstances, seeks licenses when such products or processes are developed by others. Although in the aggregate the rights under such patents are important to the Company's operations, no significant segment of the Company's business or its business as a whole is dependent on any particular patent or license.

SEASONALITY

     A portion of the Company's nitrogen business serves the agricultural fertilizer market, which is seasonal with greater sales of such products occurring in the spring and, to a lesser extent, in the fall planting seasons. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality."

GOVERNMENTAL REGULATION

     The Company is subject to various federal, state and local environmental laws and regulations governing the use, discharge, storage, and disposal of hazardous materials because the Company uses hazardous substances and generates hazardous waste in the ordinary course of its manufacturing processes. Environmental laws and regulations have evolved rapidly over the last three decades typically becoming more restrictive of activities that may impact the environment, such as emissions of pollutants to air and water, generation and disposal of wastes and use and handling of chemical substances. The Company cannot at this time assess with certainty the degree of impact of future emissions standards and enforcement practices upon its operations or capital expenditure requirements.

     The Company is subject to the Clean Air Act, as amended by the Clean Air Act Amendments, and comparable state statutes regulating air emissions. The Clean Air Act Amendments contain provisions that may result in the imposition of certain pollution control requirements with respect to air emissions from the Company's operations. Depending upon requirements that may be imposed by state and local regulatory authorities in the implementation of those provisions and related regulations, the Company may be required to incur capital expenditures for air pollution control equipment in connection with maintaining or obtaining operating permits and approvals. Until such time as the new Clean Air Act Amendment requirements are fully implemented, the Company is unable to estimate the effect on earnings or operations or the amount and timing of such required capital expenditures. At present, the Company does not believe that such regulations will have a material effect on its financial condition or results of operations.

     The Clean Air Act Amendments provided for the phase-out of the production of CFCs (R-11 and R-12) as of January 1, 1996, followed by the phase-out of the production of the HCFC-141b by January 1, 2003. The Clean Air Act also regulates sulfur and nitrogen oxide removal from emissions and provides certain incentives for the production of reformulated gasolines. These regulations may increase the demand for certain of the Company's alumina chemicals and ammonia products.

     Chlorine use has been affected and may be affected further by certain environmental regulations, both final and pending, particularly those relating to the discharge of dioxins by pulp and paper producers. When chlorine is used in the pulp bleaching process, dioxins are a by-product. From time to time legislation is introduced proposing the elimination of discharges of chlorine compounds into navigable waters and requiring zero discharge limits for certain toxic substances, including certain chlorinated compounds.

     The Company's operations also are governed by extensive federal, state and local regulatory requirements relating to environmental issues, such as waste management and chemical handling. Consequently, the Company is required to obtain various permits for the operation of its plants and related facilities, and these permits are subject to revocation, modification and renewal. Governmental authorities enforce compliance with these regulations and permits, impose excise taxes on certain of the Company's products and implement environmental plans. Violators of these regulations are subject to civil and criminal penalties, including civil fines, injunctions or both. Accordingly, certain governmental regulation compliance costs and potential liabilities are inherent in the Company's operations and products. The Company's operations also are governed by laws and regulations relating to workplace safety and worker health, principally the Occupational Safety and Health Act and regulations thereunder which, among other things, regulate the use of hazardous chemicals in the workplace. The Company uses asbestos in the manufacture of its electrochemical products, and some of its operating facilities contain structural asbestos that the Company believes is properly contained.

     The Company voluntarily adheres to the Guiding Principles of the Responsible Care(R) initiative of the Chemical Manufacturers Association and its six Codes of Management Practices. The Company believes that these codes typically are more stringent than the legal requirements in the areas of process safety, employee safety, pollution prevention and chemical distribution.

LEGAL PROCEEDINGS

     General. The Company and its subsidiaries have been named as defendants in a number of legal actions arising from normal business activities. Although the amount of any ultimate liability with respect to such matters cannot be precisely determined, and therefore no assurance can be given with respect to the effect upon the Company's financial condition and results of operations of any such liability, in the opinion of the Company, any such liability is not likely to have a material adverse effect on the Company, even though the resolution of certain matters could be material to the results of operations of any single fiscal quarter. Additionally, the Company is involved, to the extent and with the Company's assessment of the effect noted, in the proceedings set forth below.

     Recent Developments. On May 9, 1997, the Company entered into a plea agreement with the United States Department of Justice, pursuant to which the Company admitted to participating in an agreement in restraint of competition for the sale of ammonium nitrate in May 1992. On May 30, 1997, the United States District Court for the Western District of Pennsylvania approved the plea agreement. Under the terms of such plea agreement, in which the government does not contend that the Company implemented the price-fixing agreement, the Company will pay a fine of $1.5 million in five installments during the next four years. Such amount has been accrued in the Company's financial statements as of February 28, 1997. The first installment has been paid. Such payment is believed to be considerably lower than the fines paid by several other companies in the industry and is not expected to have a material adverse effect on the financial condition or operations of the Company.

ENVIRONMENTAL PROCEEDINGS

     Gramercy, Louisiana. On July 28, 1989, a 28,000 gallon mixture primarily consisting of chloroform and carbon tetrachloride was spilled at the Company's Gramercy plant during the off-loading of a barge. Although immediate corrective action was initiated, the spill impacted the shallow soils and groundwater. Expenditures for corrective action and to determine the extent of contamination through February 28, 1997, have been approximately $3.5 million. The Company estimates that the remaining cost to complete remediation could be up to an additional $2.2 million over the next few years.

     On June 27, 1996, Marathon filed a complaint against the Company and one other company in the United States District Court for the Eastern District of Louisiana alleging that the Company or its agents damaged a gasoline pipeline causing it to rupture and release gasoline into the Blind River and surrounding area near Gramercy. Marathon's preliminary claim statement for damages incurred totals $8.5 million. In connection with the gasoline release, a class action petition was filed in the 23rd Judicial District Court for the Parish of St. James, Louisiana against Marathon and the Company on behalf of persons and entities allegedly sustaining direct and/or consequential damage as a result of the gasoline release. The Company is continuing a diligent investigation of the situation in order to evaluate the allegations and the relative responsibility of the parties involved. Management believes the Company has meritorious defenses to these claims and is vigorously defending itself against all claims. Because the matter is in a preliminary stage, it is not yet possible to predict whether the Company will incur any liability for the rupture and release or to reasonably estimate the cost of any possible liability.

     Greensboro, North Carolina. The Company acquired a Greensboro, North Carolina fertilizer plant and warehouse that was formerly used by Armour to produce sulfuric acid as part of the 1986 purchase from USX. After a fire destroyed the plant and most of the warehouse in 1989, the Company began an effort to assess the effects of historical contamination at the site. The original assessment addressed several areas, including a former wastewater holding pond. USX has retained substantial liability with respect to assessment and remediation of this site. The Company estimates that its portion of the remedial costs, including the cost of soil remediation and off-site disposal of waste material and building debris, will be between $1.7 million and $3.0 million.

     Pursuant to the Asset Purchase Agreement dated April 30, 1986 between USX and the Company, USX generally retains all environmental liabilities relating to the acquired assets resulting from events occurring prior to the closing date. The costs of any environmental liabilities arising due to both parties' ownership or use of the purchased assets will be allocated in accordance with each parties' contribution to the events or circumstances which gave rise to the liabilities.

     Other. In addition to the matters described above, the Company is also involved, to varying degrees, in litigation, as well as remedial activities at other facilities. Although management believes, based upon information currently available, that such other litigation and activities are likely to be resolved without a material adverse effect upon the financial condition and results of operations of the Company, the aggregate cost of such litigation and remedial activities cannot be precisely predicted, and there can be no assurance that this will be the case.

EMPLOYEES

     As of September 30, 1997, the Company had approximately 800 full-time employees, approximately 390 of whom were represented by labor unions under 12 collective bargaining agreements. The collective bargaining agreements for the Gramercy and Baton Rouge facilities expire in 2001 and 2000, respectively. Since 1986, the Company has had three labor disputes, none of which caused any material production delays. The Company considers its relations with its existing union and non-union employees to be satisfactory.

PROPERTIES

     The Company has seven facilities where its products are manufactured, 22 customer service centers from which it distributes anhydrous and aqua ammonia and four warehouses that it uses for delivery and storage of fertilizer. The Company's manufacturing facilities include the two facilities located in Baton Rouge and Gramercy which manufacture alumina chemicals and electrochemical products, the four facilities located in Cherokee, Crystal City, Geneva and Seneca, which manufacture nitrogen products and the Westwego facility, which manufactures ammonia.

     The Company believes that its primary facilities are in suitable condition and adequate for its current operations. The following table presents certain information relating to the principal facilities owned by the Company.

LOCATION                                    DESCRIPTION AND BUSINESS LINE                  STATUS
--------                                    -----------------------------                  ------
Gramercy...................  Electrochemical products: hydrochlorofluorocarbons, Caustic   Owned
                             soda and chlorine facility.
Baton Rouge................  Alumina chemicals: activated and Versal(R) alumina chemicals  Owned facility.
Cherokee...................  Nitrogen Products: fertilizer and blasting grade ammonium     Owned
                             nitrate facility and distribution center.
Crystal City...............  Nitrogen Products: fertilizer and blasting grade ammonium     Owned
                             nitrate facility.
Geneva.....................  Nitrogen Products: blasting grade ammonium nitrate facility.  Owned
Seneca.....................  Nitrogen Products: blasting grade ammonium nitrate facility.  Owned

     The Crystal City facility was subject to a mortgage securing a loan from USX. The Company made certain prepayments of the USX Notes during fiscal year 1996 and 1997 and made its final payment of $1.4 million, plus accrued interest thereon, on April 30, 1997. The Westwego facility is owned by Avondale Ammonia and is situated on land leased from Cytec. The Credit Facility is secured by a security interest in substantially all of the Company's domestic properties and assets granted to the lenders thereunder.

     In addition, the Company owns or leases 22 customer service centers in 18 states, where it stores and distributes anhydrous ammonia. It produces and distributes aqua ammonia products at nine of these centers. The Company also sells related storage systems and equipment and provides certain customer services at those centers. The Company owns the four agricultural warehouses located in Missouri, Illinois and Indiana, where the Company stores and distributes phosphate fertilizer (DAP and TSP), solid urea, potash, nitrate, UAN solutions and ammonium sulfate. The Company also owns several sites that were once used in the production or distribution of Company products, which currently are surplus to its needs.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the name, age and position with the Company of each person who is an executive officer or a director on the Board of Directors (a "Director") of the Company.

NAME                                           AGE                      POSITION
----                                           ---                      --------
W. Walter LaRoche, III.......................  45    Chairman of the Board
Victoria E. LaRoche..........................  39    Vice Chairman of the Board
Grant O. Reed................................  50    President, Chief Executive Officer and Director
Harold W. Ingalls............................  50    Vice President and Chief Financial Officer
Vincent R. Gurzo.............................  48    Vice President
William G. Osborne, Ph.D.....................  56    Vice President
Richard H. Watts.............................  51    Vice President and Secretary
Paul L. M. Beckwith, Ph.D....................  40    Director
John R. Hall.................................  64    Director
Johnnie Lou LaRoche..........................  69    Director
Louanne C. LaRoche...........................  42    Director
C. L. Wagner, Jr.............................  52    Director
George R. Wislar.............................  64    Director
Robert L. Yohe...............................  61    Director

     W. Walter LaRoche, III. Chairman of the Board. Mr. LaRoche joined the Tennessee Valley Authority in 1976 as an attorney and served in that capacity until 1988. In August 1988 he joined LaRoche Holdings Inc. ("LHI") as Vice President of Planning and Business Development. He was appointed Executive Vice President and Chief Operating Officer of the Company in January 1989 and President and Chief Operating Officer of the Company and Vice President of LaRoche Chemicals Inc. ("LCI") in March 1991. Mr. LaRoche was appointed Vice Chairman of LHI, LCI and the Company in May 1993. He served as a member of the Board of Directors of LHI, LCI and the Company from July 1988 until the consolidation of LHI and LCI into the Company (the "Consolidation") and he has continued to serve as a Director of the Company since the Consolidation. In October 1994, Mr. LaRoche was appointed Chairman of the Board of the Company. Mr. LaRoche's mother, Johnnie Lou LaRoche, and his sisters, Victoria E. LaRoche and Louanne C. LaRoche also serve as directors of the Company.

     Victoria E. LaRoche. Vice Chairman of the Board. Ms. LaRoche was elected as a Director of LHI in August 1993 and has been a Director of the Company since the Consolidation and Vice Chairman of the Board since October 1994. Ms. LaRoche began working for the Company in 1987 and held many positions within the Company in the Accounting, Environmental, Financial Analysis and Market Research departments until March 1996.

     Grant O. Reed. President, Chief Executive Officer and Director. Mr. Reed joined Monsanto Company in 1969 as a Chemical Engineer and later performed in various sales, product management and planning positions. He joined Ashland Chemical Company in 1980 and became Vice President and General Manager of the Carbon Black Division in 1984. In 1988 the Carbon Black Division of Ashland was sold to Degussa A.G. of Germany, and Mr. Reed became President of the Degussa Carbon Black Corporation. In 1990 he was appointed Executive Vice President of the Pigment Group of Degussa Corporation. Mr. Reed was appointed President and Chief Operating Officer of LHI and the Company in July 1993 and of LCI in August 1993. He became Chief Executive Officer of LHI, LCI and the Company in April 1994. Mr. Reed remained in those positions and has continued to serve as President, Chief Executive Officer and Director of the Company since the Consolidation.

     Harold W. Ingalls. Vice President and Chief Financial Officer. Mr. Ingalls joined the Company as Vice President and Chief Financial Officer in July 1996. Prior to joining the Company, Mr. Ingalls served for approximately a year as the Vice President and Chief Financial Officer of OHM Corporation Atlanta, an affiliate of WMX Technologies, Inc., an environmental remediation company ("WMX"). Prior to 1995, Mr. Ingalls served as the Chief Financial Officer, Treasurer and Vice President of two subsidiaries of WMX and served other subsidiaries of WMX for over thirteen years in various strategic and managerial capacities.

     Vincent R. Gurzo. Vice President. Mr. Gurzo joined the Company as Vice President of Specialty Chemicals in August 1996. Prior to joining the Company, Mr. Gurzo worked for a year with The Mercer Hoyt Group, a group specializing in training and sales development in the chemical industry and in publishing in the health care industry. From 1989 to 1995, Mr. Gurzo served as Vice
President -- Business Unit General Manager Industrial Business and in other sales and marketing positions for International Specialty Products (GAF).

     William G. Osborne, Ph.D. Vice President. Dr. Osborne has been responsible for the Company's merger and acquisition activity since May 1996. Prior to that, Dr. Osborne was responsible for the Company's purchasing and distribution functions from March 1994 until May 1996. Dr. Osborne was Vice President of Corporate Operations and Vice President and General Manager, Performance Materials for LCI from April 1992 through March 1994, and was Vice President and General Manager -- Specialty Alumina Chemicals for LCI from July 1988 through April 1992. He also held a number of positions with Kaiser from 1969 through LCI's acquisition of Kaiser in 1988. From 1966 to 1969, Dr. Osborne was a Research Engineer with E.I. du Pont de Nemours and Co.

     Richard H. Watts. Vice President. Mr. Watts has been responsible for Nitrogen Products since April 1995. Prior to that time Mr. Watts was the Vice President and General Manager of Alumina Chemicals from April 1992 until April 1995. Mr. Watts was Vice President and General Manager -- Gramercy Products for LCI from 1989 through April 1992. Between 1968 and 1988 Mr. Watts held a number of supervisory and management positions with Kaiser.

     Paul L. M. Beckwith, Ph.D. Director. Dr. Beckwith was elected as a Director of LCI in 1988 and has been a Director of the Company since the Consolidation. Dr. Beckwith became a Managing Director of Chase Securities Inc. in May 1997, where he is the Group Executive of the Global Chemicals Group. Prior to May 1997, Dr. Beckwith was a Managing Director of The Chase Manhattan Bank, where he had been employed since 1982.

     John R. Hall. Director. Mr. Hall was elected to the Board of Directors of the Company in September, 1996. Most recently, Mr. Hall was employed by Ashland, Inc. as Chairman of the Board and Chief Executive Officer. Mr. Hall served as Ashland Inc.'s Chairman of the Board and Chief Executive Officer since 1981. Mr. Hall stepped down from his position as Chief Executive Officer of Ashland, Inc. in October 1996 and retired as Chairman in February 1997. He is a member of the Board of Directors of Banc One Corporation, the Canada Life Assurance Company, CSX Corporation, Humana Inc., Reynolds Metals Company and UCAR International Inc. He is a member of the American Petroleum Institute Board of Directors and Public Policy Committee and the National Petroleum Counsel. Mr. Hall is past Chairman of the National Petroleum Refiners Association.

     Johnnie Lou LaRoche. Director. Mrs. LaRoche was elected as a Director of LHI in August 1993 and of LCI in August 1989. She has been a Director of the Company since the Consolidation. Mrs. LaRoche is the widow of the deceased founder (and principal) of the Company, William W. LaRoche, Jr. W. Walter LaRoche, III, Victoria E. LaRoche and Louanne C. LaRoche are siblings and are the children of Johnnie Lou LaRoche and William W. LaRoche, Jr.

     Louanne C. LaRoche. Director. Ms. LaRoche was elected as a Director of LHI in August 1993 and has been a Director of the Company since the Consolidation. As well as being an artist, she was owner and director of the Red Piano Art Gallery in Hilton Head, South Carolina from 1979 to 1995.

     C. L. Wagner, Jr. Director. Mr. Wagner was elected as a Director of LCI in 1988 and has been a Director of the Company since the Consolidation. Mr. Wagner has been a partner in the law firm of Hunton & Williams since 1988. Prior to that time, Mr. Wagner was a partner with the law firm of Hansell & Post in Atlanta, Georgia. Hunton & Williams has regularly acted as counsel to LHI, LCI and the Company.

Mr. Wagner is also a member of the Board of Directors of Lummus Corporation, a textile equipment manufacturer, and Alimenta (United States), Inc., an international food processor and distributor.

     George R. Wislar. Director. Mr. Wislar has been a Director of the Company since the Consolidation. Mr. Wislar is the founder, and retired Chairman of the Board of Directors and Chief Executive Officer of Fountainhead Water Company, Inc., Marietta, Georgia. Mr. Wislar's previous experience includes investment banking at Alex Brown & Sons, Inc., The Robinson-Humphrey Company and Kidder, Peabody & Co. Incorporated.

     Robert L. Yohe. Director. Mr. Yohe has been a Director of the Company since November 1996. Mr. Yohe retired as Vice Chairman of Olin Corporation in 1994, after 11 years of service. He served in many leadership capacities at Olin Corporation including President of the Chemicals Group from 1985 to 1993 and Vice President of Mergers and Acquisitions from 1983 to 1985. Prior to joining Olin Corporation, Mr. Yohe worked in executive management for Uniroyal, and Occidental Petroleum's Hooker Chemical Division. Mr. Yohe is a member of the Board of Directors of Airgas, Inc., Betz Laboratories, Inc., and Calgon Carbon Corporation. He is also a Trustee of Lafayette College.

EXECUTIVE COMPENSATION

     The following table shows, for the fiscal years ended February 28, 1997, February 29, 1996 and February 28, 1995, respectively, the compensation paid to or earned by the Company's Chief Executive Officer and its four other most highly compensated executive officers who were serving at the end of fiscal year 1997 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                              ANNUAL COMPENSATION

                                                                 OTHER ANNUAL           ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR    SALARY     BONUS       COMPENSATION(1)   COMPENSATION(2)(3)(4)
---------------------------      ----   --------   --------     ---------------   ---------------------
Grant O. Reed..................  1997   $331,683   $241,704(5)     $101,550              $   --
  President and Chief            1996    267,963    708,504(6)      372,721                  --
  Executive Officer              1995    227,087    525,913(7)      262,971                  --
W. Walter LaRoche, III.........  1997    244,270     59,968              --               1,055
  Chairman of the Board          1996    200,572    278,736          43,055              45,634
                                 1995    188,792    203,821          23,451              18,958
Harold W. Ingalls..............  1997    126,089    376,456(9)      274,104                  --
  Vice President and Chief
  Financial Officer(8)
Neil A. Stephansson............  1997    150,966     11,219              --                 746
  Vice President                 1996    129,940    118,449          16,403                 711
                                 1995    110,376    237,020(10)     178,133                 561
Richard H. Watts...............  1997    150,725     11,219              --                 720
  Vice President                 1996    132,688    196,224(11)      69,109                 727
                                 1995    118,508     84,710              --              14,277

---------------

 (1) Amounts shown reflect (i) the tax gross-up amounts paid by the Company in connection with the bonuses awarded to Mr. Reed, Mr. Ingalls, Mr. Stephansson and Mr. Watts pursuant to the Company's Management Stock Purchase Plan, (ii) the tax gross-up amount paid by the Company in connection with the life insurance policy for Mr. LaRoche and (iii) the tax gross-up amount paid by the Company in connection with a club membership fee for Mr. LaRoche. See footnotes 3, 5, 6, 7, 9, 10 and 11 below, and
     " -- Management Stock Purchase Plan."
 (2) Amounts shown for fiscal year 1997 reflect matching 401(k) contributions made by the Company to the Company's savings plan of $1,055, $746 and $720 on behalf of Mr. LaRoche, Mr. Stephansson and Mr. Watts.

 (3) Amounts shown for fiscal year 1996 reflect (i) matching 401(k) contributions made by the Company to the Company's savings plan of $602, $711 and $727 on behalf of Mr. LaRoche, Mr. Stephansson and Mr. Watts, respectively, (ii) a life insurance premium of $18,392 paid on behalf of Mr. LaRoche, for the life insurance policy on his mother, Johnnie Lou LaRoche, and (iii) a one-time club membership fee of $26,640 paid on behalf of Mr. LaRoche. The club is utilized for business meetings as well as for personal use.
 (4) Amounts shown for fiscal year 1995 reflect (i) matching 401(k) contributions made by the Company to the Company's savings plan of $566, $561 and $700 on behalf of Mr. LaRoche, Mr. Stephansson and Mr. Watts, respectively, (ii) a life insurance premium of $18,392 paid on behalf of Mr. LaRoche for the life insurance policy on his mother, Johnnie Lou LaRoche, and (iii) a resettlement allowance of $13,577 paid to Mr. Watts resulting from his move to Atlanta, Georgia.
 (5) Amount shown reflects (i) a profit sharing bonus of $59,968 and (ii) a $181,736 bonus granted by the Company in fiscal year 1997 in accordance with the Company's Management Stock Purchase Plan (as defined).
 (6) Amount shown reflects (i) a profit sharing bonus of $307,238, (ii) a $301,266 bonus granted by the Compensation Committee pursuant to the Management Stock Purchase Plan as a result of the Company achieving a fixed ratio coverage exceeding certain annual performance goals in fiscal year 1996, and (iii) a $100,000 bonus constituting matching funds for the purchase of the Company's common stock.
 (7) Amount shown reflects (i) a profit sharing bonus of $224,612, (ii) a $151,301 bonus at the time of Consolidation in accordance with the Company's Management Stock Purchase Plan which was immediately applied to the purchase of the Company's common stock, and (iii) a $150,000 bonus granted by the Company in fiscal year 1995 in accordance with the Company's Management Stock Purchase Plan.
 (8) Amount shown reflects compensation for the approximately seven months of Mr. Ingalls employment in fiscal year 1997.
 (9) Amount shown reflects (i) a profit sharing bonus of $75,000 and (ii) a $301,456 signing bonus to purchase shares in accordance with the Company's Management Stock Purchase Plan.
(10) Amount shown reflects (i) a profit sharing bonus of $84,710 and (ii) a $152,310 one-time bonus to purchase the Bonus Shares (as defined herein) at the time of Consolidation in accordance with the Company's Management Stock Purchase Plan. Mr. Stephansson resigned from the Company in August 1997. In connection with Mr. Stephansson's resignation from the Company, the Company repurchased all of his shares of the Company's common stock for a total purchase price of $750,000.
(11) Amount shown reflects (i) a profit sharing bonus of $118,449 and (ii) a $77,775 bonus to purchase shares in accordance with the Company's Management Stock Purchase Plan.

PENSION PLANS

     The Company maintains seven 401(k) savings plans ("401(k) plans"), one of which is for salaried employees not subject to a collective bargaining agreement and six of which are for employees subject to collective bargaining agreements. Under each 401(k) plan, participating employees can make pre-tax deferrals. Where the 401(k) plan has a matching feature, the Company may make a discretionary contribution from its own funds to match some or all of a participating employee's pre-tax contributions. Where the 401(k) plan has no matching feature, the Company does not contribute any of its own funds to the plan. Under certain of the 401(k) plans, participating employees are able to make after-tax contributions. All of the 401(k) plans are designed to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and exempt from tax under Code Section 501(a).

     The Company also maintains a qualified defined benefit Employee Pension Benefits Plan (the "Pension Plan"). Under the Pension Plan normal retirement age is 65, though Participants may retire as early as age 55 with 10 years of continuous service and receive a reduced benefit. The benefit is reduced five percent for each year or fraction thereof that retirement precedes age 65. In addition, a non-qualified defined benefit Supplemental Employee Retirement Plan is provided to recognize compensation in excess of the IRS limits under the qualified plan. The Final Earnings benefit Formula and the Career Earnings Benefit Formula (each defined therein). The Final Earnings Benefit Formula is the average of the best five consecutive of the last 10 years of base monthly salary multiplied by a factor obtained by multiplying the first 30 years of service by 1.1% and the years of service over 30 by 1.2%. The monthly Career Earnings Benefit Formula is 1% of the total career compensation, including bonus, multiplied by 130% and divided by 12. In addition, in lieu of receiving the first three months of the Final Earnings Benefit, a lump sum special retirement payment equal to nine weeks of the participant's weekly vacation rate is paid during the first month of retirement.

     The estimated annual benefits payable upon retirement at normal retirement age for each of the Named Executive Officers is as follows: Mr.
LaRoche -- $306,468; Mr. Reed -- $262,128; Mr. Ingalls -- $129,216; and Mr.
Watts -- $132,024.

COMPENSATION OF DIRECTORS

     Directors who are officers or employees of the Company receive no additional compensation for serving on the Board of Directors. The Company pays an annual fee to all non-employee Directors of $50,000, plus $1,000 for each board and committee meeting attended. The Company pays an additional annual fee to all outside Directors who serve as the Chairman of the Board ($50,000), Vice-Chairman of the Board ($25,000) and Committee Chairman ($5,000).

     Effective June 26, 1995, the Board of Directors approved the 1995 Board of Directors Stock Purchase Plan (the "Directors Plan"). The Company has authorized and reserved for issuance under the Directors Plan an aggregate of 5,000 shares of the Company's common stock. The Directors Plan provides that outside directors of the Company will be eligible to purchase shares of the Company's common stock at fair market value (as determined by appraisal). In connection with the Directors Plan, the Company may agree to guarantee loans used to finance the purchase of such stock. Upon termination of directorship, the shares must be sold to the Company at fair market value (based upon an appraisal). All redemption provisions of the Company's shares expire upon a public offering of the Company's common stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal year 1997, the Company's compensation committee consisted of
C. L. Wagner, Jr. (Chairman), Paul L.M. Beckwith, Ph.D., George R. Wislar, Robert L. Yohe and John R. Hall. During fiscal year 1997, Hunton & Williams, of which C. L. Wagner is partner, provided various types of legal services to the Company for which the Company was billed approximately $648,500. Mr. Beckwith is the Managing Director of Chase Securities Inc. See "Plan of Distribution."

EMPLOYMENT CONTRACTS, TERMINATIONS OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     In June 1993, LHI entered into an employment and non-competition agreement (the "Employment Agreement") with Mr. Reed who, at that time, was the President and Chief Operating Officer of LHI. Although the term of the Employment Agreement expired on July 18, 1996, Mr. Reed's employment continued on substantially the same terms and is expected to continue on substantially such terms unless the Employment Agreement is renegotiated. The Employment Agreement provided that the term of the agreement may be extended only by the prior written agreement of the Company and Mr. Reed. The Employment Agreement provided that Mr. Reed was eligible to participate in certain variable and other compensation programs. The Employment Agreement provided that Mr. Reed would receive 25% of his variable compensation plan and stock appreciation plan earnings in the form of LHI equity. However, pursuant to the terms of the Employment Agreement, Mr. Reed's equity ownership in the Company may not exceed five percent of the shares of Company common stock outstanding from time to time. At the time of the Consolidation, the Employment Agreement was assumed by the Company. Concurrent with bonuses paid to Mr. Reed over the past three fiscal years, Mr. Reed has purchased a total of 3,344 shares of the Company's common stock valued at approximately $1,000,212.

MANAGEMENT STOCK PURCHASE PLAN

     In August 1994, the Company adopted a Management Stock Purchase Plan (the "1994 Purchase Plan"), pursuant to which certain executive officers and management employees of the Company (the "Eligible Employees") are, at the discretion of the Board, eligible to purchase shares of the Company's common stock at the then current fair market value of such shares as determined by appraisal. Such Eligible Employees are also eligible to receive bonuses in the form of cash, a portion of which must be applied to the purchase of shares of the Company's common stock (the "Purchased Shares"). Certain bonuses were granted to certain of the Eligible Employees, including Mr. Stephansson, at the time of the Consolidation to purchase additional shares (the "Bonus Shares"). See "Security Ownership of Certain Beneficial Owners and Management" for information concerning the aggregate share ownership of the Company's Named Executive Officers and directors. At the time of the Consolidation certain of the Eligible Employees acquired shares of the Company's common stock with the proceeds from the repurchase by LCI of their shares of LCI capital stock. See "Executive Compensation -- Summary Compensation Table."

     The terms of the 1994 Purchase Plan give Mr. Reed the opportunity to purchase, through bonuses and/or the use of his own funds, up to five percent of the outstanding shares of the Company's common stock. The Company awarded Mr. Reed a cash bonus of $150,000 at the time of the Consolidation that was applied to the purchase of shares. The Company has paid and intends to continue to pay an annual cash bonus of $150,000 to Mr. Reed for each of the four years following the Consolidation, contingent upon the Company's achieving a certain fixed charge coverage ratio for each of such years. Each such bonus will include an additional amount which represents Mr. Reed's income tax liability for such bonus. Each such bonus was and shall be applied to the repayment of the loan used to finance the purchase of his shares of the Company's common stock. See "Executive Compensation -- Summary Compensation Table."

     In August 1995, the Board adopted the 1995 Amended and Restated Stock Purchase Plan (the "1995 Purchase Plan," and together with the 1994 Purchase Plan, the "Management Stock Purchase Plan"). The 1995 Purchase Plan eliminated the distinction between Bonus Shares, Purchased Shares and Conversion Shares and provides that the repurchase value of all such shares will be the fair market value. Participants are required to sell and the Company is required to purchase the shares upon termination of employment. The 1995 Purchase Plan provides that in the event that an Eligible Employee finances his purchase of shares with a bank loan, the Company may guarantee the repayment of such loan, such guarantee to be secured by the shares acquired by the Eligible Employee. The 1995 Purchase Plan is administered by the Company's Board.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the ownership of the Company's common stock as of September 30, 1997 by directors, Named Executive Officers, persons known by the Company to own more than 5% of the common stock and all executive officers and directors of the Company as a group.

                                                                                   AGGREGATE
                                                               NUMBER OF SHARES    PERCENTAGE
NAME OF BENEFICIAL OWNER                                      BENEFICIALLY OWNED     OWNED
------------------------                                      ------------------   ----------
Johnnie Lou LaRoche(1)......................................       297,500            68.1%
W. Walter LaRoche, III(1)...................................        42,500             9.7
Victoria E. LaRoche(1)......................................        42,500             9.7
Louanne C. LaRoche(1).......................................        42,500             9.7
Grant O. Reed...............................................         3,344               *
Richard H. Watts............................................         2,500               *
William G. Osborne, Ph.D....................................         2,500               *
Harold W. Ingalls...........................................         1,506               *
Paul L. M. Beckwith, Ph.D...................................           800               *
George R. Wislar............................................           550               *
C. L. Wagner, Jr............................................           400               *
Vincent R. Gurzo............................................           334               *
John R. Hall................................................             0               *
Robert L. Yohe..............................................             0               *
                                                                   -------            ----
Directors and executive officers as a group (14) Persons....       436,934             100%

---------------

 *  Indicates that the percentage beneficially owned was less than 1.0%.
(1) The LaRoche Family may be deemed to be a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), although there is no agreement among them with respect to the acquisition, retention, disposition or voting of the Company's common stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pursuant to a Salary Continuation Agreement entered into by the Company and her late husband beginning in 1989, Johnnie Lou LaRoche received death benefit payments of $438,612 per year through June 1997. A portion of these payments was funded by the proceeds of an insurance policy on the life of Mr. LaRoche of which the Company was a beneficiary.

     On June 30, 1997, the Company entered into a Consulting Agreement with Johnnie Lou LaRoche, a Director of the Company, pursuant to which Mrs. LaRoche will provide various consulting services to the Company in exchange for a consultant fee of $438,612 per year. The Consulting Agreement has an initial term of one year expiring June 30, 1998, and is automatically renewed for successive one year periods, until terminated by either party upon 30 days notice after May 31, 1998.

                                THE REFINANCING

     In the Refinancing, the Company refinanced its outstanding indebtedness under its prior credit facility with borrowings under the Credit Facility, and refinanced substantially all of its outstanding indebtedness under the 13% Notes by consummating the Tender Offer, the Consent Solicitation and the Initial Offering. The Company believes that the Refinancing will provide the Company with the additional operating and financial flexibility necessary to implement its business strategy most effectively.

TENDER OFFER AND CONSENT SOLICITATION

     Pursuant to an Offer to Purchase and Consent Solicitation Statement (and related documentation) (the "Tender Documents") dated August 12, 1997, as amended August 29, 1997, the Company made a tender offer to repurchase all, but not less than a majority, of its outstanding 13% Notes at a price equal to (i) the present value on the payment date of $1,065.00 per $1,000 principal amount of each Existing Note (the amount payable on August 15, 1999, which is the first date on which the 13% Notes are redeemable) plus interest payable through August 15, 1999, based on a discount factor equal to the sum of (x) 5.97% (the yield on the 6% United States Treasury Note due August 15, 1999 as of 2:00 p.m., New York City Time, on August 25, 1997), plus (y) 50 basis points, minus (ii) $10 per $1,000 principal per Existing Note. Each tendering Holder also received accrued and unpaid interest up to, but not including, the expiration date of the Tender Offer. In connection with the Tender Offer, the Company also solicited consents ("Consents") from the tendering holders of 13% Notes to certain proposed amendments to the 13% Notes Indenture (the "Indenture Amendments") which amendments eliminated substantially all of the restrictive covenants contained in the 13% Notes Indenture. Consenting noteholders also received payment equal to $10 per $1,000 principal amount of the 13% Notes tendered to the Company by such holder. The Company received tenders of, and consents relating to approximately 99% of principal amount of the outstanding 13% Notes. The Company and the trustee under the 13% Note Indenture executed a supplemental indenture containing the Indenture Amendments. The Company may repurchase some or all of the outstanding 13% Notes in the future in open market transactions, privately negotiated purchases or otherwise.

CREDIT FACILITY

     As part of the Refinancing, the Company entered into the Credit Facility with The Chase Manhattan Bank as administrative agent (the "Agent") and certain other lenders. The Credit Facility provides for aggregate borrowings of up to $160.0 million on a senior secured basis, consisting of a $60.0 million Term Loan (which was be reduced to $35.0 million upon the closing of the Initial Offering) and a $100.0 million Revolving Credit Facility, both maturing six years after the effective date. The Revolving Credit Facility was amended in October 1997 to increase the maximum available amount to $125 million.

     The initial closing under the Credit Facility occurred on August 27, 1997, at which time the Company borrowed $36.0 million under the Revolving Credit Facility, which was used in part to pay off the outstanding principal balance of, plus all accrued and unpaid interest through the date of payment on, the Company's then-existing $40.0 million credit facility. The availability of the Term Loan and the balance of the Revolving Credit Facility are subject to the terms and conditions set forth below and the other conditions set forth in the Credit Facility, including, among others, the absence of any material adverse change in the financial condition and results of operations of the Company.

     Standby or documentary letters of credit ("Letters of Credit") are available under the Revolving Credit Facility in an aggregate amount not to exceed the lesser of (1) $30.0 million or (2) an amount equal to the total commitments under the Revolving Credit Facility minus the outstanding aggregate principal amount of all revolving credit loans. Borrowings under the Term Loan and Revolving Credit Facility in French francs will be available to the extent of the equivalent of $75 million. The interest rates applicable to the loans will, at the Company's option, be the prime commercial lending rate of The Chase Manhattan Bank (or the federal funds effective rate) plus a margin of up to 0.75%, or LIBOR (adjusted to reflect any required reserves) plus a margin of 1% to 2%, the applicable margins being determined based on the Company's ratio of consolidated total debt to Borrower Consolidated EBITDA (as defined in the Credit Agreement). The Company will also pay a commitment fee on the unused portion of the Revolving Credit Facility at an annual rate of between 0.25% and 0.50%, and fees on the undrawn amounts plus the amount of outstanding reimbursement obligations, of standby Letters of Credit at an annual rate of between 0.75% and 1.75%, again depending on the Company's ratio of consolidated total debt to Borrower Consolidated EBITDA (as defined in the Credit Agreement). All loans under the Credit Facility will mature no later than August 26, 2003.

     To secure the obligations of the Company under the Credit Facility, The Chase Manhattan Bank, as agent for itself and the co-lenders, was granted security interests in substantially all of the domestic assets of the Company and each of its domestic subsidiaries including, without limitation, accounts, chattel paper, instruments, general intangibles, inventory, equipment, real property, and products and proceeds thereof.

     The Company and its Subsidiaries are subject to customary secured lending covenants including those restricting additional liens, incurrence of additional indebtedness, the sale of assets, the payment of dividends, transactions with affiliates, the making of certain investments and certain other fundamental changes and the making of capital expenditures and acquisitions in excess of specified levels. The Company is also required to maintain certain continuing financial covenants, on a consolidated basis, at specified levels, including minimum net worth, minimum interest coverage and maximum leverage. In addition to the covenants contained in the Credit Facility, the Company's ability to draw on the Credit Facility will be subject to its compliance with the Indenture.

CURRENCY HEDGING TRANSACTIONS

     The Company has committed to enter into a currency swap arrangement with The Chase Manhattan Bank whereby the Company will swap the notional United States dollar amount borrowed under the Term Loan under the Credit Facility for the Initial Purchase in the Chlor-alkali Joint Venture and related fees and expenses into French francs and the associated interest rate into the corresponding French franc interest rate.

                       DESCRIPTION OF THE EXCHANGE NOTES

GENERAL

     The Exchange Notes offered hereby will be issued as a separate series under the Indenture among the Company and the Trustee. The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes (which they replace) except that (i) the Exchange Notes bear a Series B designation, (ii) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. The Old Notes issued in the Initial Offering and the Exchange Notes offered hereby are referred to collectively as the "Notes."

     The Exchange Notes will be issued under the Indenture, dated as of September 23, 1997, between the Company and State Street Bank and Trust Company, as trustee, a copy of which is available upon request to the Company. The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions."

     The Notes will be issued only in registered form without coupons, in denominations of $1,000 and integral multiples of $1,000. The Company will appoint the Trustee to serve as registrar and paying agent under the Indenture at its offices at 61 Broadway, New York, NY 10006. No service charge will be made for any registration of transfer or exchange of the Notes, except for any tax or other governmental charge that may be imposed in connection therewith. As of the date of the Indenture, all of the Company's Subsidiaries will be Restricted Subsidiaries. Under certain circumstances, however, the Company will be able to designate current and future Subsidiaries as Unrestricted Subsidiaries which will not be subject to many of the restrictive covenants set forth in the Indenture.

     The following summary of certain provision of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions." References in this "Description of the Notes" section to the "Company" mean only LaRoche Industries Inc. and not any of its Subsidiaries.

RANKING

     The Notes will rank junior to, and be subordinated in right of payment to, all existing and future Senior Indebtedness of the Company, pari passu in right of payment with all Senior Subordinated Indebtedness of the Company and senior in right of payment to all Subordinated Indebtedness of the Company. At August 31, 1997, after giving pro forma effect to the Refinancing, including the issuance of the Notes and the application of the net proceeds therefrom, the
Company would have had approximately $     million of Senior Indebtedness
outstanding (exclusive of unused commitments). All debt incurred under the Credit Facility will be Senior Indebtedness of the Company and will be secured by substantially all of the domestic assets of the Company.

PRINCIPAL, MATURITY AND INTEREST

     The Notes will be limited to $175.0 million aggregate principal amount and will mature on September 15, 2007. Interest on the Notes will accrue at a rate of 9 1/2% per annum and will be payable semiannually in arrears on each March 15 and September 15, commencing March 15, 1998, to the holders of record of Notes at the close of business on March 1 and September 1, respectively, immediately preceding such interest payment date. Interest will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from September 23, 1997. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

OPTIONAL REDEMPTION

     Except as otherwise described below, the Notes will not be redeemable at the Company's option prior to September 15, 2002. Thereafter, the Notes will be redeemable at the option of the Company, in whole or in part, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the redemption date, if redeemed during the 12-month period beginning on September 15 of the years indicated below:

                                                              REDEMPTION
YEAR                                                            PRICE
----                                                          ----------
2002........................................................   104.750%
2003........................................................   103.167%
2004........................................................   101.583%
2005 and thereafter.........................................   100.000%

     In addition, at any time and from time to time on or prior to September 15, 2000, the Company may redeem in the aggregate up to 33 1/3% of the originally issued aggregate principal amount of the Notes with the net cash proceeds of one or more Public Equity Offerings by the Company at a redemption price equal to 109.5% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided, however, that at least
66 2/3% of the originally issued aggregate principal amount of the Notes must remain outstanding immediately after giving effect to each such redemption (excluding any Notes held by the Company or any of its Affiliates). Notice of any such redemption must be given within 60 days after the date of the closing or the relevant Public Equity Offering of the Company.

SELECTION AND NOTICE OF REDEMPTION

     In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the paying agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

SUBORDINATION OF THE NOTES

     The payment of principal of, premium, if any, and interest on, the Notes and any other payment obligations of the Company in respect of the Notes (including any obligation to repurchase the Notes) will be subordinated in certain circumstances in right of payment, as set forth in the Indenture, to the prior payment in full in cash of all Senior Indebtedness, whether outstanding on the date of the Indenture or thereafter incurred.

     Upon any payment or distribution of property or securities to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, or in an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or Cash Equivalents or otherwise in a form satisfactory to such holders of all Obligations due in respect of such Senior Indebtedness (including interest after, or which would accrue but for, the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed in a proceeding) before the Holders of the Notes will be entitled to receive any payment or distribution of any kind or character with respect to the Notes, and until all Obligations with respect to Senior Indebtedness are paid in full in cash, any payment or distribution to which the Holders of the Notes would be entitled shall be made to the holders of Senior Indebtedness (except that Holders of the Notes may receive payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance").

     The Company also may not make any payment or distribution of any kind or character (whether by redemption, purchase, retirement, defeasance or otherwise) upon or in respect of the Notes (except from the trust described under "-- Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of all or any portion of the Obligations with respect to any Designated Senior Indebtedness occurs or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits, or with the giving of notice or passage of time or both (unless cured or waived) will permit, holders of the Designated Senior Indebtedness as to which such other default relates to accelerate its maturity and the Trustee receives a notice of such other default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Indebtedness. Cash payments on the Notes shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and
(b) in the case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated or a default of the type described in clause (h) under the caption "Events of Default" has occurred and is continuing. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the date of commencement of the payment blockage period resulting from the immediately prior Payment Blockage Notice. No nonpayment default in respect of Designated Senior Indebtedness that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice, unless such default has been cured or waived for a period of not less than 90 consecutive days.

     The Indenture will further require that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency of the Company, Holders of the Notes may recover less ratably than creditors of the Company who are holders of Senior Indebtedness. The Indenture will limit, subject to certain financial tests, the amount of additional Indebtedness, including Senior Indebtedness, that the Company and its Subsidiaries can incur. See "-- Certain Covenants -- Incurrence of Indebtedness."

OFFER TO PURCHASE UPON CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Holder of the Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount of the Notes plus accrued and unpaid interest, if any, thereon to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offer to repurchase the Notes pursuant to the procedures required by the Indenture and described in such notice. The Change of Control Payment shall be made on a business day not less than 30 days nor more than 60 days after such notice is mailed (the "Change of Control Payment Date"). The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all the Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the relevant Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of such Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of the Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. The Company will not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     The Credit Facility will prohibit the Company from repurchasing any Notes pursuant to a Change of Control Offer prior to the repayment in full of the Senior Indebtedness under the Credit Facility. Moreover, the occurrence of certain change of control events identified in the Credit Facility will constitute a default under the Credit Facility. Any future credit agreements or agreements relating to the Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. If a Change of Control were to occur, the Company may not have sufficient available funds to pay the Change of Control Payment for all Notes that might be delivered by Holders of the Notes seeking to accept the Change of Control Offer after first satisfying its obligations under the Credit Facility or other agreements relating to Senior Indebtedness, if accelerated. The failure of the Company to make or consummate the Change of Control Offer or pay the

Change of Control Payment when due will constitute a Default under the Indenture and will otherwise give the Trustee and the Holders of the Notes the rights described under "-- Events of Default."

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of the Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

CERTAIN COVENANTS

     Limitation on Indebtedness. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness), except for Permitted Indebtedness; provided, however, that the Company and any Guarantor may Incur Indebtedness (including Acquired Indebtedness) if, at the time of and immediately after giving pro forma effect to such incurrence of Indebtedness and the application of the proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio for the Company for the four full fiscal quarters immediately preceding the Incurrence of such Indebtedness taken as one period would be greater than 2.0 to 1.0.

     The foregoing limitations will not apply to the Incurrence of any of the following (collectively, "Permitted Indebtedness"):

          (a) Indebtedness of the Company under the Credit Facility in a maximum principal amount at any one time outstanding not to exceed (i) $35.0 million under the term loan facility provided therein and (ii) an amount equal to the Calculated Amount under the revolving credit facility provided therein;

          (b) Indebtedness of the Company pursuant to the Notes;

          (c) Indebtedness of the Company or any Restricted Subsidiary outstanding on the date of the Indenture;

          (d) Indebtedness of the Company owing to a Restricted Subsidiary, provided that any Indebtedness of the Company owing to a Restricted Subsidiary is made pursuant to an intercompany note (the outstanding principal balance of which may be evidenced by the Company's accounting records) and is subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment and performance of the Company's obligations under the Notes and any Senior Indebtedness; provided further, that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a pledge made in accordance with the provisions of the Indenture described below under the caption "-- Limitation on Liens" or a disposition, pledge or transfer to a Wholly Owned Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (d);

          (e) Indebtedness of a Wholly Owned Restricted Subsidiary owing to the Company or to another Wholly Owned Restricted Subsidiary and Indebtedness of a Restricted Subsidiary owing to the Company or to a Wholly Owned Restricted Subsidiary, in each case that is a Permitted Investment; provided that any such Indebtedness is made pursuant to an intercompany note; provided, further, that (i) any disposition, pledge or transfer of any such Indebtedness to a Person (other than a pledge made in accordance with the provisions of the Indenture described below under the caption
     "-- Limitation on Liens" or a disposition, pledge or transfer to the Company or a Wholly Owned Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause
     (e), and (ii) any transaction pursuant to which any Wholly Owned Restricted Subsidiary, which has Indebtedness owing to the Company or any other Wholly Owned Restricted Subsidiary, ceases to be a Wholly Owned Restricted Subsidiary shall be deemed to be the incurrence of Indebtedness by such formerly Wholly Owned Restricted Subsidiary that is not permitted by this clause (e) (except to the extent such Person remains a Restricted Subsidiary and such Indebtedness constitutes a Permitted Investment);

          (f) guarantees of any Restricted Subsidiary so long as the Company complies with the provisions of the Indenture described below under the caption "Future Guarantors";

          (g) obligations of the Company or any Wholly Owned Restricted Subsidiary in respect of Hedging Obligations, provided that in the case of Interest Rate Agreements, the notional amount thereof is less than or approximately equal to an amount of Indebtedness outstanding or reasonably expected by the Company to be outstanding during the term of such Interest Rate Agreement and as to other Hedging Obligations, the underlying risk arises in the ordinary course of business of the Company or such Restricted Subsidiary and such hedging contract bears a reasonable relationship to the Company's or such Restricted Subsidiary's obligations (or requirements);

          (h) any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a "refinancing") of outstanding Indebtedness Incurred in compliance with the Consolidated Fixed Charge Coverage Ratio of the first paragraph of this covenant or any Indebtedness described in clauses (b), (c) (i) and (j) of this definition of "Permitted Indebtedness," including any successive refinancings so long as the aggregate principal amount of Indebtedness represented thereby is not increased by such refinancing plus the lesser of (i) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or
     (ii) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing and, in the case of Senior Subordinated Indebtedness or Subordinated Indebtedness, such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness;

          (i) Indebtedness (including Acquired Indebtedness) Incurred to pay, and in a principal amount not in excess of, the Phase Two Purchase Price (which Indebtedness may be Incurred under the Credit Facility, in addition to the Indebtedness permitted by clause (a), or may be Incurred otherwise);

          (j) Indebtedness of the Company or a Restricted Subsidiary under its agreement, as in effect on the date of its original execution, to reimburse Rhone-Poulenc Chimie S.A. for the Company's proportionate share of amounts paid by Rhone-Poulenc Chimie S.A. to UFB Locabail under a guarantee of equipment lease obligations of CEVCO, the provider of electric energy to ChlorAlp S.A.S., in respect of three steam turbines leased by CEVCO, and Capital Lease Obligations of the Company or any of its Restricted Subsidiaries Incurred in connection with such equipment lease obligations of CEVCO;

          (k) Indebtedness Incurred by Foreign Restricted Subsidiaries that in the aggregate does not exceed $30.0 million at any time outstanding; provided, however, that at the time of and immediately after giving pro forma effect to such Incurrence of Indebtedness and the application of the proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio for the Company for the four full fiscal quarters immediately preceding the Incurrence of such Indebtedness taken as one period would be greater than
     2.0 to 1.0; and

          (l) Indebtedness of the Company in addition to that described in clauses (a) through (k) above, and any renewals, extensions, substitutions, refinancings or replacements of such Indebtedness, so long as the aggregate principal amount of all such additional Indebtedness at any time outstanding shall not exceed $15.0 million (which Indebtedness may be Incurred under the Credit Facility or otherwise).

     Limitation on Layering. The Company shall not, directly or indirectly, Incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Notes and subordinate in right of payment to any other Indebtedness of the Company.

     Limitation on Restricted Payments. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly,

     (i) declare or pay any dividend or make any other payment or distribution on account of any Equity Interests of the Company or any Restricted Subsidiary to holders of such Equity Interests in their capacity as such (other than (A) dividends, distributions and payments to the Company or any Restricted Subsidiary

(and, if such Restricted Subsidiary is not a Wholly Owned restricted Subsidiary, to its other stockholders on a pro rata basis) and (B) dividends or distributions payable solely in Qualified Equity Interests of the Company or in options, warrants or other rights to purchase Qualified Equity Interests of the Company);

     (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any Equity Interests of the Company or any Restricted Subsidiary (other than such Equity Interests owned by the Company or a Wholly Owned Restricted Subsidiary);

     (iii) make any principal payment on, or purchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, scheduled sinking fund payment or final maturity, any Subordinated Indebtedness; or

     (iv) make any Investment in any Person (other than Permitted Investments) (any such payment or any other action (other than any exception thereto) described in (i) through (iv) each, a "Restricted Payment"), unless at the time of and after giving effect to the proposed Restricted Payment

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b) the Company would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions described under the caption " -- Limitation on Indebtedness" above; and

          (c) the aggregate amount of all Restricted Payments declared or made on or after the date of the Indenture does not exceed an amount equal to the sum of (1) 50% of Consolidated Net Income of the Company for the period (taken as one accounting period) beginning on the first fiscal quarter commencing after the date of the Indenture and ending on the last day of the most recent fiscal quarter immediately preceding the date of such Restricted Payment for which internal financial statements are available at the time of such Restricted Payment (or if such cumulative Consolidated Net Income shall be a loss, minus 100% of such loss), plus (2) the aggregate net cash proceeds received by the Company after the date of the Indenture either (x) as capital contributions to the Company or (y) from the issue and sale (other than to any of its Restricted Subsidiaries) of its Qualified Equity Interests (excluding the net proceeds from any issuance and sale of Qualified Equity Interests financed, directly or indirectly, using funds borrowed from or guaranteed by the Company or any Restricted Subsidiary until and to the extent such borrowing is repaid), plus (3) the principal amount (or accreted amount (determined in accordance with GAAP), if less) of any Indebtedness of the Company or any Restricted Subsidiary which has been converted into or exchanged for Qualified Equity Interests of the Company after the date of the issuance of the Notes, plus (4) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the date of the Indenture, an amount equal to the lesser of the initial amount of such Investment and the amount received by the Company or any Restricted Subsidiary upon such disposition or repayment, plus (5) with respect to any Unrestricted Subsidiary which has been redesignated a Restricted Subsidiary after the date of the Indenture, the amount (measured as of the date of redesignation) equal to the lesser of (x) the amount of the Company's Investment in such Restricted Subsidiary or (y) the Fair Market Value of such Restricted Subsidiary, on the date of redesignation, plus (6) $5.0 million and minus (7) the Designation Amount (measured as of the date of Designation) with respect to any Subsidiary of the Company which has been designated an Unrestricted Subsidiary after the date of the Indenture in accordance with "-- Designation of Unrestricted Subsidiaries" below.

     The foregoing provisions shall not prohibit: (i) the payment of any dividend or distribution on Equity Interests within 60 days after the date of declaration of such dividend or distribution if at the date of such declaration such payment would comply with the provisions of the Indenture; provided, however, that such dividends shall be included in subsequent calculations of the amount of Restricted Payments; (ii) the purchase, redemption, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Subsidiary) of, Qualified Equity Interests of the Company or a substantially concurrent capital contribution to the Company;

provided, however, that (A) such purchase, redemption, retirement or other acquisition shall be excluded in subsequent calculations of the amount of Restricted Payments and (B) the net cash proceeds from such sale or capital contribution shall be excluded in subsequent calculations under clauses (c)(2) of the preceding paragraph; (iii) the purchase, redemption, retirement, defeasance or other acquisition of Subordinated Indebtedness made in exchange for, or out of the net cash proceeds of, (x) a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of Qualified Equity Interests of the Company; provided, however, that such purchase, redemption, retirement, defeasance or other acquisition shall be excluded from subsequent calculations of the amount of Restricted Payments and the net cash proceeds or value from such transaction shall be excluded from clauses (c)(2) of the preceding paragraph or (y) Subordinated Indebtedness; permitted to be Incurred pursuant to clause (h) of the definition of Permitted Indebtedness provided, however, that such purchase, redemption, retirement, defeasance or other acquisition shall be excluded in subsequent calculations of clauses (c)(2) of the preceding paragraph; (iv) the purchase, redemption, or other acquisition or retirement of any shares of Equity Interests of the Company from employees of the Company and its Subsidiaries, their heirs, executors, and administrators, pursuant to any management equity subscription agreement, stock option agreement or shareholders agreement upon the retirement or termination of employment with the Company of such employees; provided, however, that the aggregate amount of such purchases, redemptions, acquisitions and retirements made after the date of the Indenture shall not exceed $4.0 million and provided, further, that such purchase, redemption, acquisition or retirement shall be included in subsequent calculations of the amount of Restricted Payments; (v) the repurchase, redemption, defeasance, retirement, refinancing or acquisition for value or payment of principal of Subordinated Indebtedness at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control pursuant to a provision similar to the "Offer to Purchase upon Change of Control" repurchase, the Company has made a Change of Control Offer as provided in "Offer to Purchase upon Change of Control" above with respect to the Notes and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer; provided, further, that any such repurchase, redemption, defeasance, retirement, refinancing or acquisition shall be excluded in subsequent calculations of the amount of Restricted Payments; (vi) the purchase, redemption, retirement or other acquisition of any Disqualified Equity Interests of the Company in exchange for, or out of the net cash proceeds of a substantially concurrent issue and sale (other than to a Subsidiary) of Disqualified Equity Interests of the Company with substantially similar terms (or terms more favorable to the Company); provided, however, that (A) such purchase, redemption, retirement or other acquisition shall be excluded in subsequent calculations of the amount of Restricted Payments and (B) the net cash proceeds from such sale or capital contribution shall be excluded in subsequent calculations under clauses (c)(2) of the preceding paragraph; (vii) the use of life insurance proceeds by the Company to purchase the Equity Interests of Johnnie Lou LaRoche upon her death; provided, however, that such purchase shall be excluded in subsequent calculations of the amount of Restricted Payments to the extent of the life insurance proceeds used for such purpose; and (viii) in any given year, Restricted Payments by the Company that in the aggregate do not exceed $2.0 million; provided, however, that such Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments; provided, however, that in the case of each of clauses (ii) through (viii) no Default or Event of Default shall have occurred and be continuing or would arise therefrom.

     In determining the amount of Restricted Payments permissible under this covenant, the amount of any non-cash Restricted Payment shall be deemed to be equal to the Fair Market Value thereof at the date of making such Restricted Payment.

     Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective (other than by application of law) any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions to the Company or any other Restricted Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (b) make loans or advances to, or guarantee any Indebtedness or other obligations of, or make any Investment in, the Company or any other Restricted Subsidiary or (c) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) the Credit Facility, or any other agreement of the Company or the Restricted Subsidiaries outstanding on the date of the Indenture, in each case as in effect on the date of the Indenture, and any amendments, restatements, renewals, replacements or refinancings thereof; provided, however, that any such amendment, abatement, renewal, replacement or refinancing is no more restrictive in the aggregate with respect to such encumbrances or restrictions than those contained in the agreement being amended, restated, reviewed, replaced or refinanced; (ii) applicable law; (iii) any instrument governing Indebtedness or Equity Interests of an Acquired Person acquired by the Company or any Restricted Subsidiary as in effect at the time of such acquisition (except, in the case of Indebtedness, to the extent such Indebtedness was Incurred by such Acquired Person in connection with, as a result of or in contemplation of such acquisition); provided, however, that such encumbrances and restrictions are not applicable to the Company or any Restricted Subsidiary, or the properties or assets of the Company or any Restricted Subsidiary other than the Acquired Person and, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred; (iv) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices; (v) Purchase Money Indebtedness for property acquired in the ordinary course of business that only imposes encumbrances and restrictions on the property so acquired; (vi) any agreement for the sale or disposition of the Equity Interests or assets of any Restricted Subsidiary; provided, however that such encumbrances and restrictions described in this clause (vi) are only applicable to such Restricted Subsidiary or assets, as applicable, and any such sale or disposition is made in compliance with "Disposition of Proceeds of Asset Sales" below to the extent applicable thereto; (vii) refinancing Indebtedness permitted under clause (h) of the second paragraph of "Limitation on Indebtedness" above; provided, however, that such encumbrances and restrictions contained in the agreements governing such Indebtedness are no more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced immediately prior to such refinancing; or (viii) the Indenture and the Notes.

     Designation of Unrestricted Subsidiaries. The Company may designate after the date of the Indenture any Subsidiary of the Company as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

          (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

          (ii) at the time of and after giving effect to such Designation, the Company could Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Fixed Charge Coverage Ratio in the first paragraph of "Limitation on Indebtedness" above;

          (iii) the Company would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of "Limitation on Restricted Payments" above in an amount (the "Designation Amount") equal to the amount of the Company's Investment in such Subsidiary on such date; and

          (iv) such Subsidiary does not own any Equity Interest or Indebtedness of, or hold a Lien on any of the property of, the Company or any other Subsidiary of the Company.

     The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") only if:

          (i) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

          (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

     All Designations and Revocations must be evidenced by resolutions of the Board of Directors of the Company, delivered to the Trustee certifying compliance with the foregoing provisions.

     Any Unrestricted Subsidiary shall immediately be deemed to be a Restricted Subsidiary (and the related Liens and Indebtedness thereof shall thereupon be deemed to be Incurred) if the Company or any Restricted Subsidiary shall at any time (x) provide credit support for, subject any of its property or assets (other than the Equity Interests of any Unrestricted Subsidiary) to the satisfaction of, or guarantee, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary, except for any non-recourse guarantee given solely to support the pledge by the Company or any Restricted Subsidiary of the capital stock of any Unrestricted Subsidiary. For purposes of the foregoing, the Designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be deemed to include the Designation of all of the Subsidiaries of such Subsidiary.

     Limitation on Liens. The Company shall not and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur any Liens of any kind against or upon any of their respective properties or assets now owned or hereafter acquired, or any proceeds therefrom or any income or profits therefrom, to secure any Indebtedness unless contemporaneously therewith effective provision is made to secure the Notes and all other amounts due under the Indenture and any other class of Senior Subordinated Indebtedness equally and ratably with such Indebtedness (or, in the event that such Indebtedness is subordinated in right of payment to the Notes prior to such Indebtedness) with a Lien on the same properties and assets securing such Indebtedness for so long as such Indebtedness is secured by such Lien, except for (i) Liens securing Senior Indebtedness (including, without limitation, Indebtedness incurred under the Credit Facility) which is permitted to be incurred under the covenant described above under the caption "-- Limitation on Indebtedness" (provided that Indebtedness under the Credit Facility shall be deemed not to have been incurred in violation of such covenant for purposes of this clause (i) if the holders of such Indebtedness or their agent or representative shall have received a representation from the Company to the effect that such Indebtedness does not violate such covenant) and (ii) Permitted Liens.

     Disposition of Proceeds of Asset Sales. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale, unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of and
(ii) at least 75% of such consideration consists of cash or Cash Equivalents. The amount of any Indebtedness (other than any Subordinated Indebtedness) of the Company or any Restricted Subsidiary that is actually assumed by the transferee in such Asset Sale and from which the Company and the Restricted Subsidiaries are fully and unconditionally released shall be deemed to be cash for purposes of determining the percentage of cash consideration received by the Company or the Restricted Subsidiaries.

     The Company or such Restricted Subsidiary, as the case may be, may (i) apply the Net Cash Proceeds of any Asset Sale within 360 days of receipt thereof to repay Senior Indebtedness and permanently reduce any related commitment, or
(ii) make an Investment in properties and capital assets that will be used in the business of the Company and its Restricted Subsidiaries existing on the date of the Indenture or in businesses reasonably related thereto (as determined in good faith by the Company's Board of Directors). The Company shall be deemed to have made an Investment under clause (ii) within 360 days so long as (A) it has signed a written commitment within 360 days of any Asset Sale to undertake such an Investment and (B) the Company makes such Investment within two years after the Asset Sale.

     To the extent all or part of the Net Cash Proceeds of any Asset Sale are not applied within 360 days of such Asset Sale as described in clause (i) or
(ii) of the immediately preceding paragraph (such Net Cash Proceeds not so applied, the "Excess Proceeds"), the Company shall, within 45 days after such 360th day, make an Asset Sale Offer for all outstanding Notes and other Senior Subordinated Indebtedness, pro rata up to a maximum principal amount (express as a multiple of $1,000) of Notes and other Senior Subordinated Indebtedness equal to such Excess Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof (or the accreted value of such other Senior Subordinated Indebtedness, if such other Senior

Subordinated Indebtedness is issued at a discount), plus accrued and unpaid interest thereon, if any, to the Purchase Date; provided, however, that the Asset Sale Offer may be deferred until there are aggregate Excess Proceeds equal to or in excess of $10.0 million, at which time the entire amount of such Excess Proceeds, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this paragraph. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

     With respect to any Asset Sale Offer effected pursuant to this covenant, among the Notes, to the extent the aggregate principal amount of Notes and other Senior Subordinated Indebtedness tendered pursuant to such Asset Sale Offer exceeds the Excess Proceeds to be applied to the repurchase thereof, such Notes and other Senior Subordinated Indebtedness shall be purchased pro rata based on the aggregate principal amount of such Notes and other Senior Subordinated Indebtedness tendered (or the accreted value of such other Senior Subordinated Indebtedness, if such other Senior Subordinated Indebtedness is issued at a discount) by each holder of Notes and such other Senior Subordinated Indebtedness. To the extent the Excess Proceeds exceed the aggregate amount of Notes and other Senior Subordinated Indebtedness tendered pursuant to such Asset Sale Offer, the Company may retain and utilize any portion of the Excess Proceeds not applied to repurchase the Notes and other Senior Subordinated Indebtedness for any purpose consistent with the other terms of the Indenture.

     In the event that the Company makes an Asset Sale Offer for the Notes and other Senior Subordinated Indebtedness, the Company shall comply with any applicable securities laws and regulations, and any violation of the provisions of the Indenture relating to such Asset Sale Offer occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

     Each Holder shall be entitled to tender all or any portion of the Notes owned by such Holder pursuant to the Asset Sale Offer, subject to the requirement that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount and subject to any proration among tendering Holders and holders of other Senior Subordinated Indebtedness as described above.

     The Credit Facility will prohibit the Company from purchasing any Notes from the Net Cash Proceeds of Asset Sales. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Sale Offer occurs at a time when the Company is prohibited from purchasing the Notes, the Company could seek the consent of its lenders to the purchase or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such Senior Indebtedness, the Company may remain prohibited from purchasing the Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of the Notes.

     Merger, Sale of Assets, etc. The Company shall not consolidate with or merge with or into (whether or not the Company is the Surviving Person) any other entity and the Company shall not and shall not cause or permit any Restricted Subsidiary to, sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Company's and the Restricted Subsidiaries' properties and assets (determined on a consolidated basis for the Company and the Restricted Subsidiaries) to any entity in a single transaction or series of related transactions, unless: (i) either (x) the Company shall be the Surviving Person or (y) the Surviving Person (if other than the Company) shall be a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia and shall expressly assume by a supplemental indenture, the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of every covenant of the Indenture and the Registration Rights Agreement to be performed or observed on the part of the Company; (ii) immediately before and after giving effect to the transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing; and (iii) immediately after giving effect to any such transaction or series of transactions involving the incurrence by the Company or any Restricted Subsidiary, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of the Company or any

Restricted Subsidiary in connection with or as a result of such transaction as having been incurred at the time of such transaction), the Surviving Person (A) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and (B) could incur, on a pro forma basis after giving effect to such transaction as if it had occurred at the beginning of the four quarter period immediately preceding such transaction for which consolidated financial statements of the Company are available, at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Fixed Charge Coverage Ratio of the first paragraph of "-- Limitation on Indebtedness" above. Notwithstanding the foregoing clause (iii) of the immediately preceding sentence, any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its property and assets to the Company and any Wholly Owned Restricted Subsidiary may consolidate with, merge into or transfer all or part of its property and assets to another Wholly Owned Restricted Subsidiary. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all the properties and assets of one or more Restricted Subsidiaries the Equity Interest of which constitutes all or substantially all the properties and assets of the Company shall be deemed to be the transfer of all or substantially all the properties and assets of the Company.

     In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraphs in which the Company is not the Surviving Person and the Surviving Person is to assume all the Obligations of the Company under the Notes the Indenture and the Registration Rights Agreement, pursuant to a supplemental indenture, such Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company and the Company shall be discharged from its Obligations under the Indenture and the Notes.

     Transactions with Affiliates. The Company shall not, and shall not cause or permit any Subsidiary to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of any of its Affiliates or any officer, director or employee of the Company or any Subsidiary (each an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms which are no less favorable to the Company or such Subsidiary, as the case may be, than would be available in a comparable transaction with an unaffiliated third party and (ii) (A) if such Affiliate Transaction (or series of related Affiliate Transactions) involves aggregate payments or the transfer of other consideration between the Company and an Affiliate of the Company having a Fair Market Value in excess of $1.0 million, other than sales or purchases of goods and services in the ordinary course of business at prices and on terms at least as favorable to the Company as then prevailing in the market, such Affiliate Transaction is in writing and the Company delivers an officer's certificate to the trustee certifying that such Affiliate Transaction (or series of Affiliate Transactions) complies with the foregoing provisions or (B) if such Affiliate Transaction (or series of related Affiliate Transactions) involves aggregate payments or the transfer of other consideration between the Company and an Affiliate of the Company having a Fair Market Value in excess of $3.0 million, other than sales or purchases of goods and services in the ordinary course of business at prices and on terms at least as favorable to the Company as then prevailing in the market, such Affiliate Transaction is in writing and a majority of the disinterested members of the Board of Directors of the Company shall have approved such Affiliate Transaction and determined that such Affiliate Transaction complies with the foregoing provisions. In addition, any Affiliate Transaction involving aggregate payments or the transfer of other consideration between the Company and an Affiliate of the Company having a Fair Market Value in excess of $10.0 million, other than sales or purchases of goods and services in the ordinary course of business at prices and on terms at least as favorable to the Company as then prevailing in the market, will also require a written opinion from an Independent Financial Advisor (filed with the Trustee) stating that the terms of such Affiliate Transaction are fair from a financial point of view, to the Company or the Restricted Subsidiary involved in such Affiliate Transaction, as the case may be.

     Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions with or among the Company and any Wholly Owned Restricted Subsidiary or between or among Wholly Owned Restricted Subsidiaries; (ii) any transaction with an officer, director of the Company entered into in the ordinary course of business and consistent with past practice (including compensation or

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

employee benefit arrangements with any officer, director or employee of the Company); (iii) transactions pursuant to agreements in existence on the date of the Indenture, as described in the Prospectus and renewals and replacements thereof on substantially similar terms (or on terms more favorable to the Company); (iv) indemnification payments made to officers, directors and employees of the Company or any Subsidiary pursuant to charter, bylaw, statutory or contractual provisions; or (v) transactions otherwise permitted by the Indenture.

     Limitation on the Sale or Issuance of Equity Interests of Restricted Subsidiaries. The Company shall not sell any Equity Interest of a Restricted Subsidiary, and shall not cause or permit any Restricted Subsidiary, directly or indirectly, to issue or sell any Equity Interests, except: (i) to the Company or a Wholly Owned Restricted Subsidiary; or (ii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would continue to be a Restricted Subsidiary. Notwithstanding the foregoing, the Company is permitted to sell all the Equity Interest of a Restricted Subsidiary as long as the Company is in compliance with the terms described above in "Certain
Covenants -- Disposition of Proceeds of Asset Sales" and, if applicable, "Certain Covenants -- Merger, Sale of Assets, etc." above.

     Future Guarantors. After the original issue date of the Notes, the Company will cause each Domestic Restricted Subsidiary which Incurs Indebtedness (including guarantees of Indebtedness Incurred pursuant to "Certain
Covenants -- Limitation on Indebtedness" above) to execute and deliver to the Trustee a Guarantee pursuant to which such Domestic Restricted Subsidiary will guarantee payment of the Notes on a senior subordinated basis. Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

     Business Activities. The Company and its Restricted Subsidiaries may not engage, to any material extent, in any businesses which are not the same, similar, related or ancillary to the businesses in which the Company and its Restricted Subsidiaries are engaged on the date of the Indenture.

     Provision of Financial Information. Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the SEC (if permitted by SEC practice and applicable law and regulations) the annual reports, quarterly reports and other documents which the Company would have been required to file with the SEC pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were so subject, such documents to be filed with the SEC on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company shall also in any event (a) within 15 days of each Required Filing Date (whether or not permitted or required to be filed with the SEC) (i) transmit (or cause to be transmitted) by mail to all Holders, as their names and addresses appear in the Note register, without cost to such Holders upon their request and
(ii) file with the Trustee copies of the annual reports, quarterly reports and proxy statements which the Company is required to file with the SEC pursuant to the preceding sentence, or, if such filing is not so permitted, information and data of a similar nature, and (b) if, notwithstanding the preceding sentence, filing such documents by the Company with the SEC is not permitted by SEC practice or applicable law or regulations, promptly upon written request supply copies of such documents to any Holder. In addition, for so long as any Notes remain outstanding and prior to the later of the consummation of the Exchange Offer and the filing of an initial shelf registration statement, if required, the Company will furnish to the Holders, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT

     The occurrence of any of the following will be defined as an "Event of Default" under the Indenture: (a) failure to pay principal of (or premium, if any, on) any Note when due (whether or not prohibited by the provisions of the Indenture described under "Subordination of the Notes" above); (b) failure to pay any interest on any Note when due, continued for 30 days or more (whether or not prohibited by the provisions of the Indenture described under "Subordination of the Notes" above); (c) default in the payment of principal of or interest on any Note required to be purchased pursuant to any Asset Sale Offer required by the Indenture when due and payable or failure to pay on the Purchase Date the Offer Amount for any Note validly tendered pursuant to any Asset Sale Offer required by the Indenture (whether or not prohibited by the provisions of the Indenture described under "Subordination of the Notes" above); (d) failure to perform or comply with any of the provisions described under "Certain Covenants -- Merger, Sale of Assets, etc." above; (e) failure to perform any other covenant, warranty or agreement of the Company under the Indenture or in the Notes or of any future Guarantor under the Indenture or in any future Guarantee continued for 30 days or more after written notice to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of the outstanding Notes; (f) default or defaults under the terms of one or more instruments evidencing or securing Indebtedness of the Company or any of its Restricted Subsidiaries having an outstanding principal amount of $5.0 million or more individually or in the aggregate that has resulted in the acceleration of the payment of such Indebtedness or failure by the Company or any of its Restricted Subsidiaries to pay principal, premium, if any, or interest when due at the stated maturity of any such Indebtedness and such default or defaults shall have continued after any applicable grace period; (g) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any of its Restricted Subsidiaries in an amount of $5.0 million or more (net of any amounts covered by reputable and creditworthy insurance companies) which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; or (h) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Restricted Subsidiaries.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of Notes, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on such Trustee.

     If an Event of Default with respect to the Notes (other than an Event of Default with respect to the Company described in clause (h) of the preceding paragraph) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes, by notice in writing to the Company may declare the unpaid principal of (and premium, if any) and accrued interest to the date of acceleration on all the outstanding Notes to be due and payable immediately and, upon any such declaration, such principal amount (and premium, if any) and accrued interest, notwithstanding anything contained in the Indenture or the Notes to the contrary, will become immediately due and payable (i) so long as there shall be any outstanding Indebtedness under the Credit Facility, upon the first to occur of an acceleration of such Indebtedness under the Credit Facility or five business days after receipt by the Company and the administrative agent under the Credit Facility of such notice, or (ii) if no Indebtedness is outstanding under the Credit Facility, upon receipt by the Company of such notice. If an Event or Default specified in clause (h) of the preceding paragraph with respect to the Company occurs under the Indenture, the Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of the Notes.

     Any such declaration with respect to the Notes may be annulled by the Holders of a majority in aggregate principal amount of the outstanding Notes upon the conditions provided in the Indenture. For information as to waiver of defaults, see "Modification and Waiver" below.

     The Indenture provides that the Trustee shall, within 30 days after the occurrence of any Default or Event of Default with respect to the Notes outstanding, give the Holders of the Notes thereof notice of all uncured Defaults or Events of Default thereunder known to it; provided, however, that, except in the case of a Default or an Event of Default in payment with respect to the Notes or a Default or Event of Default in complying with "Certain Covenants -- Merger, Sale of Assets, etc." above, the Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders of the Notes.

     No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default thereunder and unless the Holders of at least 25% of the aggregate principal amount of the outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as the Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of such outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of such a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

     The Company will be required to furnish to the Trustee annually a statement as to the performance by it of certain of its obligations under the Indenture and as to any default in such performance.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATOR AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company or any of its Affiliates, as such, shall have any liability for any obligations of the Company or any of its Affiliates under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SATISFACTION AND DISCHARGE OF INDENTURE: DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of such outstanding Notes to receive payments in respect of the principal of, premium, if any, interest on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to such Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit: (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an officer's certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Notes over the other creditors of the Company, or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

GOVERNING LAW

     The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws to the extent that the application of the law of another jurisdiction would be required thereby.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes); provided, however, that no such modification or amendment to the Indenture may, without the consent of the Holder of each Note affected thereby, (a) change the maturity of the principal of or any installment of interest on any such Note or alter the optional redemption or repurchase provisions of any such Note or the Indenture (which are described above under "-- Optional Redemption," "-- Offer to Purchase Upon Change of Control" and "-- Disposition of Proceeds of Asset Sales") in a manner adverse to the Holders of the Notes; (b) reduce the principal amount of (or the premium) of any such Note; (c) reduce the rate of or extend the time for payment of interest on any such Note; (d) change the currency of payment of principal of (or premium) or interest on any such Note; (e) modify any provisions of the Indenture relating to the waiver of past defaults or the right of the Holders of Notes to receive payments of principal of, or premium, if any, or interest on the Notes or to institute suit for the enforcement of any payment on or with respect to any such Note or the modification and amendment provisions of the Indenture and the Notes (other than to add sections of the Indenture or the Notes which may not be amended, supplemented or waived without the consent of each Holder therein affected); (f) reduce the percentage of the principal amount of outstanding Notes necessary for amendment to or waiver of compliance with any provision of the Indenture or the Notes or for waiver of any Default in respect thereof; (g) waive a default in the payment of principal of, interest on, or redemption payment with respect to, the Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration); (h) modify the ranking or priority of any Note amend or modify the subordination provisions of the Indenture in any manner adverse to the Holders of the Notes or
(i) make any change in the foregoing amendment and waiver provisions.

     The Holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all Holders of Notes, may waive compliance by the Company with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee, as provided in the Indenture, the Holders of a majority in aggregate principal amount of the Notes, on behalf of all Holders, may waive any past default under the Indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the Notes), except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Notes tendered pursuant to an Asset Sale Offer, or a default in respect of a provision that under the Indenture cannot be modified or amended without the consent of the Holder of each Note that is affected.

     Notwithstanding the foregoing, without the consent of any Holder of the Notes the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

THE TRUSTEE

     Except during the continuance of a Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of a Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company or any other obligor upon the Notes, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or an Affiliate of the Company; provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

BOOK-ENTRY; DELIVERY AND FORM

     Except as set forth below, the Notes will be issued in the form of one or more fully registered Global Notes (each, a "Global Note"). Each Global Note will be deposited on the date of the closing of the sale of the Notes offered hereby (the "Closing Date") with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary" or "DTC") and registered in the name of Cede & Co., as nominee of the Depositary, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee.

     On the date of the issuance of the Notes, interests in the Global Note will be available for purchase only by "qualified institutional buyers" as defined in Rule 144A under the Securities Act ("QIBS"). Secondary sales to "institutional accredited investors," as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act (an "Institutional Accredited Investor"), who are not QIBs will be reflected in a separate Global Note.

     Notes that were issued as described under "Certificated Securities," will be issued in registered definitive form without coupons (the "Certificated Securities"). Upon the transfer to a QIB or Institutional Accredited Investor of Certificated Securities, such Certificated Securities may, unless the Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the relevant Global Note representing the principal amount of Notes being transferred. For a description of the restrictions on the transfer of Certificated Securities, see "Transfer Restrictions."

     The Depositary has advised the Company that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a member of the Federal Reserve System, (iii) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (iv) a "Clearing Agency" registered pursuant to Section 17A of the Exchange Act. The Depositary was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. QIBs and Institutional Accredited Investors may elect to hold Notes purchased by them through the Depositary. QIBs who are not Participants may beneficially own securities held by or on behalf of the Depositary only through Participants or Indirect Participants. Institutional Accredited Investors may beneficially own securities held by or on behalf of the Depositary only through Participants or Indirect Participants.

     So long as the Depositary or its nominee is the registered owner of the Global Note, the Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Securities, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to giving of any directions, instruction or approval to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by a Global Note to pledge such interest to persons or entities that do not participate in the Depositary's system or to otherwise take action with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Accordingly, each QIB and Institutional Accredited Investor owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such QIB or Institutional Accredited Investor is not a Participant or an Indirect Participant, on the procedures of the Participant through which such QIB or Institutional Accredited Investor owns its interest, to exercise any rights of a Holder under the Indenture or such Global Note. The Company understands that under existing industry practice, in the event the Company requests any action of holders or a QIB or Institutional Accredited Investor that is an owner of a beneficial interest in a Global Note desires to take any action that the Depositary, as the Holder of such Global Note, is entitled to take, the Depositary would authorize the Participants to take such action and the Participant would authorize QIBs and Institutional Accredited Investors owning through such Participants to take such action or would otherwise act upon the instruction of such QIBs and Institutional Accredited Investors. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such Notes.

     Payments with respect to the principal of, premium, if any, and interest on any Notes represented by a Global Note registered in the name of the Depositary or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depositary or its nominee in its capacity as the registered Holder of the Global Note representing such Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payment and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in the principal amount of the beneficial interest in the Global Note as shown on the records of the Depositary. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

     The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with an interest in the Global Note and (ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interest of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Notes or to pledge the Notes as collateral will be limited to such extent. For certain other restrictions on the transferability of the Notes, see "Transfer Restrictions."

CERTIFICATED SECURITIES

     If (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture, or (iii) upon the occurrence of certain other events, then, upon surrender by the Depositary of its Global Notes, Certificated Securities will be issued to each person that the Depositary identifies as the

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

beneficial owner of the Notes represented by the Global Note. In addition, subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

     Neither the Company nor the Trustee shall be liable for any delay by the Depositary or any Participant or Indirect Participant in identifying the beneficial owners of the related Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made in immediately available funds. So long as the Notes are represented by a permanent Global Note or Notes, all payments of principal, premium, if any, and interest will be made by the Company in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. So long as the Notes are represented by a permanent Global Note or Notes registered in the name of the Depositary or its nominee, the Notes will trade in the Depositary's Same-Day Funds Settlement System, and secondary market trading activity in the Notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on the trading activity in the Notes.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms which are used in the Indenture. Although certain of such defined terms are similar to defined terms used elsewhere in this Prospectus, the following definitions pertain only to this Description of the Notes. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person is merged with or into such Person or becomes a Subsidiary of such Person or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with or in contemplation of, such Person becoming a Subsidiary or such acquisition. A reasonable allocation of existing Indebtedness by the corporate parent (direct, intermediate or ultimate) of such Person or by such Person, at or around the time such Person becomes a Subsidiary or such assets are acquired, to the Person becoming a Subsidiary or to the acquired assets, shall not be deemed to be an incurrence of Indebtedness in connection with or in contemplation of such transaction. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

     "Acquired Person" means, with respect to any specified Person, any other Person which merges with or into or becomes a Subsidiary of such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; provided, however, that for purposes of the "Transactions with Affiliates" covenant, the term "Affiliate" shall not include Chase Securities Inc. or its affiliates or Hunton & Williams. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, any merger, consolidation or sale/leaseback transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary, in one transaction or a series of related transactions, of (i) any Equity Interest of any Subsidiary (other than

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

directors' qualifying shares, to the extent mandated by applicable law) or (ii) any assets of the Company or any Restricted Subsidiary (excluding cash and Cash Equivalents and inventory disposed of in the ordinary course of business). For the purposes of this definition, the term "Asset Sale" shall not include (a) any transaction consummated in compliance with "Certain Covenants -- Merger, Sale of Assets, etc." above and the creation of any Lien not prohibited by "Certain Covenants -- Limitation on Liens" above; (b) sales of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary, as the case may be; (c) any transfers of properties and assets between Wholly Owned Restricted Subsidiaries; and (d) assets of the Company held for sale on the date of the Indenture with an aggregate sale price not in excess of $5.0 million. In addition, solely for purposes of "Certain Covenants -- Disposition of Proceeds of Asset Sales" above, (x) any transaction consummated in compliance with "Certain Covenants -- Limitation on Restricted Payments" above and (y) any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions, involving assets with a Fair Market Value not in excess of $3.0 million in any fiscal year shall be deemed not to be an Asset Sale.

     "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

     "Board Resolution" means, with respect to any Person, a duly adopted resolution of the Board of Directors of such Person.

     "Calculated Amount" means, as of the date of determination, 85% of the net book value of accounts receivable (as determined in accordance with GAAP) of the Company and its Restricted Subsidiaries plus 50% of the net book value of inventories (as determined in accordance with GAAP and adjusted to include LIFO reserves) of the Company and its Restricted Subsidiaries, each as set forth on the most recently available consolidated balance sheet of the Company and its Restricted Subsidiaries.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be properly capitalized on the balance sheet in accordance with GAAP.

     "Cash Equivalents" means: (a) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition; (b) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses
(b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; (d) commercial paper rated P-1, A-1 or the equivalent thereof by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, respectively, and in each case maturing within 270 days after the date of acquisition; and (e) corporate securities having a rating equal to or higher than BBB- and Baa3, or the equivalents thereof, by both Standard & Poor's Ratings Group and Moody's Investor Service, Inc., respectively, if both such entities rate the securities, or having such rating from one of such entities if only one such entity is rating such Securities.

     "Change of Control" means the occurrence of any of the following events (whether or not approved by the Board of Directors of the Company): (i) any Person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rule 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly of more than 35% of the total voting power of the then outstanding Voting Equity Interests of the Company; (ii) the Company consolidates with, or merges with or into, another Person (other than the Company or a Wholly Owned Restricted Subsidiary) or the Company or any of its Subsidiaries sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of the Company and its Subsidiaries (determined on a consolidated basis) to any Person (other than the Company or any Wholly Owned Restricted Subsidiary), other than any such transaction where immediately after such transaction the Person or Persons that "beneficially owned" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) immediately prior to such transaction, directly or indirectly, a majority of the total voting power of the then outstanding Voting Equity Interests of the Company "beneficially own" (as so determined), directly or indirectly, a majority of the total voting power of the then outstanding Voting Equity Interests of the surviving or transferee Person; (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "-- Merger, Sale of Assets, etc."

     "Change of Control Offer" has the meaning set forth under "Offer to Purchase upon Change of Control."

     "Consolidated Fixed Charge Coverage Ratio" means, for any period, the ratio of (a) the sum of Consolidated Net Income (Loss), plus Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-Cash Charges deducted in computing Consolidated Net Income (Loss), in each case for such period, of the Company and its Subsidiaries on a consolidated basis, all determined in accordance with GAAP, plus amounts received during such period in repayment or prepayment of principal of the RP Loan, to (b) the sum of Consolidated Interest Expense for such period and cash and non-cash dividends paid on any Preferred Equity Interest of the Company during such period; provided that such computation shall be after giving pro forma effect to (i) the incurrence of the Indebtedness with respect to which the computation is being made and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, at the beginning of the applicable period; (ii) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Subsidiaries since the first day of the applicable period as if such Indebtedness was incurred, repaid or retired at the beginning of the applicable period; (iii) in the case of Acquired Indebtedness, the related acquisition, as if such acquisition occurred at the beginning of the applicable period; and (iv) any acquisition or disposition by the Company and its Subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale or asset purchase or sale or any related repayment of Indebtedness, in each case since the first day of the applicable period, assuming such acquisition or disposition had been consummated on the first day of the applicable period and after giving pro forma effect to net cost savings that the Company reasonably believes in good faith could have been achieved during the applicable period as a result of such acquisition or disposition and which cost savings could then be reflected in pro forma financial statements under GAAP (provided that both (A) such cost savings were identified and quantified in an officer's certificate delivered to the Trustee at the time of the consummation of the acquisition or disposition and (B) with respect to each acquisition or disposition completed prior to the 90th day preceding such date of determination, actions were commenced or initiated by the Company within 90 days of such acquisition or disposition to effect such cost savings identified in such officer's certificate) and provided further that (x) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and
(A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest shall be computed by applying, at the option of the Company, either the fixed or floating rate, and (y) in making such computation, the Consolidated Interest Expense of the Company attributable to interest on any

Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the pro forma average daily balance of such Indebtedness during the applicable period.

     "Consolidated Income Tax Expense" means, with respect to the Company for any period, the provision for Federal, state, local and foreign income taxes payable by the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" of any Person means, without duplication, for any period, the sum of (a) the interest expense of such Person and its Subsidiaries for such period, on a consolidated basis, including, without limitation, (i) amortization of debt discount (but excluding amortization or write-off of financing costs), (ii) the net cost (benefit) under Interest Rate Agreements (including amortization of discounts), (iii) the interest portion of any deferred payment obligation (other than interest on deferred payment obligations relating to pension and post retirement benefits as required by SFAS 87 and SFAS 106) and (iv) accrued interest, plus (b)(i) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person during such period and (ii) all capitalized interest of such Person and its Subsidiaries on a consolidated basis, in each case as determined in accordance with GAAP.

     "Consolidated Net Income" means, for any period, the consolidated net income (loss) of the Company and the Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income (loss) of any Person if such person is not a Restricted Subsidiary, except (A) to the extent of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution and (B) the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income; (ii) any net income (loss) of any person acquired by the Company or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;
(iii) any net income (but not loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company to the extent of such restrictions; (iv) any gain or loss realized upon the sale or other disposition of any asset of the Company or the Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) outside of the ordinary course of business;
(v) any extraordinary gain or loss and (vi) the cumulative effect of a change in accounting principles.

     "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Equity Interests of such Person.

     "Consolidated Non-Cash Charges" means, with respect to any Person, for any period the sum of (i) depreciation, (ii) amortization (including, without limitation, amortization of financing costs) and (iii) other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding, for purposes of clause
(iii) only, such charges which require an accrual of or a reserve for cash charges for any future period).

     "Credit Facility" means the Credit Agreement dated as of August 26, 1997 between the Company, the lenders party thereto from time to time, and The Chase Manhattan Bank, as agent, as such agreement may be amended, increased, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancing, restructurings, replacements, supplementations or other modifications of the foregoing).

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Senior Indebtedness" means (a) any Indebtedness outstanding under the Credit Facility and (b) any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding, together with any commitments to lend additional amounts, of at least $30.0 million, if the instrument governing such Senior Indebtedness expressly states that such Indebtedness is "Designated Senior Indebtedness" for purposes of the Indenture and a Board Resolution setting forth such designation by the Company has been filed with the Trustee.

     "Designation" has the meaning set forth under "Certain
Covenants -- Designation of Unrestricted Subsidiaries" above.

     "Designation Amount" has the meaning set forth under "Certain Covenants -- Designation of Unrestricted Subsidiaries" above.

     "Disposition" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person's assets.

     "Disqualified Equity Interest" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable, at the option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), in whole or in part, or exchangeable into Indebtedness on or prior to the date which is 91 days prior to the maturity date of the Notes. Equity Interests issued to employees or directors of the Company shall not be deemed Disqualified Equity Interests merely because such Equity Interests are subject to a shareholders agreement or plan providing for the repurchase thereof by the Company upon the termination of employment of such person.

     "Domestic Restricted Subsidiary" means a Restricted Subsidiary of the Company organized under the laws of the United States or any political subdivisions thereof or the operations of which are located substantially within the United States.

     "Equity Interest" in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Equity Interests.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

     "Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided, however, that the Fair Market Value of any such asset or assets shall be determined conclusively by the Board of Directors of the Company acting in good faith, and shall be evidenced by resolutions of the Board of Directors of the Company delivered to the Trustee.

     "Foreign Restricted Subsidiary" means a Restricted Subsidiary of the Company not organized under the laws of the United States or any political subdivision thereof and the operations of which are located substantially outside of the United States.

     "GAAP" means generally accepted accounting principles in effect in the United States as in effect on the date of the Indenture.

     "Government Securities" means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt;

provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.

     "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

     "Guarantee" means any guarantee which may from time to time be executed by a Restricted Subsidiary of the Company pursuant to the provisions of the covenant described under "Certain Covenants -- Future Guarantors." Each such Guarantee will have subordination provisions equivalent to those contained in the Indenture.

     "Guarantor" means any Restricted Subsidiary that is required to provide a Guarantee pursuant to "Certain Covenants -- Future Guarantors" above.

     "Hedging Agreement" means, with respect to any Person, all Interest Rate Agreements or foreign currency or commodity hedge, exchange or similar agreements of such Person.

     "Hedging Obligations" means, with respect to any Person, the Obligations of such Person under Hedging Agreements.

     "Holders" means the registered holders of the Notes.

     "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of any Acquired Person or any of its Subsidiaries existing at the time such Acquired Person becomes a Restricted Subsidiary (or is merged into or consolidated with the Company or any Restricted Subsidiary), whether or not such Indebtedness was Incurred in connection with, as a result of, or in contemplation of, such Acquired Person becoming a Restricted Subsidiary (or being merged into or consolidated with the Company or any Restricted Subsidiary), shall be deemed Incurred at the time any such Acquired Person becomes a Restricted Subsidiary or merges into or consolidates with the Company or any Restricted Subsidiary.

     "Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Equity Interests, now or hereafter outstanding, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,
(iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (iv) Hedging Obligations of such Person, (v) all Capital Lease Obligations of such Person, (vi) all Indebtedness referred to in clauses (i) through (v) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vii) all guaranteed debt of such Person, (viii) all Disqualified Equity Interests valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, and (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (i) through
(viii) above. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Equity Interest which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interest as if such Disqualified Equity Interest were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Equity Interest, such Fair Market Value to be determined in good faith by the board of directors of the issuer of such Disqualified Equity Interest. Indebtedness of a Person does not include performance by such Person of its obligations, including payment obligations, under leases, licenses or permits in the ordinary course of its business or any guarantee of such obligations and does not include regulatory guarantees incurred by the Company in order to secure permits from governmental authorities or agencies that are necessary for the operation of the Company's business.

     "Independent Financial Advisor" means a nationally recognized, accounting, appraisal, investment banking firm or consultant which, in the judgment of the Board of Directors of the Company, is independent and qualified to perform the task for which it is to be engaged.

     "Insolvency or Liquidation Proceeding" means, with respect to any Person, any liquidation, dissolution or winding up of such Person, or any bankruptcy, reorganization, insolvency, receivership or similar proceeding with respect to such Person, whether voluntary or involuntary.

     "interest" means, with respect to the Notes, the sum of any cash interest and any Additional Interest (as defined under "Registration Rights" below) on the Notes.

     "Interest Rate Agreements" means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.

     "Investment" means, with respect to any Person, any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to (by means of transfers of cash or other property or assets to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of capital stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. For purposes of the "Limitation on Restricted Payments" covenant above, the amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment; reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided, however, that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

     "Lien" means any lien, pledge, mortgage, charge, security interest, hypothecation, assignment for security or encumbrance of any kind (including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction) whether or not filed, recorded or otherwise perfected under applicable law.

     "Net Cash Proceeds" means the aggregate proceeds in the form of cash or Cash Equivalents received by the Company or any Restricted Subsidiary in respect of any Asset Sale, including all cash or Cash Equivalents received upon any sale, liquidation or other exchange of proceeds of Asset Sales received in a form other than cash or Cash Equivalents, net of (a) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof; (b) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); (c) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale; and (d) amounts deemed, in good faith, appropriate by the Board of Directors of the Company to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale.

     "Obligations" means any principal, interest (including, without limitation, Post-Petition Interest), penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Holder" means one or more of the following: (i) Johnnie Lou LaRoche, W. Walter LaRoche, III, Victoria E. LaRoche, Louanne C. LaRoche and Grant O. Reed, (ii) spouses or lineal descendants of the Persons described in clause (i), (iii) in the event of incompetence or death of any of the Persons described in clauses (i) or (ii), such Person's estate, executor, administrator, committee or other personal representative or beneficiaries and (iv) any trusts created for the benefit of the Persons described in clause (i), (ii) or (iii).

     "Permitted Indebtedness" has the meaning set forth in the second paragraph of "Certain Covenants -- Limitation on Indebtedness" above.

     "Permitted Investments" means (i) Investments in any Wholly Owned Restricted Subsidiary or any Person which, as a result of such Investment, becomes a Wholly Owned Restricted Subsidiary; (ii) Indebtedness of the Company or a Restricted Subsidiary described under clause (d) of the definition of "Permitted Indebtedness"; (iii) Cash Equivalents; (iv) Investments acquired by the Company or any Restricted Subsidiary in connection with an Asset Sale permitted by the covenant described in "Certain Covenants -- Disposition of Proceeds of Asset Sales" to the extent such Investments are non-cash proceeds as permitted under such covenant; (v) Investments in such amounts and in such Persons outstanding on the date of the Indenture (as increased from time to time by the Company's share of undistributed earnings or profits); (vi) loans or guarantees up to an aggregate of $1.0 million outstanding at any time to employees of the Company and its Restricted Subsidiaries in the ordinary course of business; (vii) any guarantees which are otherwise permitted to be Incurred by the Company pursuant to the covenant "Limitation on Indebtedness"; (viii) any guarantee by the Company of loans made by other Persons to employees of the Company and its Restricted Subsidiaries in connection with such employees' purchase of Equity Interests of the Company, provided that such Equity Interests are pledged to the Company as security for such guarantee; (ix) without limiting any other provision of this Indenture, Investments pursuant to the RP Joint Venture Agreements in an aggregate amount outstanding at any time up to the Phase One Purchase Price; (x) Hedging Agreements; (xi) in addition to the foregoing, Investments in joint ventures, corporations or partnerships engaged in businesses substantially similar to or related to the businesses of the Company and its Restricted Subsidiaries, provided that the aggregate amount of such Investments made after the date of the Indenture shall not exceed $5.0 million at any time outstanding; and (xii) further in addition to the foregoing, Investments made after the date of the Indenture that do not exceed $5.0 million at any time outstanding.

     "Permitted Liens" means (a) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary; provided, however, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not secure any property or assets of the Company or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation;
(b) Liens imposed by law such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith and by appropriate proceedings; (c) Liens existing on the date of the Indenture; (d) Liens securing only the Notes; (e) Liens in favor of the Company or any Restricted Subsidiary (including any such Liens securing Indebtedness, to the extent and for so long as such Indebtedness is pledged to secure Senior Indebtedness); (f) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (g) easements, reservation of rights of way, restrictions and other similar easements, licenses, restrictions on the use of properties, or minor imperfections of title that in the aggregate do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of the Company and the Restricted Subsidiaries; (h) Liens resulting from the deposit of cash or notes in connection with contracts, tenders or expropriation proceedings, or to secure workers' compensation, surety or appeal bonds, costs of litigation when required by law and public and statutory obligations or obligations under franchise arrangements entered into in the ordinary course of business; (i) Liens securing Indebtedness consisting of Capital Lease Obligations, Purchase Money Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of the Company or the Restricted Subsidiaries, or repairs, additions or improvements to such assets, provided, however, that (I) such liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, addition or improvement thereto (plus an amount equal to the reasonable fees and expenses in correction with the incurrence of such Indebtedness), (II) such Liens do not extend to any other assets of the Company or the Restricted Subsidiaries (and, in the case of repair, addition or improvements to any such assets, such Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved), (III) the incurrence of such Indebtedness is permitted by "Certain Covenants -- Limitation on Indebtedness" above and (IV) such Liens attach within 90 days of such purchase, construction, installation, repair, addition or improvement; (j) Liens granted to secure any Permitted Indebtedness and (k) Liens to secure any refinancings, renewals, extensions, modifications or replacements (collectively, "refinancing") (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other property (other than improvements thereto).

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability limited partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Phase One Purchase Price" means an amount equal to FRF 196.2 million (subject to adjustment as provided in the Stock Purchase Agreement), which is the sum of (i) FRF 129.9 million (subject to adjustment as provided in the Stock Purchase Agreement) attributable to the acquisition by LII Europe S.A.R.L., a Wholly Owned Subsidiary, of 50% of the equity of ChlorAlp S.A.S., and (ii) FRF
66.3 million (subject to adjustment as provided in the Stock Purchase Agreement) attributable to the refinancing by the Company or a consolidated Subsidiary of the Company of certain Indebtedness owing by ChlorAlp S.A.S. to Rhone-Poulenc Chimie S.A., which Indebtedness may be further refinanced by ChlorAlp S.A.S., plus up to $5 million attributable to costs and expenses incurred after the date of the Indenture related to the RP Joint Venture incurred by the Company and its Subsidiaries prior to the payment of the Phase One Purchase Price (including related hedging costs).

     "Phase Two Purchase Price" means an amount equal to FRF 290.0 million attributable to the acquisition by LII Europe S.A.R.L., a Wholly Owned Subsidiary and, at the time of payment of the Phase Two Purchase Price, the owner of 50% of the equity of ChlorAlp S.A.S., of the remaining 50% of the equity of ChlorAlp S.A.S., including reasonable costs and expenses related thereto and the value of inventory then on hand.

     "Post-Petition Interest" means, with respect to any Indebtedness of any Person, all interest accrued or accruing on such Indebtedness after, or which would accrue but for, the commencement of any Insolvency or Liquidation Proceeding against such Person in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing such Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

     "Preferred Equity Interest", in any Person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

     "Public Equity Offering" means, with respect to the Company, an underwritten public offering of Qualified Equity Interests of the Company pursuant to an effective registration statement filed under the Securities Act (excluding registration statements filed on Form S-8).

     "Purchase Money Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary Incurred for the purpose of financing all or any part of the purchase price, or the cost of construction or improvement, of any property; provided, however, that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost, including any refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of refinancing.

     "Qualified Equity Interest" in any Person means any Equity Interest in such Person other than any Disqualified Equity Interest.

     "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a resolution of the Board of Directors of the Company delivered to the Trustee, as an Unrestricted Subsidiary pursuant to "Certain Covenants -- Designation of Unrestricted Subsidiaries" above. Any such designation may be revoked by a resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

     "RP Joint Venture" means the transactions contemplated by the RP Joint Venture Agreements.

     "RP Joint Venture Agreements" means the Stock Purchase Agreement dated as of August 1, 1997 by and among Rhone-Poulenc Chimie S.A., LII Europe S.A.S., ChlorAlp S.A.S. and the Company and the Shareholders Agreement dated as of August 1, 1997 by and among Rhone-Poulenc Chimie S.A., ChlorAlp S.A.S. and the Company, together with the other contracts and agreements contemplated by said Stock Purchase Agreement and Shareholders Agreement.

     "RP Loan" means the loan made by the Company or a consolidated Subsidiary of the Company to ChlorAlp S.A.S. as a part of the Phase One Purchase Price, which loan shall not exceed FRF 66.3 million in original principal amount, shall be repayable as to principal in approximately equal periodic installments over a four-year period beginning on the date of payment of the Phase One Purchase Price, shall be repayable at intervals not longer than three months, and shall bear interest at a rate not higher than the greater of the prevailing rate of interest for loans of the same type and tenor in France on the date the Phase One Purchase Price is paid and the rate payable by the Company from time to time on Indebtedness outstanding under the long-term facility included in the Credit Facility.

     "SEC" means the Securities and Exchange Commission.

     "Senior Indebtedness" means, at any date, (a) all Obligations of the Company under the Credit Facility; (b) all Hedging Obligations of the Company;
(c) all Obligations of the Company under stand-by letters of credit; and (d) all other Indebtedness of the Company for borrowed money, including principal, premium, if any, and interest (including Post-Petition Interest) on such Indebtedness, unless the instrument under which such Indebtedness of the Company for money borrowed is Incurred expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to the Notes, and all renewals, extensions, modifications, amendments or refinancings thereof. Notwithstanding the foregoing, Senior Indebtedness shall not include (a) to the extent that it may constitute Indebtedness, any Obligation for Federal, state, local or other taxes; (b) any Indebtedness among or between the Company and any Subsidiary of the Company or any Affiliate of the Company or any of such Affiliate's Subsidiaries; unless and for so long as such Indebtedness has been pledged to secure obligations under or in respect of Senior Indebtedness; (c) to the extent that it may constitute Indebtedness, any Obligation in respect of any trade payable Incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business; (d) that portion of any Indebtedness that is Incurred in violation of the Indenture (provided that Indebtedness under the Credit Facility shall be deemed not to have been incurred in violation of the Indenture for purposes of this clause (d) if the holders of such Indebtedness or their agent or representative shall have received a representation from the Company to the effect that such Indebtedness does not violate the Indenture); (e) Indebtedness evidenced by the Notes; (f) Indebtedness of the Company that is expressly subordinate or junior in right of payment to any other

Indebtedness of the Company; (g) to the extent that it may constitute Indebtedness, any obligation owing under leases (other than Capitalized Lease Obligations) or management agreements; (h) any obligation that by operation of law is subordinate to any general unsecured obligations of the Company; (i) Indebtedness represented by the 13% Notes; and (j) Indebtedness of the Company to the extent such Indebtedness is owed to and held by any Federal, state, local or other governmental authority, other than Indebtedness relating to the plea agreement entered into by the Company with the U.S. Department of Justice on May 9, 1997.

     "Senior Subordinated Indebtedness" means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu in right of payment with the Notes and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

     "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

     "Subordinated Indebtedness" means, with respect to the Company, any Indebtedness of the Company which is expressly subordinated in right of payment to the Notes.

     "Subsidiary" means, with respect to any Person, unless such Person would otherwise not be permitted to be consolidated with the Company in accordance with GAAP, (a) any corporation of which the outstanding Voting Equity Interests having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, through one or more Persons by such Person, or (b) any other Person of which at least a majority of Voting Equity Interests are at the time, directly or indirectly, owned by such first named Person.

     "Surviving Person" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

     "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to "Certain Covenants -- Designation of Unrestricted Subsidiaries" above. Any such designation may be revoked by a resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

     "Voting Equity Interests" means Equity Interests in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect the Board of Directors or other governing body of such corporation or Person.

     "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary all (or, in the case of a Foreign Restricted Subsidiary, the maximum amount permitted by law) of the outstanding capital stock of which is at the time owned, directly or indirectly, by the Company and/or one or more other Wholly Owned Restricted Subsidiaries.

     "Wholly Owned Subsidiary" means any Subsidiary all (or, in the case of a Foreign Restricted Subsidiary, the maximum amount permitted by law) of the outstanding capital stock of which is at the time owned, directly or indirectly, by the Company and/or one or more other Wholly Owned Subsidiaries.

                EXCHANGE OFFER AND REGISTRATION RIGHTS AGREEMENT

     The Company and the Initial Purchasers entered into the Registration Rights Agreement concurrently with the issuance of the Old Notes. Pursuant to the Registration Rights Agreement, the Company agreed to (i) file with the Commission on or prior to 45 days after the date of issuance of the Old Notes (the "Issue Date") a Registration Statement relating to a registered exchange offer for the Old Notes under the Securities Act and (ii) use its reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 165 days after the Issue Date. As soon as practicable after the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of the Old Notes who are not prohibited by any law or policy of the Commission from participating in the Exchange Offer the opportunity to exchange their Old Notes for an issue of a second series of notes (the Exchange Notes), identical in all material respects to the Old Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions) that were registered under the Securities Act. The Company will keep the Exchange Offer open for not less than 30 days (or longer, if required by law) after the date notice of the Exchange Offer is mailed to the holders of the Old Notes. If (i) applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer as contemplated thereby or (ii) for any other reason the Exchange Offer is not consummated within 195 days after the Issue Date or (iii) any holder either (A) is not eligible to participate in the Exchange Offer or (B) participates in the Exchange Offer and does not receive freely transferable Exchange Notes in exchange for tendered Old Notes, the Company will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of Transfer Restricted Securities (as defined below) by such holders who satisfy certain conditions relating to, among other things, the provision of information in connection with the Shelf Registration Statement. For purposes of the foregoing, "Transfer Restricted Securities" means each Old Note until (i) the date on which such Old Note has been exchanged for a freely transferable Exchange Note in the Exchange Offer, (ii) the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iii) the date on which such Old Note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.

     The Company will use its reasonable best efforts to have the Exchange Offer Registration Statement and, if applicable, the Shelf Registration Statement (each a "Registration Statement") declared effective by the Commission as promptly as practicable after the filing thereof. Unless the Exchange Offer would not be permitted by a policy of the Commission or interpretations by its staff, the Company will commence the Exchange Offer and will use its reasonable best efforts to consummate the Exchange Offer as promptly as practicable, but in any event prior to 195 days after the Issue Date. If applicable, the Company will use its reasonable best efforts to keep the Shelf Registration Statement effective for a period of two years after the Issue Date, subject to certain exceptions, including suspending the effectiveness thereof for certain valid business reasons. If (i) the applicable Registration Statement is not filed with the Commission on or prior to 45 days after the Issue Date, (ii) the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is not declared effective within 165 days after the Issue Date (or in the case of a Shelf Registration Statement required to be filed in response to a change in law or the applicable interpretations of the Commission's staff, if later, within 45 days after publication of the change in law or interpretation),
(iii) the Exchange Offer is not consummated on or prior to 195 days after the Issue Date or (iv) the Shelf Registration Statement is filed and declared effective within 165 days after the Issue Date (or in the case of a Shelf Registration Statement required to be filed in response to a change in law or the applicable interpretations of the Commission's staff, if later, within 45 days after publication of the change in law or interpretation), but shall thereafter cease to be effective (at any time that the Company is obligated to maintain the effectiveness thereof) without being succeeded within 30 days by an additional Registration Statement filed and declared effective (each such event referred to in clauses (i) through (iv), a "Registration Default"), the Company will generally be obligated to pay liquidated damages to each holder of Transfer Restricted Securities, during the period of such Registration Default in an amount equal to $0.192 per week per $1,000 principal amount of the Old Notes constituting Transfer Restricted Securities held by such holder until the applicable Registration Statement is filed or declared effective, the Exchange Offer is consummated or the Shelf Registration Statement again becomes effective, as the case may be; provided, however, no liquidated damages shall be payable for a Registration Default under clause
(iii) above if a Shelf Registration Statement covering resales of the Transfer Restricted Securities for which the Exchange Offer was intended shall have been declared effective. All accrued liquidated damages shall be paid to holders in the same manner as interest payments on the Notes on semi-annual payment dates which correspond to interest payment dates for the Old Notes. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

     The Registration Rights Agreement also provides that the Company (i) shall make available for a period of 195 days after the consummation of the Exchange Offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such Exchange Notes and (ii) shall pay all expenses incident to the Exchange Offer (including the expenses of one counsel to the holders of the Old Notes) and will indemnify certain holders of the Old Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the provisions of the Exchange and Registration Rights Agreement (including certain indemnification rights and obligations).

     Each holder of Old Notes that wishes to exchange such Old Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the Exchange Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     If a holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes. If a holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Notes that were acquired as a result of market making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

     Holders of the Old Notes will be required to make certain representations to the Company (as described above) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding liquidated damages set forth in the preceding paragraphs. A holder who sells Old Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations).

     For so long as the Old Notes are outstanding, the Company will continue to provide to holders of the Old Notes and to prospective purchasers of the Old Notes the information required by paragraph (d)(4) of Rule 144A. The Company will provide a copy of the Exchange and Registration Rights Agreement to prospective purchasers of Old Notes identified to the Company by the Initial Purchasers upon request.

     The foregoing description of the Registration Rights Agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to all provisions of the Registration Rights Agreement.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Old Notes were originally sold by the Company on September 23, 1997 to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. As a condition to the Purchase

Agreement, the Company and the Initial Purchasers entered into the Registration Rights Agreement on the same date. Certain terms of the Registration Rights Agreement are summarized as follows:

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that (i) the Exchange Notes bear a Series B designation and a different CUSIP Number from the Old Notes, (ii) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (iii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for liquidated damages in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is terminated. The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture.

     As of the date of this Prospectus, $175 million aggregate principal amount of Old Notes were outstanding. The Company has fixed the close of business on
            , 1997 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

     Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Company.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
          , 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under

"-- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest from their date of issuance. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes on March 15, 1998. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

     Interest on the Exchange Notes is payable semi-annually on each March 15 and September 15, commencing on March 15, 1998.

PROCEDURES FOR TENDERING

     Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. For a holder to validly tender Old Notes pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or (in the case of a book-entry transfer) an Agent's Message in lieu of the Letter of Transmittal, and any other required documents must be received by the Exchange Agent at the address set forth under "Exchange Agent" prior to 5:00 p.m., New York time, on the Expiration Date. In addition, prior to 5:00 p.m., New York City time, on the Expiration Date, either (a) certificates for tendered Old Notes must be received by the Exchange Agent at such address or (b) such Old Notes must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender received by the Exchange Agent, including an Agent's Message if the tendering holder has not delivered a Letter of Transmittal). The term "Agent's Message" means a message, transmitted by the book-entry transfer facility, the Depository Trust Company (the "Book-Entry Transfer Facility"), to and received by the Exchange Agent and forming a party of a book-entry confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the tendering participant that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such Letter of Transmittal against such participant.

     By executing the Letter of Transmittal (or transmitting an Agent's Message in lieu thereof), each holder will make to the Company the representations set forth above in the third paragraph under the heading "-- Purpose and Effect of the Exchange Offer."

     The tender by a holder and the acceptance thereof by the Company will constitute agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instructions to Registered

Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the Letter of Transmittal.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a recognized participant in the Securities Transfer Agent of Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each a "Medallion Signature Guarantor"), unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of a member firm of a registered national securities exchange, a member of the NASD or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes with the signature thereon guaranteed by a Medallion Signature Guarantor.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or other acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company to their authority to so act must be submitted with the Letter of Transmittal.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at the Book-Entry Transfer Facility for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing such Book-Entry Transfer Facility to transfer such Old notes into the Exchange Agent's account with respect to the Old Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, and appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee (or, in the case of book-entry transfer, an Agent's Message in lieu thereof) and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agents that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal (or, in the case of book-entry transfer, an Agent's Message) or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer (including delivery of an Agent's Message), prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution (i) an Agent's Message with respect to guaranteed delivery that is accepted by the Company, or (ii) a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal or facsimile thereof (or, in the case of book-entry transfer, an Agent's Message), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date. Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Old Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number(s) and principal amount of such Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange Exchange Notes for, any Old Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries;

          (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

          (c) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Notes (see
"-- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have been withdrawn.

EXCHANGE AGENT

     State Street Bank and Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                      STATE STREET BANK AND TRUST COMPANY

     By Mail or Hand           By Facsimile for     By Mail or Hand in New York
    State Street Bank       Eligible Institutions        State Street Bank
    and Trust Company                                 and Trust Company, N.A.
Corporate Trust Department      (617) 664-5739              61 Broadway
 Two International Place                              Corporate Trust Window
        4th Floor                                         Concourse Level
     Boston, MA 02110                                   New York, NY 10006

                           For Information Telephone:
                                 (617) 664-5314
                          Attention: Sandra Szczsponik

     DELIVERY TO AN ADDRESS OTHER THAN SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying values as the Old Notes, which is face value, less the original issue discount (net of amortization) as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. Certain expenses of the Exchange Offer will be expensed over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Old Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company (upon redemption thereof or otherwise),
(ii) so long as the Old Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Company), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE EXCHANGE NOTES

     With respect to resales of Exchange Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives Exchange Notes, whether or not such person is the holder (other than a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) who receives Exchange Notes in exchange for Old Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letter or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

     As contemplated by such no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the Exchange Notes are to be acquired by the holder or the person receiving such Exchange Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the Exchange Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the Exchange Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on such no-action letters. As indicated above, each Participating Broker-Dealer that receives an Exchange Note for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. The Company recommends that each holder consult such holder's own tax advisor as to the particular tax consequences of exchanging such holder's Old Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws.

     The Company believes that the exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Old Notes. Rather, the Exchange Notes received by a holder will be treated as a continuation of the Old Notes in the hands of such holder. As a result, there should be no federal income tax consequences to holders exchanging Old Notes for Exchange Notes pursuant to the Exchange Offer.

                              PLAN OF DISTRIBUTION

     Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 195 days after the Expiration Date, they will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale. In addition, until
          , 1997 (90 days after the commencement of the Exchange Offer), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sales of the Exchange Notes by Participating Broker-Dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Exchange Notes. Any Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that is an "underwriter" within the meaning of the Securities Act.

     For a period of 195 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.

                                 LEGAL MATTERS

     The validity of the Exchange Notes offered hereby will be passed upon for the Company by Hunton & Williams, Atlanta, Georgia. C.L. Wagner, Jr., a Director of the Company, is a partner at Hunton & Williams.

                                    EXPERTS

     The consolidated financial statements of LaRoche Industries Inc. included herein and appearing in the LaRoche Industries Inc. Annual Report (Form 10-K) as of February 28, 1997 and February 29, 1996 and for each of the three years in the period ended February 28, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included herein and incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                               BUSINESS GLOSSARY

     83% ammonium nitrate liquor -- Ammonia reacted with nitric acid forms ammonium nitrate liquor (83% solution), which is used to make blasting products.

     activated alumina chemical -- A type of specialty alumina chemical that removes certain substances from a chemical mixture or serves to catalyze certain reactions due to its physical and chemical characteristics. For example, Claus catalyst is used in refineries to convert hydrogen sulfide from petrochemical streams into sulfur which is a commercial product.

     adsorbent -- A process (adsorption) by which an extremely thin layer of molecules (for example, gases) adhere to the surface of a substance such as an alumina chemical.

     ammonia clean-out service -- Tanks and systems containing or using ammonia become contaminated with oil or a build up of water. This clean out service restores these systems or makes the system ready for removal.

     anhydrous ammonia -- Anhydrous means without water. Ammonia in its pure form readily absorbs water. Commercial and premium grade ammonia contain varying minute quantities of water.

     anhydrous hydrofluoric acid -- A raw material used in the manufacture of 141b and other fluorocarbons. Its elemental components are hydrogen and fluorine.

     aqua ammonia -- Ammonium hydroxide -- a mixture of anhydrous ammonia (usually 30%) and water.

     catalyst -- A chemical substance, whose physical or chemical characteristics speed up a chemical reaction without the catalyst becoming part of the reaction.

     catalyst support -- A high strength substance on which a catalyst such as platinum is deposited.

     CFC -- See fluorocarbons.

     caustic soda -- Sodium hydroxide -- a strong chemical base whose formula is NaOH.

     Claus catalyst -- An activated alumina chemical that is used to remove sulfur from petrochemical streams.

     ECU -- Electrochemical unit -- a way of measuring the production of chlorine and caustic soda from the electrolytic conversion of common salt. One ECU is the equivalent of a proportional amount of chlorine and caustic soda (1 to 1.12). One ECU ton equals one ton of chlorine and 1.12 tons of caustic soda.

     feedstock -- A chemical substance used in the manufacture of another. Natural gas is the feedstock of ammonia. Salt (or brine) is the feedstock for caustic soda and chlorine. Hydrate is the feedstock for alumina chemicals.

     fluid cracking (fluid catalytic cracking) -- A refinery process that produces various hydrocarbon chemicals from petrochemical feedstocks. For instance, it is a primary step in producing gasoline.

     fluorocarbons -- Hydrocarbon chemicals that have certain properties making them suitable for uses such as foam blowing, air conditioning and refrigeration. Fluorocarbons include chlorofluorocarbons (CFCs), hydrochlorofluorocarbons (HCFCs) and hydrofluorocarbons (HFCs).

     HCFC -- See fluorocarbons.

     HFC -- See fluorocarbons.

     HDAN (high density ammonium nitrate) -- A solid, dense form of ammonium nitrate that contains about 34% nitrogen by weight and is used primarily for agricultural purposes.

     hydrate -- Alumina trihydrate -- A form of industrial alumina chemicals that contain water and is used in flame retardants and as a feedstock for other industrial and specialty alumina chemicals.

     industrial alumina chemicals -- Alumina chemicals for basic industrial uses, such as calcined and tabular alumina chemicals, which are used as raw materials in refractories and ceramics.

     leaching -- The process of percolating water or other liquids to dissolve out chemical substances from solids such as soils.

     LDAN (low density ammonium nitrate) -- Chemically the same as high density ammonium nitrate. A solid pelletized (prilled) form of ammonium nitrate capable of absorbing fuels in the manufacture of blasting agents. It also is often referred to as blasting grade ammonium nitrate.

     petrochemicals -- Hydrocarbon chemicals (organic chemical compounds) made from refinery gases, natural gas liquids or other organic sources.

     polyurethane -- A hydrocarbon substance, often in plastic form, used typically for insulation.

     PVC -- Poly vinyl chloride -- A chlorine-containing petrochemical feedstock for certain plastics.

     rigid urethane foam -- A type of insulating polyurethane foam which uses a propellant gas such as R-11 or R-141b to form insulating pockets within the hardened foam.

     tabular alumina chemical -- An alumina chemical made from ground calcined alumina that is heated to very high temperatures and sintered to make heat resistant ceramics.

     titanium dioxide -- A compound of oxygen and titanium metal for uses such as paint and the production of hydrogen peroxide.

     UAN solution -- A liquid urea ammonium nitrate mixture in water, typically containing 28-32% nitrogen by weight for fertilizer uses.

     Urea -- A chemically combined form of ammonia and carbon dioxide which contains 46% nitrogen by weight. Urea liquor is the liquid form of the substance which solidifies at room temperature.

     Versal(R) alumina chemicals -- A Company trade name for a type of specialty alumina chemical made under special conditions to provide certain physical and chemical characteristics.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
LAROCHE INDUSTRIES INC.
Report of Ernst & Young LLP, Independent Auditors...........   F-2
Consolidated Balance Sheets as of February 28, 1997 and
  February 29, 1996.........................................   F-3
Consolidated Statements of Income for the fiscal years ended
  February 28, 1997, February 29, 1996 and February 28,
  1995......................................................   F-4
Consolidated Statements of Stockholders Equity for the
  fiscal years ended February 28, 1997, February 29, 1996
  and February 28, 1995.....................................   F-5
Consolidated Statements of Cash Flows the fiscal years ended
  February 28, 1997, February 29, 1996 and February 28,
  1995......................................................   F-6
Notes to Consolidated Financial Statements for the fiscal
  years ended February 28, 1997, February 29, 1996 and
  February 28, 1995.........................................   F-7
Condensed Consolidated Balance Sheets as of August 31, 1997
  and February 28, 1997 (unaudited).........................  F-22
Condensed Consolidated Statements of Income for the three
  months and six months ended August 31, 1997 and August 31,
  1996 (unaudited)..........................................  F-23
Condensed Consolidated Statements of Cash Flows for the six
  months ended August 31, 1997 and August 31, 1996
  (unaudited)...............................................  F-24
Notes to Condensed Consolidated Financial Statements
  (unaudited)...............................................  F-25

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
LaRoche Industries Inc.

     We have audited the accompanying consolidated balance sheets of LaRoche Industries Inc. as of February 28, 1997 and February 29, 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended February 28, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of LaRoche Industries Inc. at February 28, 1997 and February 29, 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended February 28, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Atlanta, Georgia
April 30, 1997

                            LAROCHE INDUSTRIES INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              FEBRUARY 28,    FEBRUARY 29,
                                                                  1997            1996
                                                              ------------    ------------
                                                                     (IN THOUSANDS,
                                                                   EXCEPT SHARE DATA)
                                          ASSETS
Current assets:
  Cash......................................................    $  1,165        $  3,265
  Receivables (Note 6):
     Trade, net of allowances of $776 and $849 in 1997 and
      1996, respectively....................................      43,393          57,153
     Refundable income taxes................................       6,649           1,453
     Other..................................................       7,159           3,395
  Inventories (Notes 4 and 6)...............................      39,924          46,004
  Other current assets......................................       2,513           4,878
                                                                --------        --------
          Total current assets..............................     100,803         116,148
Investments (Note 5)........................................      17,886          17,165
Property, plant and equipment, at cost (Note 6):
  Land and land improvements................................      12,234          12,039
  Buildings.................................................      19,547          12,388
  Machinery and equipment...................................     220,613         195,872
  Capital leases............................................       4,902           5,226
  Construction in progress..................................      14,208          20,195
                                                                --------        --------
                                                                 271,504         245,720
  Less accumulated depreciation.............................     (90,417)        (81,108)
                                                                --------        --------
Net property, plant and equipment...........................     181,087         164,612
Other assets................................................      12,589           8,007
                                                                --------        --------
          Total assets......................................    $312,365        $305,932
                                                                ========        ========

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Revolving credit facility (Note 6)........................    $ 37,605        $  4,755
  Accounts payable..........................................      35,992          37,770
  Accrued compensation......................................       8,595          14,408
  Other accrued liabilities.................................       8,944          16,481
  Common stock with put rights (Note 11)....................          --           7,475
  Current portion of long-term debt (Note 6)................       2,835           5,990
                                                                --------        --------
          Total current liabilities.........................      93,971          86,879
Long-term debt (Note 6).....................................     104,441         112,940
Deferred income taxes (Note 9)..............................      22,335          15,668
Other noncurrent liabilities (Notes 7 and 8)................      36,535          34,378
Commitments and contingencies (Note 8)
Redeemable common stock (Note 11)...........................       4,177           4,771
Stockholders' equity:
  10% cumulative, voting preferred stock, $.01 par value,
     200,000 shares authorized, no shares outstanding.......          --              --
  Common stock, $.01 par value, 1,200,000 shares authorized,
     425,000 non-redeemable shares issued...................           4               4
  Capital in excess of par value............................         630             630
  Retained earnings.........................................      50,409          50,662
  Minimum pension liability.................................        (137)             --
                                                                --------        --------
          Total stockholders' equity........................      50,906          51,296
                                                                --------        --------
                                                                $312,365        $305,932
                                                                ========        ========

                            See accompanying notes.

                            LAROCHE INDUSTRIES INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                              YEAR ENDED
                                                              ------------------------------------------
                                                              FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 28,
                                                                  1997           1996           1995
                                                              ------------   ------------   ------------
                                                                            (IN THOUSANDS)
Net sales...................................................    $379,285       $448,982       $420,723
Cost of sales...............................................     313,871        350,066        329,383
                                                                --------       --------       --------
Gross profit................................................      65,414         98,916         91,340
Selling, general and administrative expenses................      54,777         54,631         54,135
                                                                --------       --------       --------
Income from operations......................................      10,637         44,285         37,205
Interest and amortization of debt expense...................     (14,881)       (15,973)       (13,083)
Income from equity investments (Note 5).....................       4,909          2,647          2,540
Other income, net...........................................         411          1,163          1,581
                                                                --------       --------       --------
Income before income taxes, minority interests and
  extraordinary charge......................................       1,076         32,122         28,243
Provision for income taxes (Note 9).........................        (417)       (13,170)       (12,297)
                                                                --------       --------       --------
Income before minority interests and extraordinary
  charges...................................................         659         18,952         15,946
Minority interests (Note 10)................................          --             --         (2,063)
                                                                --------       --------       --------
Income before extraordinary charges.........................         659         18,952         13,883
Extraordinary charge from debt extinguishment...............          --             --           (860)
                                                                --------       --------       --------
Net income..................................................         659         18,952         13,023
Adjustment to estimated fair value of common stock with put
  rights (Note 11)..........................................          --         (1,901)        (1,949)
                                                                --------       --------       --------
Income attributable to non-redeemable common stockholders...    $    659       $ 17,051       $ 11,074
                                                                ========       ========       ========

                            See accompanying notes.

                            LAROCHE INDUSTRIES INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                            CAPITAL IN
                                                            EXCESS OF                MINIMUM
                                                   COMMON      PAR       RETAINED    PENSION
                                                   STOCK      VALUE      EARNINGS   LIABILITY    TOTAL
                                                   ------   ----------   --------   ---------   -------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Balance at February 28, 1994.....................    $4        $630      $22,770       $  --    $23,404
  Net income.....................................    --          --       13,023          --     13,023
  Adjustment to estimated fair value of common
     stock with put rights.......................    --          --       (1,949)         --     (1,949)
                                                     --        ----      -------       -----    -------
Balance at February 28, 1995.....................     4         630       33,844          --     34,478
  Net income.....................................    --          --       18,952          --     18,952
  Dividends paid, $.50 per share.................    --          --         (233)         --       (233)
  Adjustment to estimated fair value of common
     stock with put rights.......................    --          --       (1,901)         --     (1,901)
                                                     --        ----      -------       -----    -------
Balance at February 29, 1996.....................     4         630       50,662          --     51,296
  Net income.....................................    --          --          659          --        659
  Dividends paid, $2.00 per share................    --          --         (912)         --       (912)
  Pension adjustments............................    --          --           --        (137)      (137)
                                                     --        ----      -------       -----    -------
Balance at February 28, 1997.....................    $4        $630      $50,409       $(137)   $50,906
                                                     ==        ====      =======       =====    =======

                            See accompanying notes.

                            LAROCHE INDUSTRIES INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           YEAR ENDED
                                                          --------------------------------------------
                                                          FEBRUARY 28,    FEBRUARY 29,    FEBRUARY 28,
                                                              1997            1996            1995
                                                          ------------    ------------    ------------
                                                                         (IN THOUSANDS)
OPERATING ACTIVITIES
Net income..............................................    $    659        $ 18,952        $ 13,023
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation and amortization.........................      23,061          18,996          16,360
  Deferred income taxes.................................       6,667            (495)          1,358
  Equity income, net of distributions...................         792          (1,315)             28
  Minority interests....................................          --              --           1,870
  Net (gain) loss on disposal of assets.................        (349)          3,021             112
  Extraordinary charges.................................          --              --             860
  Changes in operating assets and liabilities (excluding
     acquisition):
     Receivables........................................       4,800           4,749         (20,429)
     Inventories........................................       5,946          17,129         (22,662)
     Other assets.......................................      (2,880)          1,874           2,036
     Accounts payable and accrued liabilities...........     (15,198)         (2,288)          9,136
     Noncurrent liabilities and other...................       1,834             128           3,803
                                                            --------        --------        --------
Net cash provided by operating activities...............      25,332          60,751           5,495
INVESTING ACTIVITIES
Capital expenditures....................................     (35,784)        (16,894)        (17,651)
Acquisition of a business...............................          --         (37,504)             --
Investments in joint ventures...........................      (2,631)         (1,451)        (13,357)
Plant turnarounds.......................................      (5,038)         (2,672)         (2,589)
Proceeds from sale of facilities........................       3,708           6,484           1,628
                                                            --------        --------        --------
Net cash used by investing activities...................     (39,745)        (52,037)        (31,969)
FINANCING ACTIVITIES
Net borrowings (repayments) under revolving credit
  facility..............................................      32,850          (1,350)        (10,306)
Additions to long-term debt.............................          --              --         100,000
Repayments of long-term debt............................     (11,654)        (11,352)        (38,156)
Costs of refinancing....................................          --              --          (4,408)
Repurchase of minority interest in LaRoche Chemicals
  Inc...................................................          --              --         (14,490)
Sales of common stock with redemption features..........       3,187           1,918           1,214
Purchases of common stock with redemption features......     (11,158)           (332)         (5,576)
Dividends paid..........................................        (912)           (233)             --
                                                            --------        --------        --------
Net cash provided (used) by financing activities........      12,313         (11,349)         28,278
                                                            --------        --------        --------
Net (decrease) increase in cash.........................      (2,100)         (2,635)          1,804
Cash at beginning of year...............................       3,265           5,900           4,096
                                                            --------        --------        --------
Cash at end of year.....................................    $  1,165        $  3,265        $  5,900
                                                            ========        ========        ========

                            See accompanying notes.

                            LAROCHE INDUSTRIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (FEBRUARY 28, 1997)

1.  ORGANIZATION AND DESCRIPTION OF BUSINESS

     LaRoche Industries Inc. ("LII") is engaged in the manufacture, distribution, and sale of agricultural and industrial nitrogen products and bulk fertilizer materials, certain specialty aluminas, and electrochemical products. These consolidated financial statements include the accounts of LaRoche Industries Inc. and all majority-owned subsidiaries. Investments in 50%-or-less owned entities are accounted for by the equity method. All significant intercompany transactions and balances have been eliminated in consolidation.

     On August 17, 1994, LaRoche Holdings Inc. ("LHI") and LaRoche Chemicals Inc. ("LCI") were merged into LaRoche Industries Inc. (collectively, the "Company"). Prior to this date, LII was a wholly-owned subsidiary of LHI, and LCI was a majority-owned subsidiary of LHI.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, actual results inevitably will differ from those estimates, and such differences may be material to the financial statements.

REVENUE RECOGNITION AND TRADE RECEIVABLES

     The Company generally recognizes revenue upon shipment to customers. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Terms on trade receivables are granted in accordance with industry practice. The Company serves a variety of customers, and therefore, the Company believes that it has limited exposure to credit loss. The carrying amount of accounts receivable approximates fair value due to the short settlement period of these instruments.

INVENTORIES

     Inventories are valued at the lower of cost or market. The cost of approximately 20% and 37% of total inventories was determined using the last in, first out (LIFO) method at February 28, 1997 and February 29, 1996, respectively. Cost for all other inventories are determined on a first-in, first-out (FIFO) or average cost basis.

TURNAROUND COSTS

     Costs related to the periodic, scheduled major maintenance of continuous process production facilities ("turnaround costs") are capitalized when incurred and are amortized on a straight-line basis over the period until the next scheduled related turnaround, generally ranging from one to five years.

     Expenditures for routine repair and maintenance are charged to current operating expenses.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant, and equipment, including amounts under capital leases (Note 8), are depreciated over their estimated useful lives using the straight-line method for financial reporting purposes and accelerated methods for tax purposes. Depreciation expense aggregated approximately $16,076,000, $14,421,000 and $13,610,000 for fiscal years ended February 28, 1997, February 29, 1996 and February 28, 1995, respectively. Costs of construction of certain long-term assets include capitalized interest which is amortized over the

                            LAROCHE INDUSTRIES INC.

estimated useful life of the related asset. The Company capitalized interest costs of $860,000 on eligible projects during fiscal 1997. No amounts of interest were capitalized in fiscal years 1996 or 1995.

OTHER ASSETS

     The Company amortizes its deferred debt issuance costs, goodwill, non-compete agreements and other assets using the straight-line method over lives ranging from two to twenty years. Accumulated amortization of other assets aggregated $4,276,000 and $1,037,000 at February 28, 1997 and February 29, 1996,
respectively.

INCOME TAXES

     The Company accounts for income taxes in accordance with the liability method of accounting. Accordingly, deferred tax liabilities and assets are established based on the difference between the financial statement and income tax bases of assets and liabilities using enacted tax rates. Deferred tax assets are recognized to the extent that realization of the benefits therefrom are more likely than not.

RESEARCH AND DEVELOPMENT COSTS

     Costs incurred in connection with research and development of new technologies are charged to expense as incurred. Included in the accompanying consolidated statements of income are approximately $3,762,000, $3,388,000 and $3,148,000 of such costs for the years ending February 28, 1997, February 29, 1996 and February 28, 1995, respectively.

EARNINGS PER SHARE

     Earnings per share have not been presented since such data provides no useful information as the shares of the Company are closely held.

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform with current year presentation. Consistent with the 1997 presentation, the Company has reflected the 1996 and 1995 amortization of turnaround costs in depreciation and amortization on the accompanying consolidated statements of cash flows.

NEW ACCOUNTING STANDARDS

     Effective March 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS No. 121). The statement standardizes the accounting for impairment of long-lived assets, certain identifiable intangibles and goodwill. The adoption of this accounting standard did not have a material effect on the Company's operating results or financial condition.

     In October 1996, the AICPA issued SOP 96-1, Environmental Remediation Liabilities. The SOP provides guidance with respect to the recognition, measurement and disclosure of environmental remediation liabilities. The Company will adopt SOP 96-1 in the first quarter of fiscal 1998. Based on current information, the Company believes that the adoption of this accounting standard will not have a material impact on its operating results or financial condition.

                            LAROCHE INDUSTRIES INC.

STATEMENTS OF CASH FLOWS

     The Company considers all liquid investments with initial maturities of three months or less to be cash equivalents. Additional cash flow and non-cash investing and financing information follows:

                                                                      YEAR ENDED
                                                      ------------------------------------------
                                                      FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 28,
                                                          1997           1996           1995
                                                      ------------   ------------   ------------
Supplemental disclosures of cash flow information
  (in thousands):
  Cash paid (received) during the year for:
     Interest, net of amounts capitalized...........    $15,192        $16,469        $12,607
     Income taxes, net of refunds...................       (809)        18,155          3,706
Non-cash investing and financing activities (in
  thousands):
  Capital leases for new equipment..................         90            545            644
  Contribution of assets to a joint venture at
     cost...........................................         --          1,243            600
  Note issued to purchase Company stock (Note 11)...         --          7,401             --

3.  DISPOSITIONS, ACQUISITION AND OTHER MATTERS

     During fiscal 1996, the Company re-evaluated portions of its alumina chemicals segment. In connection with the re-evaluation of its alumina chemicals business, effective April 1, 1996, the Company sold substantially all property, plant and equipment and certain other assets used exclusively in its calcined and tabular alumina production businesses to C-E Baton Rouge, Inc., an unaffiliated entity. The sale price of the assets was $3 million, plus $300,000 for raw material inventory. The Company operates the plant and equipment on behalf of the purchaser for an annual operating fee of $500,000, subject to reduction based on the volume of production and the production of nonconforming product. Net sales and operating (losses) of the calcined and tabular alumina business aggregated $3,659,000 and ($389,000) in fiscal 1997, $18,801,000 and
($4,670,000) in fiscal 1996, $20,708,000 and ($3,024,000) in fiscal 1995, respectively. In fiscal 1996, the Company recorded equipment writedowns of approximately $3.8 million in connection with the determination to sell or otherwise dispose of its calcined and tabular aluminas business. In addition, during fiscal 1996 the Company recorded inventory selling costs of $0.4 million pursuant to an inventory consignment arrangement.

     Effective September 1, 1995, the Company sold a 50% interest in certain Versal alumina production equipment to CRILAR Alumina Company ("CRILAR") for $5.5 million, consisting of $2.2 million in cash and $3.3 million in a note which has been collected. The remaining 50% interest in such equipment (with a net carrying value of approximately $1,243,000) was contributed by the Company to CRILAR. CRILAR is equally owned by the Company and by Criterion Catalyst Company LP, an unaffiliated entity. In connection with the sale of the 50% interest to CRILAR, the Company recognized a gain of approximately $3.4 million. The Company operates the facility under an agreement with CRILAR and the owners of CRILAR purchase substantially all of the production of the facility. The Company's net sales and operating profits prior to the transaction from the assets associated with the CRILAR transaction were not material to the Company's consolidated net sales or operating profits.

     On December 13, 1995, the Company acquired an ammonium nitrate manufacturing facility located near Seneca, Illinois and related assets for an initial purchase price of approximately $37.5 million (the "Seneca Acquisition"). The transaction was accounted for under the purchase method of accounting; accordingly, the consolidated statements of income include the results of operations of the Seneca plant since the acquisition date. The Company used available cash to fund the acquisition. During fiscal 1997, the Company recorded an

                            LAROCHE INDUSTRIES INC.

adjustment of approximately $2,055,000 to the purchase price of the business as a result of certain additional consideration. The total purchase price was allocated as follows (in thousands):

Property, plant and equipment...............................  $31,014
Inventory...................................................    2,259
Non-compete agreement, goodwill and other...................    6,286
                                                              -------
                                                              $39,559
                                                              =======

     Unaudited pro forma results of operations as if the Seneca Acquisition had been consummated as of March 1, 1995 are as follows (in thousands):

                                                               YEAR ENDED
                                                              FEBRUARY 29,
                                                                  1996
                                                              ------------
                                                              (UNAUDITED)
Net sales...................................................    $473,774
Income before extraordinary charges.........................      16,827
Net income..................................................      16,827

     Certain of the Company's fluorocarbon products (CFC R-11 and R-12) previously manufactured by the electrochemical products segment (Note 12) are subject to federal regulations which provided for the phase out of production by January 1, 1996. These products accounted for 1%, 4% and 6% of net sales and 23%, 18% and 33% of income from operations for the fiscal years ended February 28, 1997, February 29, 1996 and February 28, 1995, respectively.

     As a result of the mandated phase-out of CFC R-11 and R-12 and the inability to remain profitable in HCFC R-22 and other packaged refrigerant products, in fiscal 1996 the Company elected to exit the packaged fluorocarbon business and consequently, the Company closed its packaging facility. Accordingly, the Company recorded a writedown of the related property, plant and equipment of approximately $1,255,000.

     In July 1994 the Company purchased a 50% interest in an ammonia production facility for $13.3 million from Cytec Industries Inc. ("Cytec"). The Company and Cytec each contributed their 50% interest to a new partnership, Avondale Ammonia. The ammonia production facility is operated by Cytec pursuant to a services agreement with the partnership. Ammonia produced is transferred at production cost to the partners relative to their respective ownership interests. The Company is required to purchase from Cytec, at market related prices, that amount of Cytec's 50% share of production in excess of Cytec's internal ammonia needs up to a maximum amount.

4.  INVENTORIES

     Components of inventory are as follows (in thousands):

                                                              FEBRUARY 28,    FEBRUARY 29,
                                                                  1997            1996
                                                              ------------    ------------
Finished goods and in-progress..............................    $21,019          $28,339
Inventory purchased for resale..............................     11,931           13,215
Raw materials...............................................        637              873
Supplies and catalysts......................................      7,483            7,989
                                                                -------          -------
                                                                 41,070           50,416
Less LIFO reserve...........................................     (1,146)          (4,412)
                                                                -------          -------
                                                                $39,924          $46,004
                                                                =======          =======

                            LAROCHE INDUSTRIES INC.

     During fiscal 1997, certain inventory quantities were reduced resulting in the liquidation of inventory quantities valued under the LIFO method. The effect of this liquidation was to increase income from operations during the year ended February 28, 1997 by approximately $1,086,000.

5.  EQUITY INVESTMENTS

     The Company participates in several investment arrangements which it accounts for under the equity method of accounting. The primary investees include CRILAR (50% owned), Kaiser LaRoche Hydrate Partnership ("KLHP", 45% owned), and Avondale Ammonia (50% owned). KLHP is a partnership with Kaiser Aluminum and Chemical Corporation ("Kaiser") to jointly distribute hydrate, a product manufactured by Kaiser.

     All income generated by the equity investees, except Avondale Ammonia, is distributed to the partners relative to their respective partnership interests. Avondale Ammonia does not generate income or loss because all production is transferred to the partners at production cost.

     Summarized financial information for unconsolidated entities (excluding Avondale Ammonia) is as follows (in thousands):

                                                                 TWELVE MONTHS ENDED
                                                      ------------------------------------------
                                                      FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 28,
                                                          1997           1996           1995
                                                      ------------   ------------   ------------
Summary of operations:
  Net sales.........................................    $52,136        $35,674         $27,984
  Gross profit......................................     11,353          5,799           7,420
  Net income........................................     10,280          4,871           6,385
  Company's equity in earnings......................      4,909          2,647           2,540

                                                                     FEBRUARY 28,   FEBRUARY 29,
                                                                         1997           1996
                                                                     ------------   ------------
Summary of financial position:
  Current assets..................................................     $13,854         $ 9,228
  Noncurrent assets...............................................      16,532          15,891
                                                                       -------         -------
          Total...................................................     $30,386         $25,119
                                                                       =======         =======
Current liabilities...............................................     $ 8,948         $ 5,073
                                                                       =======         =======

     Purchases from Avondale Ammonia aggregated approximately $8.8 million, $6.9 million, and $6.7 million for the years ended February 28, 1997, February 29, 1996, and February 28, 1995, respectively. Purchases from CRILAR aggregated approximately $2.3 million and $2.8 million for the years ended February 28, 1997 and February 29, 1996, respectively. Amounts due from CRILAR amounted to approximately $4,338,000 and $1,374,000 at February 28, 1997 and February 29, 1996, respectively.

                            LAROCHE INDUSTRIES INC.

6.  BORROWING ARRANGEMENTS

     The Company's borrowings include the following (in thousands):

                                                              FEBRUARY 28,    FEBRUARY 29,
                                                                  1997            1996
                                                              ------------    ------------
Revolving credit facility...................................    $ 37,605        $  4,755
                                                                ========        ========
Term debt:
  13% senior subordinated notes.............................    $100,000        $100,000
  Notes payable to USX Corporation..........................       1,355          11,529
  Note to former stockholder................................       5,921           7,401
                                                                --------        --------
          Total.............................................     107,276         118,930
Less current portion........................................      (2,835)         (5,990)
                                                                --------        --------
Long-term debt..............................................    $104,441        $112,940
                                                                ========        ========

     The Company's $100 million 13% senior subordinated notes are due in 2004 (the "Notes"). Semi-annual, interest only payments are due February 15 and August 15 of each year. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after August 15, 1999 at redemption prices set out in the Notes' indenture. The Notes are unsecured obligations of the Company, and the indenture contains limitations on stock redemptions, dividends, borrowings and investments, and it restricts the Company from entering into certain transactions, all as defined. At February 28, 1997, the Company is in compliance with such covenants; however, based upon currently available information, it is possible that in fiscal 1998 the Company will not achieve a minimum required fixed charge coverage ratio. If the minimum ratio is not achieved the payment of dividends, stock redemptions, the incurrence of certain indebtedness and certain investments in less than wholly-owned subsidiaries would be precluded.

     Concurrent with the sale of the Notes, the Company prepaid all existing term notes (except the USX Notes), plus accrued interest thereon outstanding as of August 17, 1994, and incurred a loss on the early extinguishment of debt amounting to $860,000 (net of income tax benefit of $561,000). Such loss is reflected in the accompanying 1995 consolidated statement of income as an extraordinary charge.

     The USX notes bear fixed interest rates of 10% and 12% and are senior to the Notes and are secured by the Company's Crystal City, Missouri plant. These agreements contain restrictions relating to changes in control, entering into certain transactions, paying dividends and have cross-default provisions with other debt. The Company made certain prepayments of the USX Notes during fiscal 1996 and 1997 and made its final payment of $1,355,000 plus accrued interest thereon on April 30, 1997.

     In July 1995, the Company executed an unsecured promissory note in favor of a stockholder (the former chairman and chief executive officer of the Company) in the principal amount of $7,401,250, bearing interest equal to the prime rate, plus 1% per annum for the purchase of common stock owned by the stockholder. The promissory note provides for the payment of the principal balance in five equal annual installments beginning June 30, 1996, and the payment of quarterly installments of interest, over a five year period, beginning September 30, 1995.

     At February 28, 1997, approximately $11 million of the Company's retained earnings was available for payment of dividends or distribution under the most restrictive provisions of the above agreements.

     Annual maturities of long-term debt are as follows: $2,835,000 in 1998; $1,480,000 in 1999; $1,480,000 in 2000; $1,480,000 in 2001; none in 2002 and
$100,000,000 thereafter.

     The Company maintains a $40 million revolving credit facility that is senior to the Notes and secured by accounts receivable and inventory. Borrowings are based on eligible accounts receivable and inventory, as

                            LAROCHE INDUSTRIES INC.

defined. Interest is based on either the prime rate or LIBOR, plus up to 1.25%. At February 28, 1997 and February 29, 1996, $37,605,000 and $4,755,000,
respectively, were outstanding under the revolving credit facility and at February 28, 1997, $594,000 was available. Amounts available are net of approximately $1,800,000 committed for letters of credit outstanding at February 28, 1997. The weighted average borrowing rates were 7.63% and 6.73% at February 28, 1997 and February 29, 1996, respectively. The agreement terminates on August 1, 1998. Under terms of the agreement, the Company pays commitments fees, on a quarterly basis ranging from 0.125% to 0.25% per annum of average unused balances. The Company is required, among other things, to maintain certain working capital, debt to equity, and net worth levels under the agreement.

     The carrying amount of the Company's variable rate debt approximates its fair value. At February 28, 1997 and February 29, 1996, the fair values of the Notes and the USX Notes is $113,354,000 and $121,418,000, respectively, based primarily on market prices.

7.  EMPLOYEE BENEFITS

     The Company has a defined benefit pension plan covering substantially all of its employees. Salaried participant benefits are based on years of service and the average of the highest five years of compensation earned during a ten year consecutive period of employment. Hourly participant benefits are based on years of service. Pension costs are funded in amounts determined by management, but not less than the minimum funding required by the Employee Retirement Income Security Act of 1974 (ERISA). Salaried employees are required to contribute 1% of their annual salaries to the plan. The assets of the plan primarily consist of investments in insurance company general investment accounts and pooled separate accounts invested in marketable equity securities and government and corporate debt securities.

     The following table sets forth the funded status of the plan and amounts recognized in the Company's consolidated balance sheets (in thousands):

                                                              FEBRUARY 28,   FEBRUARY 29,
                                                                  1997           1996
                                                              ------------   ------------
Actuarial present value of projected benefit obligation:
  Accumulated benefit obligation:
     Vested.................................................    $25,326        $21,687
     Nonvested..............................................      1,807          2,155
                                                                -------        -------
                                                                 27,133         23,842
Additional amounts related to projected compensation
  levels....................................................      6,861          6,429
                                                                -------        -------
Total projected benefit obligation..........................     33,994         30,271
Plan assets at fair value...................................     24,188         19,195
                                                                -------        -------
Projected benefit obligation in excess of plan assets.......      9,806         11,076
Unrecognized net loss.......................................      2,723          3,626
Unrecognized prior service cost.............................        851            787
                                                                -------        -------
Pension liability recognized in balance sheets..............    $ 6,232        $ 6,663
                                                                =======        =======

                            LAROCHE INDUSTRIES INC.

     Net pension costs for the plan include the following components (in thousands):

                                                                   YEAR ENDED
                                                  --------------------------------------------
                                                  FEBRUARY 28,    FEBRUARY 29,    FEBRUARY 28,
                                                      1997            1996            1995
                                                  ------------    ------------    ------------
Service cost....................................    $ 2,229         $ 1,814          $2,063
Interest on projected benefit obligation........      2,240           1,987           1,783
Actual return on plan assets....................     (2,575)         (2,921)           (110)
Net amortization and deferral...................      1,007           1,713            (794)
                                                    -------         -------          ------
Net periodic pension cost.......................    $ 2,901         $ 2,593          $2,942
                                                    =======         =======          ======

     The discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5% as of February 28, 1997 and February 29, 1996. The expected increase in compensation levels used in determining the actuarial present value of the projected benefit obligation was 5.5% as of February 28, 1997 and February 29, 1996. The expected long-term rate of return on assets was 8.5% for each of the three years in the period ended February 28, 1997.

     The Company also provides unfunded supplemental retirement benefits to certain executives which provides for incremental pension payments so that total pension payments equal amounts that would have been payable from the Company's principal pension plan if it were not for limitations imposed by federal tax regulations. The accrued liability for this plan totals $1,338,000 and $1,265,000 at February 28, 1997 and February 29, 1996, respectively. The accrued liability at February 28, 1997 includes an additional minimum liability of $303,000 of which $137,000 has been charged to a separate component of stockholders' equity. Pension expense related to the arrangement was $178,000 in 1997, $187,000 in 1996 and $175,000 in 1995, respectively.

     In addition, the Company maintains defined contribution savings plans in which substantially all salaried and hourly employees are eligible to participate. Employee contributions to the plans are on a voluntary basis and may range from 1/2% to 16% of the employee's compensation, as defined in the plans. Under the plan for salaried employees, the Company matches 10% of the employees' qualified contributions up to a defined amount, and at the discretion of the Board of Directors, contributions may be made to the account of employees who are employed on the last valuation date in each year in an amount which cannot exceed 15% of the annual salaries of the employees who are eligible to receive contributions. The Company made contributions to these plans of approximately $79,000, $68,000 and $63,000 during fiscal 1997, 1996 and 1995, respectively.

     The Company has a salary continuation agreement with a former executive which provides for the continuation of all of the executive's salary payable to the executive's spouse. The Company charges to expense the expected amounts to be paid when such payments become probable. As of February 28, 1997 and February 29, 1996, $146,000 and $585,000, respectively, was accrued in connection with this agreement.

     The Company funds healthcare and life insurance benefits for retired employees on a pay-as-you-go basis with the retiree paying a portion of the costs, except that individuals who were not employed by the prior owners of certain acquired businesses pay 100% of their allocated premium. The Company's plans cover substantially all employees of the Company and provide for life and health coverage upon retirement.

                            LAROCHE INDUSTRIES INC.

     Summary information on the Company's post retirement health and life insurance plans follows (in thousands):

                                                              FEBRUARY 28,    FEBRUARY 29,
                                                                  1997            1996
                                                              ------------    ------------
Accumulated postretirement benefit obligation (APBO):
  Retirees..................................................    $ 7,728         $ 8,130
  Fully eligible active plan participants...................      5,657           6,457
  Other active plan participants............................      7,466           8,925
                                                                -------         -------
Total accumulated postretirement benefit obligation.........     20,851          23,512
Unrecognized net actuarial gain.............................      6,121           2,166
Unrecognized prior service cost asset.......................        406             608
                                                                -------         -------
Accrued postretirement benefit cost.........................    $27,378         $26,286
                                                                =======         =======

     The components of net periodic postretirement benefit costs follow (in thousands):

                                                                   YEAR ENDED
                                                  --------------------------------------------
                                                  FEBRUARY 28,    FEBRUARY 29,    FEBRUARY 28,
                                                      1997            1996            1995
                                                  ------------    ------------    ------------
Service cost....................................     $  426          $  426          $  529
Interest on accumulated postretirement benefit
  obligation....................................      1,707           1,758           1,677
Net amortization and deferral...................       (241)           (221)            (69)
                                                     ------          ------          ------
Net periodic postretirement benefit cost........     $1,892          $1,963          $2,137
                                                     ======          ======          ======

     The discount rate used in determining the APBO was 7.5% as of February 28, 1997 and February 29, 1996. At February 28, 1997, the assumed healthcare cost trend rates range from 7.60% to 8.00 in fiscal 1998, declining gradually to 6% after 13 years and remaining at that level thereafter. At February 29, 1996, the assumed healthcare cost trend rates range from 7.68% to 10.00% in fiscal 1997, declining gradually to 6% after 14 years and remaining at that level thereafter. The Company amortizes significant actuarial gains and losses over the estimated average remaining service periods.

     If the healthcare cost trend rate assumptions were increased by 1%, the APBO at February 28, 1997 would be increased by approximately $2,554,000. The effect of this change on the aggregate of the service and interest components of net periodic postretirement benefit cost for fiscal 1997 would be an increase of approximately $283,000.

8.  COMMITMENTS AND CONTINGENCIES

ENVIRONMENTAL AND LEGAL MATTERS

     The Company is subject to numerous federal, state and local environmental laws and regulations. The Company is currently involved in the assessment, removal and/or mitigation of chemical substances at various sites. Environmental expenditures which relate to an existing condition caused by past operations and which have no significant future economic benefit to the Company are expensed. Future environmental related expenditures cannot be reliably determined in many circumstances due to the early stages of investigations, the uncertainty of specific remediation methods, changing environmental laws and interpretations and other matters. Such environmental costs are accrued at the time the expenditure becomes probable and the costs can be reasonably estimated. Costs are accrued based upon estimates determined by management and in some cases with the assistance of external consultants. At sites where a range of costs to be incurred is determined and no amount within the range is more likely than another, the lower amount of the range is recorded. As assessments and cleanups proceed, these accruals are reviewed periodically and adjusted, if necessary, as

                            LAROCHE INDUSTRIES INC.

additional information becomes available. These accruals can change substantially due to such factors as additional information on the nature or extent of contamination, methods of remediation required, and other actions by governmental agencies or private parties.

     The Company owns a variety of sites which may or will likely require remediation. Under the provisions of the acquisition agreements for the businesses of LII and LCI, the former owners retained the obligations for any potential liabilities arising from conditions or events occurring or attributable to periods prior to the acquisition of properties acquired by the Company pursuant to those agreements. At LCI, such items must be identified by July 26, 1998 for the former owner to remain obligated. Management believes that it is probable the former owners will fulfill their obligations under the agreements.

     In connection with all sites, the Company charged to expense approximately $1.1 million and $1.4 million during fiscal year 1997 and 1995, and an immaterial amount was charged to expense in 1996 in connection with remediation and related activities. Other accrued liabilities includes $1.9 million and $2.3 million for the current portion of estimated clean-up expenditures and related accruals at February 28, 1997 and February 29, 1996. The balance of spending identifiable to future years is included in other non-current liabilities at February 28, 1997 and February 29, 1996 and amounts to $2.6 million for each year then ended.

     While the Company believes that the recorded amounts represent the Company's best estimate of the costs of such matters, it is reasonably possible that additional costs may be incurred. Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with these sites may exceed current accruals by amounts that may prove insignificant or that could range, in the aggregate, up to approximately $1.7 million. This estimate of the range of reasonably possible additional costs is less certain than the estimates upon which accruals are based, and in order to establish the upper limit of such range, assumptions least favorable to the Company among the range of reasonably possible outcomes were used. In estimating both its current accruals for environmental remediation and the possible range of additional costs, the Company has not assumed it will bear the entire cost of remediation of every site to the exclusion of the former owners of such sites. The ability of the former owners to participate has been taken into account, based generally on their financial condition and probable contribution on a per site basis. No amounts have been recorded for potential recoveries from insurance carriers.

     In May 1997, the Company reached a plea agreement with the U.S. Department of Justice in connection with a government investigation relating to a price fixing conspiracy among U.S. ammonium nitrate producers during May 1992. On May 9, 1997, the Company and the federal government reached a plea agreement pursuant to which the Company agreed to pay a fine to settle the matter for $1.5 million, plus interest from May 1997, to be paid during the succeeding four year period. Such amount has been accrued in the Company's financial statements as of February 28, 1997. The plea agreement is subject to final approval by a federal court. Management believes that it is remote that the terms of the existing agreement would change.

     The Company is named as a defendant in a suit alleging the Company's contractor struck and damaged a gasoline pipeline owned by the plaintiff while the contractor was performing work on an adjacent Company owned facility. The pipeline later ruptured, resulting in the release of gasoline into the Blind River and surrounding area near Gramercy, Lousiana. In addition, the Company has been named in a class-action petition filed on behalf of persons allegedly harmed by the rupture of the pipeline. The Company is continuing a diligent investigation of the situation in order to evaluate the allegations and the relative responsibility of the parties involved. The Company is also responding to inquiries from regulatory authorities of the State of Louisiana related to the gasoline release. Management believes the Company has meritorious defenses to these claims and is vigorously defending itself against them. Because the matter is in a preliminary stage, it is not yet possible to predict whether the Company will incur any liability for the rupture and release or to reasonably estimate the cost of any possible liability. Accordingly, the Company has not recorded any losses related to such claims. Should the Company be found to have any liability, the amounts could be material.

                            LAROCHE INDUSTRIES INC.

     In addition, the Company is involved in certain other legal actions and claims arising in the ordinary course of business. The amounts asserted in these matters are material to the Company's financial statements, and certain claimants have not yet asserted an amount. Although it is inherently impossible to predict with any degree of certainty the outcome of such legal actions and claims, in the opinion of management (based on advice of the Company's corporate and other legal counsel) such litigation and claims will be resolved without material effect on the Company's financial position and results of operations. It is possible, however, that the resolution of certain matters could be material to the results of operations of any single fiscal quarter.

LEASES AND OTHER

     The Company leases facilities and equipment consisting primarily of its corporate office, electric power co-generation systems, transportation and computer equipment. Some of the leases provide that the Company pay taxes, maintenance, insurance and other occupancy expenses applicable to the leased premises and certain leases provide for periodic renewals at the Company's option.

     Minimum future obligations on leases that have initial or remaining non-cancelable lease terms in excess of one year as of February 28, 1997 are as follows (in thousands):

                                                              CAPITAL    OPERATING
                                                              LEASES      LEASES
                                                              -------    ---------
Fiscal years ending February,
  1998......................................................  $  480      $ 7,769
  1999......................................................     358        6,115
  2000......................................................     212        5,601
  2001......................................................      63        4,959
  2002......................................................       3        4,562
  Thereafter................................................      --       18,588
                                                              ------      -------
Total minimum lease payments................................   1,116      $47,594
                                                                          =======
Less estimated executory costs and imputed interest costs...      96
                                                              ------
Present value of minimum lease payments.....................  $1,020
                                                              ======

     Total rental expense under operating leases aggregated approximately $7,504,000, $7,519,000 and $5,893,000 during fiscal years 1997, 1996 and 1995, respectively.

     The Company enters into fixed price forward purchase contracts to establish fixed prices for certain natural gas purchases. At February 28, 1997, the Company has commitments outstanding under these arrangements to purchase approximately $15,638,000 of natural gas during the subsequent year. In addition, the Company buys call options and sells put options to effectively establish a range of natural gas prices to hedge anticipated natural gas purchases against rising prices. The contracts are entered into with a financial counter-party. The Company is exposed to loss in the event of nonperformance by the counter-party to the contracts. However, the Company does not anticipate nonperformance by the counter party.

     The following sets forth the open option positions and the fair value of such positions as of February 28, 1997:

                                                   QUANTITY     FAIR VALUE   CARRYING VALUE
                                                  -----------   ----------   --------------
                                                  (IN MMBTUS)
Purchased Call Options..........................   4,575,000    $ 366,000       $    --
Written Put Options.............................   4,575,000     (154,000)           --

     The fair values are based on quoted market prices. There were no material open option positions as of February 29, 1996.

                            LAROCHE INDUSTRIES INC.

     The Company's Gramercy facility is integrated with both an alumina production facility and a calcined coke operation, neither of which are owned by the Company. In addition, the production equipment of some of the Company's joint ventures are integrated with other operations of the other partners to the ventures. As a result, the companies involved share certain common facilities and services, including power generation. Further, the Company maintains certain long-term supply contracts with Kaiser.

     The Company's joint venture partner, Kaiser, maintains control of the operating assets of KLHP, and another joint venture partner, Cytec, maintains control of the operating assets of Avondale Ammonia.

9.  INCOME TAXES

     The provision for income taxes includes income taxes currently payable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities.

     Significant components of the Company's deferred tax liabilities and assets are as follows (in thousands):

                                                              FEBRUARY 28,   FEBRUARY 29,
                                                                  1997           1996
                                                              ------------   ------------
Deferred tax liabilities:
  Property, plant and equipment.............................    $32,819        $30,445
  Other.....................................................      8,846          4,377
                                                                -------        -------
          Total deferred tax liabilities....................     41,665         34,822
Deferred tax assets:
  Employee benefit obligations..............................     15,005         14,506
  AMT credit carryforward...................................        875             --
  Other.....................................................      4,050          4,971
                                                                -------        -------
          Total deferred tax assets.........................     19,930         19,477
                                                                -------        -------
Valuation allowance for deferred tax assets.................       (600)          (323)
                                                                -------        -------
Net deferred tax liabilities................................    $22,335        $15,668
                                                                =======        =======

     The components of the provision for income taxes are as follows (in thousands):

                                                                      YEAR ENDED
                                                      ------------------------------------------
                                                      FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 28,
                                                          1997           1996           1995
                                                      ------------   ------------   ------------
Federal:
  Current...........................................    $(5,456)       $11,317        $ 9,126
  Deferred..........................................      5,432           (317)         1,133
                                                        -------        -------        -------
                                                            (24)        11,000         10,259
State:
  Current...........................................       (794)         2,348          1,813
  Deferred..........................................      1,235           (178)           225
                                                        -------        -------        -------
                                                            441          2,170          2,038
                                                        -------        -------        -------
Provision for income taxes before extraordinary
  charges...........................................        417         13,170         12,297
Tax benefit for extraordinary charges...............         --             --           (561)
                                                        -------        -------        -------
          Total provision for income taxes..........    $   417        $13,170        $11,736
                                                        =======        =======        =======

                            LAROCHE INDUSTRIES INC.

     A reconciliation between income taxes provided and the amount computed by applying the federal income tax rate (35%) to income before income taxes follows (in thousands):

                                                                       YEAR ENDED
                                                       ------------------------------------------
                                                       FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 28,
                                                           1997           1996           1995
                                                       ------------   ------------   ------------
Computed amount based on federal statutory rate......      $ 377         $11,243        $ 9,885
State income taxes, net of federal income tax
  benefit............................................         45           1,357          1,237
Increase in valuation allowance......................        277              --            969
Percentage depletion.................................       (886)             --             --
Other, principally non-deductible items..............        604             570            206
                                                           -----         -------        -------
                                                           $ 417         $13,170        $12,297
                                                           =====         =======        =======

10.  MINORITY INTERESTS

     In connection with the merger discussed in Note 1, during fiscal 1995 the minority interests in LCI were repurchased by the Company or exchanged for shares of the Company's stock. The Company agreed to repurchase the shares held by former LCI institutional shareholders (the "LCI Formula Shares") for $14,337,000 contingent upon the sale of the Notes. Such amount was $1,898,000 less than the carrying value of such shares. This excess (after consideration of deferred taxes) was applied to reduce the carrying value of LCI property, plant and equipment.

     The following table outlines the activity in the minority interests (in thousands):

                                                               YEAR ENDED
                                                              FEBRUARY 28,
                                                                  1995
                                                              ------------
Balance at beginning of year................................    $ 15,432
Adjustment in value of LCI Formula Shares...................       2,063
Adjustment in value of LCI management shares................          81
Repurchase of LCI Formula Shares............................     (14,337)
Excess of carrying value over purchase price of formula
  shares....................................................      (1,898)
Repurchase of LCI shares held by LCI management.............        (152)
Interest on prepayment......................................        (275)
Conversion of certain LCI shares to Company shares (Note
  11).......................................................        (914)
                                                                --------
Balance at end of year......................................    $     --
                                                                ========

11.  REDEEMABLE COMMON STOCK AND COMMON STOCK WITH PUT RIGHTS

     The Company allows certain of its executive officers, management employees and directors to own common stock. At February 28, 1997 and February 29, 1996, 13,934 and 15,433 shares were outstanding pursuant to its 1995 Stock Purchase Plan (the "1995 Plan," successor to the 1994 Stock Purchase Plan) and the Board of Directors Stock Purchase Plan (the "Directors Plan"). Shares were originally issued under the 1995 Plan, among other ways, by providing bonuses to purchase such stock and by conversion of certain previously issued LCI common stock (Note
10). Generally participants in the 1995 Plan must use 25% of any annual bonuses to purchase stock. The 1995 Plan and the Directors Plan provide that certain executive officers, management employees and directors of the Company will be, at the discretion of the Board of Directors, eligible to purchase shares of the Company's common stock at fair value (as determined by independent appraisal). In connection with the 1995 Plan and the Directors Plan, the Company may agree to guarantee loans used to finance the purchase of such stock. Upon termination of employment or directorship, the shares must be sold to the Company. The purchase price is fair value (based upon an independent

                            LAROCHE INDUSTRIES INC.

appraisal). All redemption provisions of the Company's shares expire upon a public offering of the Company's common stock. The Company has guaranteed indebtedness of certain executive officers, management employees and directors pursuant to the 1995 Plan and the Directors Plan aggregating $455,000 and $1,567,000 as of February 28, 1997 and February 29, 1996, respectively.

     The Company has estimated the value of such stock outstanding under the 1995 Plan and the Directors Plan and reflected the estimated full redemption value as redeemable common stock in the accompanying consolidated balance sheets. The final settlement prices for any shares may differ from the estimated amounts.

     The Company originally had shareholder agreements with two of the Company's founding stockholders who were executive officers. Such holders originally held 15% (75,000 shares) of the Company's outstanding common stock. As of February 28, 1997, none (25,000 at February 29, 1996) of these shares were outstanding. Such agreements provided the holders the option to sell their stock at any time to the Company for at least fair market value as determined by independent appraisal and required the Company to repurchase such stock upon the occurrence of certain conditions, such as death or termination of employment. The Company estimated the value of such stock and reflected the estimated full redemption value as common stock with put rights in the accompanying 1996 consolidated balance sheet. Changes in the value of these shares were charged directly to retained earnings as "Adjustment to estimated fair value of common stock with put rights." During fiscal 1995, the Company's former chairman put 25,000 of his shares to the Company for $5,512,500. During fiscal 1996, the Company and its former chairman mutually agreed to a repurchase of his remaining 25,000 shares in exchange for a $7,401,250 promissory note (see Note 6). Finally, during fiscal 1997, the holder of the remaining 25,000 shares put his shares to the Company for $7,475,000 in cash.

     The following table summarizes activity in the Company shares that have redemption features (in thousands):

                                                                YEAR ENDED
                                ---------------------------------------------------------------------------
                                   FEBRUARY 28, 1997         FEBRUARY 29, 1996         FEBRUARY 29, 1995
                                -----------------------   -----------------------   -----------------------
                                REDEEMABLE     COMMON     REDEEMABLE     COMMON     REDEEMABLE     COMMON
                                  COMMON     STOCK WITH     COMMON     STOCK WITH     COMMON     STOCK WITH
                                  STOCK      PUT RIGHTS     STOCK      PUT RIGHTS     STOCK      PUT RIGHTS
                                ----------   ----------   ----------   ----------   ----------   ----------
Balance at beginning of
  year........................   $ 4,771      $ 7,475       $2,417      $12,975       $   --      $16,538
Adjustment in value...........       (98)          --          768        1,901          354        1,949
Shares issued in conversion of
  LCI common stock............        --           --           --           --          914           --
Other shares issued...........     3,187           --        1,918           --        1,213           --
Repurchases...................    (3,683)      (7,475)        (332)      (7,401)         (64)      (5,512)
                                 -------      -------       ------      -------       ------      -------
Balance at end of year........   $ 4,177      $    --       $4,771      $ 7,475       $2,417      $12,975
                                 =======      =======       ======      =======       ======      =======

12.  SEGMENT INFORMATION

     The Company operates principally in three business segments. The electrochemical products segment consists of caustic soda, chlorine and fluorocarbons. (See Note 3). The nitrogen products segment consists of facilities which manufacture and distribute agricultural and industrial nitrogen products and distribute non-nitrogenous agricultural fertilizers. The alumina chemicals segment consists of specialty aluminas and related products. Intersegment sales are not material.

     Operating profit includes all costs and expenses directly related to the segment involved. The corporate portion of operating profit includes corporate general and administrative expenses.

     Assets are assigned to segments based on use. Corporate assets primarily consist of cash and other assets.

                            LAROCHE INDUSTRIES INC.

     Following is a tabulation of business segment information for each of the past three fiscal years (in thousands):

                                                                      YEAR ENDED
                                                      ------------------------------------------
                                                      FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 29,
                                                          1997           1996           1995
                                                      ------------   ------------   ------------
Net sales:
  Electrochemical products..........................    $ 96,738       $138,775       $126,509
  Nitrogen products.................................     242,408        248,438        234,909
  Alumina chemicals.................................      40,139         61,769         59,305
                                                        --------       --------       --------
          Total.....................................    $379,285       $448,982       $420,723
                                                        ========       ========       ========
Income (loss) from operations:
  Electrochemical products..........................    $  8,562       $ 29,624       $ 24,818
  Nitrogen products.................................      11,710         20,468         13,833
  Alumina chemicals.................................      (3,897)          (448)         2,196
  Corporate expense.................................      (5,738)        (5,359)        (3,642)
                                                        --------       --------       --------
Income from operations..............................      10,637         44,285         37,205
Interest expense....................................     (14,881)       (15,973)       (13,083)
Income from equity investments......................       4,909          2,647          2,540
Other income, net...................................         411          1,163          1,581
                                                        --------       --------       --------
Income before income taxes and other items..........    $  1,076       $ 32,122       $ 28,243
                                                        ========       ========       ========
Identifiable assets:
  Electrochemical products..........................    $ 68,956       $ 79,794       $ 99,823
  Nitrogen products.................................     178,179        160,346        130,130
  Alumina chemicals.................................      47,627         52,291         59,003
  Corporate.........................................      17,603         13,501         11,465
                                                        --------       --------       --------
          Total.....................................    $312,365       $305,932       $300,421
                                                        ========       ========       ========
Depreciation and amortization:
  Electrochemical products..........................    $  5,665       $  4,493       $  4,641
  Nitrogen products.................................      14,693         10,425          7,965
  Alumina chemicals.................................       2,276          3,662          3,461
  Corporate.........................................         427            416            293
                                                        --------       --------       --------
          Total.....................................    $ 23,061       $ 18,996       $ 16,360
                                                        ========       ========       ========
Capital expenditures (including acquisitions and
  plant turnarounds):
  Electrochemical products..........................    $ 10,773       $  6,062       $  5,598
  Nitrogen products.................................      26,922         40,866          8,871
  Alumina chemicals.................................       3,127          3,652          5,771
                                                        --------       --------       --------
          Total.....................................    $ 40,822       $ 50,580       $ 20,240
                                                        ========       ========       ========

                            LAROCHE INDUSTRIES INC.

               CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                                              AUGUST 31,    FEBRUARY 28,
                                                                 1997           1997
                                                              ----------    ------------
                                                                    (IN THOUSANDS,
                                                                  EXCEPT SHARE DATA)
                                         ASSETS
Current assets:
  Cash......................................................   $  3,211       $  1,165
  Receivables:
     Trade, net of allowances of $514 and $776 as of August
      31, 1997 and February 28, 1997, respectively..........     37,592         43,393
     Other..................................................      9,726         13,808
  Inventories (Note 3)......................................     29,135         39,924
  Other current assets......................................      4,764          2,513
                                                               --------       --------
          Total current assets..............................     84,428        100,803
Investments.................................................     17,336         17,886
Property, plant and equipment, at cost......................    284,614        271,504
  Less accumulated depreciation.............................    (96,995)       (90,417)
                                                               --------       --------
Net property, plant and equipment...........................    187,619        181,087
Other assets................................................     17,971         12,589
                                                               --------       --------
          Total assets......................................   $307,354       $312,365
                                                               ========       ========

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Revolving credit facility (Note 4)........................   $ 38,000       $ 37,605
  Accounts payable..........................................     31,659         35,992
  Accrued compensation......................................      6,973          8,595
  Other accrued liabilities.................................      9,454          8,944
  Current portion of long-term debt (Note 4)................      1,480          2,835
                                                               --------       --------
          Total current liabilities.........................     87,566         93,971
Long-term debt (Note 4).....................................    102,961        104,441
Deferred income taxes.......................................     22,592         22,335
Other noncurrent liabilities................................     38,631         36,535
Commitments and contingencies
Redeemable common stock.....................................      3,577          4,177
Stockholders' equity:
  10% cumulative, voting preferred stock, $.01 par value,
     200,000 shares authorized, no shares outstanding.......         --             --
  Common stock, $.01 par value, 1,200,000 shares authorized,
     425,000 non-redeemable shares issued...................          4              4
  Capital in excess of par value............................        630            630
  Retained earnings.........................................     51,530         50,409
  Minimum pension liability.................................       (137)          (137)
                                                               --------       --------
          Total stockholders' equity........................     52,027         50,906
                                                               --------       --------
                                                               $307,354       $312,365
                                                               ========       ========

                            See accompanying notes.

                            LAROCHE INDUSTRIES INC.

            CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                          THREE MONTHS ENDED         SIX MONTHS ENDED
                                                        -----------------------   -----------------------
                                                        AUGUST 31,   AUGUST 31,   AUGUST 31,   AUGUST 31,
                                                           1997         1996         1997         1996
                                                        ----------   ----------   ----------   ----------
                                                                         (IN THOUSANDS)
Net sales.............................................   $83,675      $87,441      $194,338     $201,662
Cost of sales.........................................    69,749       77,016       160,261      168,433
                                                         -------      -------      --------     --------
Gross profit..........................................    13,926       10,425        34,077       33,229
Selling, general and administrative expenses..........    13,431       14,761        25,913       28,388
                                                         -------      -------      --------     --------
Income (loss) from operations.........................       495       (4,336)        8,164        4,841
Interest and amortization of debt expense.............    (3,803)      (3,566)       (7,736)      (7,585)
Income from equity investments........................       856        1,160         2,104        2,228
Other income (expense), net...........................        88          (45)           49           27
                                                         -------      -------      --------     --------
Income (loss) before income taxes.....................    (2,364)      (6,787)        2,581         (489)
(Provision) benefit for income taxes..................       945        2,782        (1,033)         258
                                                         -------      -------      --------     --------
Net income (loss).....................................   $(1,419)     $(4,005)     $  1,548     $   (231)
                                                         =======      =======      ========     ========

                            See accompanying notes.

                            LAROCHE INDUSTRIES INC.

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                 SIX MONTHS ENDED
                                                              -----------------------
                                                              AUGUST 31,   AUGUST 31,
                                                                 1997         1996
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss)...........................................   $  1,548     $   (231)
Depreciation and amortization...............................     11,644       10,511
Net change in operating assets and liabilities..............      8,580       13,098
Equity income, net of distributions.........................        521           64
Deferred income taxes.......................................        257           --
Loss (gain) on disposition of assets and other..............      1,614         (504)
                                                               --------     --------
Net cash provided by operating activities...................     24,164       22,938
INVESTING ACTIVITIES
Capital expenditures........................................    (16,206)     (12,686)
Investments in joint ventures...............................       (603)        (339)
Plant turnarounds...........................................     (1,830)      (2,594)
Proceeds from sale of assets................................         --        4,054
                                                               --------     --------
Net cash used by investing activities.......................    (18,639)     (11,565)
FINANCING ACTIVITIES
Net borrowings (repayments) under revolving credit
  facility..................................................        395       (1,520)
Sale of redeemable common stock.............................        150        2,936
Purchase of redeemable common stock.........................       (750)      (7,516)
Repayments of long-term debt................................     (2,835)      (4,760)
Dividends paid..............................................       (439)        (462)
                                                               --------     --------
Net cash used by financing activities.......................     (3,479)     (11,322)
                                                               --------     --------
Net increase in cash........................................      2,046           51
Cash at beginning of period.................................      1,165        3,265
                                                               --------     --------
Cash at end of period.......................................   $  3,211     $  3,316
                                                               ========     ========

                            See accompanying notes.

                            LAROCHE INDUSTRIES INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

                                AUGUST 31, 1997

1.  BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All significant intercompany transactions and balances have been eliminated in consolidation. Operating results for the three months and six months ended August 31, 1997 may not be indicative of the results that may be expected for the full fiscal year. For further information, refer to the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended February 28, 1997.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, actual results inevitably will differ from those estimates, and such differences may be material to the financial statements.

EARNINGS PER SHARE

     Earnings per share have not been presented since such data provides no useful information as the shares of the Company are closely held.

2.  NEW ACCOUNTING STANDARDS

     In October 1996, the American Institute of Certified Public Accountants issued Statement of Position 96-1, Environmental Remediation Liabilities ("SOP 96-1"). SOP 96-1 provides guidance with respect to the recognition, measurement and disclosure of environmental remediation liabilities. The Company adopted SOP 96-1 effective March 1, 1997. The adoption of SOP 96-1 did not have a material effect on the Company's operating results or financial condition.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS No. 131"). SFAS No. 131 establishes standards for disclosures of segment information about products and services, geographic areas, major customers and certain interim disclosures of segment information which are not required by accounting standards currently applied by the Company. The Company will adopt SFAS No. 131 in the first quarter of fiscal 1999. Currently, the Company is evaluating this standard and is uncertain as to the impact it will have on the Company's consolidated financial statements.

                            LAROCHE INDUSTRIES INC.

                                  (UNAUDITED)

3.  INVENTORIES

     Components of inventory are as follows:

                                                              AUGUST 31,    FEBRUARY 28,
                                                                 1997           1997
                                                              ----------    ------------
                                                                    (IN THOUSANDS)
Finished goods and in-progress..............................   $17,604        $21,019
Inventory purchased for resale..............................     3,448         11,931
Raw materials...............................................       987            637
Supplies and catalysts......................................     7,928          7,483
                                                               -------        -------
                                                                29,967         41,070
Less LIFO reserve...........................................      (832)        (1,146)
                                                               -------        -------
                                                               $29,135        $39,924
                                                               =======        =======

     An actual valuation of inventory under the LIFO method can be made only at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations must necessarily be based on management's estimates of expected year-end inventory levels and costs and are subject to change based on the final year-end LIFO inventory valuation.

4.  BORROWING ARRANGEMENTS

     The Company's borrowings include the following:

                                                              AUGUST 31,    FEBRUARY 28,
                                                                 1997           1997
                                                              ----------    ------------
                                                                    (IN THOUSANDS)
Revolving credit facilities.................................   $ 38,000       $ 37,605
                                                               ========       ========
Term debt:
  13% senior subordinated notes.............................   $100,000       $100,000
  Other notes payable.......................................      4,441          7,276
                                                               --------       --------
          Total.............................................    104,441        107,276
Less current portion........................................     (1,480)        (2,835)
                                                               --------       --------
Long term debt..............................................   $102,961       $104,441
                                                               ========       ========

     The Company's $100.0 million 13% senior subordinated notes (the "Existing Notes") are unsecured obligations of the Company. The indenture governing the Existing Notes contains limitations on stock redemptions, dividends, borrowings and investments, and it restricts the Company from entering into certain transactions, all as defined therein. In September 1997, the Company completed a tender offer and repurchased $99.1 million of its Existing Notes. The Company repurchased the Existing Notes out of the proceeds of the issuance of $175.0 million principal amount of 9 1/2% senior subordinated notes (the "Notes") due 2007 issued on September 23, 1997. A portion of the remaining proceeds of the Notes were used to repay a portion of the outstanding borrowings under the Credit Facility (as defined) and to pay fees and expenses in connection with the Notes and the tender offer and consent solicitation. In connection with issuing the Notes and redeeming the Existing Notes, the Company paid a call premium and other costs of $17,331,000 and expensed unamortized issuance costs associated with the Existing Notes of $2,700,000. The total loss recognized as a result of this early extinguishment of debt amounted to $12,019,000 (net of income tax benefit of $8,012,000) and will be reflected in the Company's consolidated statement of income as an extraordinary charge.

                            LAROCHE INDUSTRIES INC.

                                  (UNAUDITED)

     On August 26, 1997, the Company entered into a six year, $160.0 million senior secured credit facility ("Credit Facility"), which provides for a $100.0 million revolving credit facility ("Revolving Credit Facility") and $60.0 million term loan ("Term Loan") (the commitments under the Term Loan were subsequently reduced to $35.0 million upon issuance of the Notes in September
1997). Interest is based on either the prime rate or LIBOR, plus up to 2.00%. At August 31, 1997, $38,000,000 was outstanding under the Credit Facility. The weighted average borrowing rate was 7.96% at August 31, 1997. Under terms of the agreement, the Company pays commitment fees, on a quarterly basis ranging from 0.25% to 0.50% per annum of average unused balances. The Company is required, among other things, to maintain certain working capital, debt to equity, and net worth levels under the agreement. The Company has since sought from the lenders under the Credit Facility an increase in the committed amount of the Revolving Credit Facility to $125.0 million. The Credit Facility replaced and was drawn upon to pay the entire balance of the Company's previously existing $40.0 million revolving credit facility that was secured by accounts receivable and inventory. At February 28, 1997, $37,605,000 was outstanding under the previously existing $40.0 million credit facility and the weighted average borrowing rate was 7.63% at February 28, 1997.

5.  ENVIRONMENTAL AND LEGAL MATTERS

     The Company is subject to numerous federal, state and local environmental laws and regulations and is currently involved in the assessment, removal and/or mitigation of chemical substances at various sites.

     The Company is named as a defendant in a suit alleging the Company's contractor struck and damaged a gasoline pipeline owned by the plaintiff while the contractor was performing work on an adjacent Company-owned facility. The pipeline later ruptured, resulting in the release of gasoline into the Blind River and surrounding area near Gramercy. In addition, the Company has been named in a class-action petition and in one other individual suit filed on behalf of persons allegedly harmed by the rupture of the pipeline. The Company is continuing a diligent investigation of the situation in order to evaluate the allegations and the relative responsibility of the parties involved. The Company is also responding to inquiries from regulatory authorities of the State of Louisiana related to the gasoline release. Management believes the Company has meritorious defenses to these claims and is vigorously defending itself against them. Because the matter is in a preliminary stage, it is not yet possible to predict whether the Company will incur any liability for the rupture and release or to reasonably estimate the cost of any possible liability. Accordingly, the Company has not recorded any losses related to such claims.

     In addition to the matters discussed above, the Company is involved in certain other legal actions and claims arising in the ordinary course of business. The amounts asserted in these matters are material to the Company's financial statements, and certain claimants have not yet asserted an amount. Although it is inherently impossible to predict with any degree of certainty the outcome of such legal actions and claims, in the opinion of management (based on advice of the Company's corporate and other legal counsel) such litigation and claims are likely to be resolved without material adverse effect on the Company's financial position and results of operations. It is possible, however, that the resolution of certain matters could be material to the results of operations of any single fiscal quarter.

6.  SEASONALITY

     A portion of the Company's nitrogen business serves the agricultural fertilizer market. The business is seasonal with greater sales of such products occurring in the spring and, to a lesser extent, the fall planting seasons.

                            LAROCHE INDUSTRIES INC.

                                  (UNAUDITED)

7.  RECENT DEVELOPMENTS

     In August 1997, the Company entered into a stock purchase agreement with Rhone-Poulenc Chimie S.A., pursuant to which the Company, through a subsidiary, agreed to purchase a 50% stock interest in ChlorAlp S.A.S. ("ChlorAlp") for approximately $34.0 million. ChlorAlp will be a joint venture that owns and operates a chlorine, caustic soda and bleach manufacturing and distribution facility in Pont-de-Claix, France. In connection with such transactions, the Company also has entered into a shareholders' agreement and a put and call agreement providing for certain rights of each party to require the other to buy or sell its respective interest in ChlorAlp under certain circumstances. Certain other agreements relating the facility's power supply and other operating agreements are expected to be executed at the closing of the stock purchase agreement. The Company expects to close such transactions within the third quarter of fiscal year 1998, and intends to fund the stock purchase with funds drawn from the Term Loan.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b)(7) of the General Corporation Law of Delaware ("Delaware Law") enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to a corporation or its stockholders for violations of the director's fiduciary duty, except (i) for any breach of a director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction which a director derived an improper personal benefit. The Certificate of Incorporation, as amended, of the Company, provides for the elimination of the liability of directors to the extent permitted by Delaware Law.

     Section 145 of the Delaware Law provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorney's fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudications of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. The Company's Bylaws entitles officers of the Company to indemnification to the fullest extent permitted by
Section 145 of the Delaware Law, as the same may be supplemented from time to time.

     Reference is made to the Certificate of Incorporation, as amended, of the Company, filed as Exhibit 3.1 hereto, and the Bylaws of the Company, filed as
Exhibit 3.2 hereto.

ITEM 21.  EXHIBITS

     (a) Exhibits

EXHIBITS
--------
  3.1       --  Certificate of Incorporation of the Company, together with amendments thereto(1).
  3.2       --  Bylaws of the Company(1).
  4.1       --  Indenture, dated as of August 17, 1994, between NationsBank of Georgia, National Association, as Trustee, and the
                Company(4).
  4.2       --  Form of Note (included in Exhibit 4.1)(4).
  4.3       --  Indenture, dated as of September 23, 1997, by and between the Company and State Street Bank and Trust Company, as
                Trustee.
  4.4       --  Form of Note (included in Exhibit 4.3).
  5.1*      --  Opinion of Hunton & Williams.
 10.1       --  Stock Purchase Agreement (and amendments thereto), dated
                August 1, 1997, by and among the Company, LII Europe
                S.A.R.L., Rhone-Poulenc Chimie S.A. and Rhone L S.A.S.
 10.2       --  Exchange and Registration Rights Agreement, dated September
                23, 1997, by and among the Company, Chase Securities Inc.
                and Donaldson, Lufkin & Jenrette.

EXHIBITS
--------
 10.3       --  Purchase Agreement, dated September 18, 1997, by and among the Company and Chase Securities Inc. and Donaldson, Lufkin
                & Jenrette.
 10.4       --  Shareholders Agreement (and amendment thereto), dated August
                1, 1997, by and among the Company, LII Europe S.A.R.L.,
                Rhone-Poulenc Chimie S.A. and Rhone L S.A.S.
 10.5       --  Put and Call Agreement (and amendment thereto), dated August
                1, 1997, by and among the Company, LII Europe S.A.R.L.,
                Rhone-Poulenc Chimie S.A. and Rhone L S.A.S.
 10.6*      --  Agreement for Purchase and Supply of Electricity, Steam and
                Other Products, dated October 17, 1997, by and among
                ChlorAlp S.A.S., CEVCO G. I.E., and Rhone-Poulenc Chimie
                S.A.
 10.7*      --  Supply and Purchase Agreement (Chlorine), dated October 17,
                1997, by and between Rhone-Poulenc Chimie and ChlorAlp
                S.A.S.
 10.8*      --  Chlorine Side Letter, dated October 17, 1997, by and among
                ChlorAlp S.A.S., Rhone-Poulenc Chimie and the Company.
 10.9*      --  Supply and Purchase Agreement (Caustic Soda), dated October
                17, 1997, by and between Rhone-Poulenc Chimie and ChlorAlp
                S.A.S.
 10.10*     --  Supply and Purchase Agreement (Hydrochloric Acid), dated
                October 17, 1997, by and between Rhone-Poulenc Chimie and
                ChlorAlp S.A.S.
 10.11*     --  Supply and Purchase Agreement (Hydrogene), dated October 17,
                1997, by and between Rhone-Poulenc Chimie and ChlorAlp
                S.A.S.
 10.12*     --  Supply and Purchase Agreement (Sulfuric Acid), dated October
                17, 1997, by and between Rhone-Poulenc Chimie and ChlorAlp
                S.A.S.
 10.13*     --  Supply and Purchase Agreement (Sodium Hypochlorite), dated
                October 17, 1997, by and between Rhone-Poulenc Agro Chimie and ChlorAlp S.A.S.
 10.14*     --  Supply and Purchase Agreement (Gazeous Chlorine-Caustic
                Soda), dated October 17, 1997, by and between Rhone-Poulenc
                Agro Chimie and ChlorAlp S.A.S.
 10.15+     --  Employment Agreement, dated as of June 1993, between LHI and
                Grant O. Reed(1).
 10.16      --  Credit Agreement, dated as of August 17, 1994, among the
                Company, Bank South, N.A. (now known as NationsBank, N.A.
                South), as Agent, and the Lenders listed therein(4).
 10.17      --  First Amendment to Credit Agreement dated as of May 17, 1995 and effective as of March 1, 1995 among the Company, Bank
                South, N.A. (now known as NationsBank, N.A. South), as
                Agent, and the lenders listed therein(7).
 10.18      --  Letter Agreement dated as of July 17, 1995 extending the
                Credit Agreement dated as of August 17, 1994 among the
                Company, Bank South (formerly known as Bank South, N.A.), as
                Agent, and the lenders listed therein(7).
 10.19      --  Letter Agreement dated as of December 16, 1996 amending the
                Credit Agreement dated as of August 17, 1994 among the
                Company, NationsBank N.A., South (successor to Bank South), as Agent, and the lenders listed therein(6).
 10.20      --  Second Amendment to Credit Agreement and Waiver dated March
                14, 1997 among the Company, NationsBank, N.A. (South), as
                Agent, and the lenders listed therein(8).
 10.21      --  Credit Agreement, dated as of August 26, 1997, among the
                Company, the Lenders party hereto and the Chase Manhattan
                Bank, as Administrative Agent(9).
 10.22      --  First Amendment to Credit Agreement, dated as of August 26,
                1997, among the Company, the Lenders party hereto and the
                Chase Manhattan Bank, as Administrative Agent.
 10.23+     --  Consulting Agreement, dated as of June 30, 1997, between the
                Company and Johnnie Lou LaRoche(9).
 10.24+     --  LaRoche Chemicals Inc. 1989 Key Management Stock
                Appreciation Bonus Plan(1).
 10.25+     --  LaRoche Holdings Inc. Supplemental Employee Retirement
                Plan(1).

EXHIBITS
--------
 10.26+     --  LaRoche Executive Management Health Program(1).
 10.27+     --  Management Stock Purchase Plan and forms of related
                agreements with executive officers(3).
 10.28+     --  LaRoche Industries Inc. 1995 Board of Directors Stock
                Purchase Plan and form of agreement(5).
 10.29      --  Hydrate Partnership Agreement, dated as of January 1, 1993, between Kaiser and LCI(1).
 10.30      --  Amended and Restated Hydrate Sales Agreement, dated as of
                May 27, 1997 and effective as of August 1, 1995, between
                Kaiser and the Hydrate Partnership(8).
 10.31      --  Powerhouse Operating Agreement, dated as of July 26, 1988, between Kaiser and LCI, as amended January 8, 1994(1).
 10.32      --  Powerhouse Lease, dated as of July 26, 1988, between Kaiser and LCI(1).
 10.33      --  Specialty Aluminas Sales Agreement, dated as of July 26,
                1988, between Kaiser and LCI(1).
 10.34      --  Amendment No. 1 to Specialty Aluminas Sales Agreement, dated as of February 1, 1993, between Kaiser and LCI(1).
 10.35      --  Salt Agreement, dated as of May 3, 1957, between Texaco and
                Kaiser, as amended May 15, 1968(1).
 10.36      --  Supply Agreement, dated as of April 1994, between
                AlliedSignal Inc. and LCI (portions redacted pursuant to a confidentiality request)(1).
 10.37      --  Joint Venture Agreement, dated as of July 26, 1994, between
                Cytec Ammonia, Inc. and LaRoche Fortier Inc.(2).
 12         --  Statement regarding Computation of Ratios of Earnings to
                Fixed Charges.
 21         --  Subsidiaries of the Registrant.
 23.1*      --  Consent of Hunton & Williams (included in opinion at Exhibit
                5.1).
 23.2       --  Consent of Ernst & Young LLP.
 24         --  Powers of Attorney of Directors and Officers of the Company
                (contained in signature pages).
 25.1       --  Form T-1: Statement of Eligibility of State Street Bank and
                Trust Company, as Trustee of the Exchange Notes.
 99.1*      --  Form of Letter of Transmittal.
 99.2*      --  Form of Notice of Guaranteed Delivery.

---------------

 + Denotes a management contract or compensatory plan required to be filed pursuant to Item 601(b)(10)(iii) of Regulation S-K.
 *   To be filed by amendment
 (1) Previously filed as an exhibit to Registration Statement No. 33-79532 filed May 31, 1994 and incorporated herein by reference.
 (2) Previously filed as an exhibit to Amendment No. 3 to Registration Statement No. 33-79532 filed August 3, 1994 and incorporated herein by reference.
 (3) Previously filed as an exhibit to Amendment No. 4 to Registration Statement No. 33-79532 filed August 9, 1994 and incorporated herein by reference.
 (4) Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the period ended August 31, 1994 and incorporated herein by reference.
 (5) Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the period ended August 31, 1995 and incorporated herein by reference.
 (6) Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the period ended November 30, 1996 and incorporated herein by reference.
 (7) Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the period ended February 28, 1997 and incorporated herein by reference.

 (8) Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the period ended May 31, 1997 and incorporated herein by reference.
 (9) Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the period ended August 31, 1997 and incorporated herein by reference.

ITEM 22.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to director, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to request for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the Registration Statement when it became effective.

                               POWER OF ATTORNEY

     The Company and each person whose signature appears below hereby appoints Grant O. Reed and Harold W. Ingalls, and each of them, as attorneys-in-fact with full power of substitution, to execute in their respective names and on behalf of the Company and each such person, individually and in each capacity stated below, one or more amendments (including post-effective amendments) to the Registration Statement as the attorney-in-fact and to file any such amendment to the Registration Statement with the Securities and Exchange Commission.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, State of Georgia on October 31, 1997.
                                          LAROCHE INDUSTRIES, INC.

                                          By:     /s/ HAROLD W. INGALLS
                                            ------------------------------------
                                                     Harold W. Ingalls
                                             Vice President and Chief Financial
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 31, 1997.

                  /s/ GRANT O. REED                    President, Chief Executive Officer and
-----------------------------------------------------    Director (principal executive officer)
                    Grant O. Reed

                /s/ HAROLD W. INGALLS                  Vice President and Chief Financial Officer
-----------------------------------------------------    (principal financial and accounting officer)
                  Harold W. Ingalls

             /s/ W. WALTER LAROCHE, III                Chairman of the Board
-----------------------------------------------------
               W. Walter LaRoche, III

               /s/ VICTORIA E. LAROCHE                 Vice Chairman of the Board
-----------------------------------------------------
                 Victoria E. LaRoche

               /s/ JOHNNIE LOU LAROCHE                 Director
-----------------------------------------------------
                 Johnnie Lou LaRoche

               /s/ LOUANNE C. LAROCHE                  Director
-----------------------------------------------------
                 Louanne C. LaRoche

                /s/ GEORGE R. WISLAR                   Director
-----------------------------------------------------
                  George R. Wislar

                 /s/ ROBERT L. YOHE                    Director
-----------------------------------------------------
                   Robert L. Yohe

                /s/ C.L. WAGNER, JR.                   Director
-----------------------------------------------------
                  C.L. Wagner, Jr.

               /s/ PAUL L. M. BECKWITH                 Director
-----------------------------------------------------
             Paul L. M. Beckwith, Ph.D.

                  /s/ JOHN R. HALL                     Director
-----------------------------------------------------
                    John R. Hall